                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-18303

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 12, 1997)

                               12,500,000 SHARES
                          CORNERSTONE PROPERTIES INC.
                                  COMMON STOCK
                            ------------------------

     Cornerstone Properties Inc. ("Cornerstone" or the "Company") is a self-advised equity real estate investment trust ("REIT") which owns interests in 19 Class A office properties comprising nearly 11 million rentable square feet (collectively, the "Properties," and each interest, a "Property"). The Properties are located in ten major metropolitan areas throughout the United
States: Atlanta, Boston, Charlotte, suburban Chicago, Denver, Minneapolis, New York City, Pittsburgh, Seattle and Washington, D.C. and surrounding suburbs. All of the Properties were built between 1979 and 1991, with the exception of the Pittsburgh Property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime central business district ("CBD") locations and major suburban office markets in U.S. metropolitan areas. The Company recently formed an umbrella limited partnership REIT ("UPREIT"), which will allow the Company to acquire properties in transactions that will allow sellers tax-deferred treatment. As of September 30, 1997, the Properties were approximately 96% leased under approximately 768 leases.

     All of the shares of common stock of the Company, without par value ("Common Stock"), offered hereby are being sold by the Company (the "Offering").

     The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CPP." The Common Stock also currently trades on the Frankfurt and Dusseldorf Stock Exchanges. On February 2, 1998, the last reported sale price for the Common Stock on the NYSE was $18 5/16 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-14 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

======================================================================================================
                                      PRICE TO              UNDERWRITING             PROCEEDS TO
                                       PUBLIC               DISCOUNTS(1)             COMPANY(2)
------------------------------------------------------------------------------------------------------
Per Share.....................         $18.25                   $.955                  $17.295
------------------------------------------------------------------------------------------------------
Total(3)......................      $228,125,000             $11,937,500            $216,187,500
======================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $750,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,875,000 shares of Common Stock solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $262,343,750, $13,728,125 and $248,615,625, respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders as a whole or in part. It is expected that delivery of the Common Stock offered hereby will be made in New York, New York on or about February 6, 1998.
                            ------------------------

MERRILL LYNCH & CO.
          BT ALEX. BROWN
                     LAZARD FRERES & CO. LLC
                               LEHMAN BROTHERS
                                        MORGAN STANLEY DEAN WITTER
                                               NATIONSBANC MONTGOMERY
                                                    SECURITIES LLC
                                                      SALOMON SMITH BARNEY
                            ------------------------

          The date of this Prospectus Supplement is February 2, 1998.

Portfolio Credit Ratings

     [PIE CHART]

   Other         S&P "AA"         Major        S&P "BBB"        S&P "A"        Big Six
    45%            20%          Law Firms         10%             4%         Accounting
                                   18%                                           3%

Total Square Feet Owned

     [BAR GRAPH]

   1994           1995           1996           1997           1998*

   3,461          4,087          4,725         10,270         10,949

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF SHARES OF COMMON STOCK TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF SHARES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE SHARES OF COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

        PHOTOGRAPHS OF BUILDINGS OWNED BY CORNERSTONE PROPERTIES INC.


191 PEACHTREE STREET
ATLANTA, GA


222 BERKELEY/500 BOYLSTON
BOSTON, MA


125 SUMMER STREET
BOSTON, MA


CORPORATE 500 CENTRE
DEERFIELD, IL

        PHOTOGRAPHS OF BUILDINGS OWNED BY CORNERSTONE PROPERTIES INC.


ONE NORWEST CENTER
DENVER, CO


WASHINGTON MUTUAL TOWER
SEATTLE, WA


MARKET SQUARE
WASHINGTON, D.C.


NORWEST CENTER
MINNEAPOLIS, MN


SIXTY STATE STREET
BOSTON, MA

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in, or incorporated by reference into, this Prospectus Supplement and the accompanying Prospectus. References to the "Company" in this Prospectus Supplement shall be deemed to include Cornerstone Properties Inc. and its wholly-owned subsidiaries unless otherwise indicated or the context indicates otherwise. References herein to a "Property" or "Properties" are references to any of the 19 interests described in "Properties -- Table of Properties." References herein to the percentage of a Property or Properties occupied are calculated by dividing rentable square feet leased by total rentable square feet, unless otherwise indicated. Unless otherwise indicated, the information contained in this Prospectus Supplement assumes that the Underwriters' over-allotment option is not exercised.

     When used in this Prospectus Supplement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those set forth in "Risk Factors" in this Prospectus Supplement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                  THE COMPANY

     The Company is a self-advised REIT which owns interests in 19 Class A office properties comprising nearly 11 million rentable square feet. The Properties are located in ten major metropolitan areas throughout the United
States: Atlanta, Boston, Charlotte, suburban Chicago, Denver, Minneapolis, New York City, Pittsburgh, Seattle and Washington, D.C. and surrounding suburbs. All of the Properties were built between 1979 and 1991, with the exception of the Pittsburgh Property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime CBD locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. The Company recently formed an UPREIT, which will allow the Company to acquire properties in transactions that will allow sellers tax-deferred treatment. As of September 30, 1997, the Properties were approximately 96% leased under approximately 768 leases.

     The Company is led by John S. Moody, the Chairman of the Board of Directors, President and Chief Executive Officer, who joined the Company in 1991, and by Rodney C. Dimock, the Executive Vice President and Chief Operating Officer, who joined the Company in 1995. Mr. Moody and Mr. Dimock together have approximately 50 years of commercial real estate experience. They are supported by a team of eight officers with an average of 13 years of experience in all areas of acquisitions, asset management, leasing and finance, as well as 13 professional and administrative staff members.

     The Company focuses its professional and executive staff on the execution of its acquisition and management strategy, including market research, budgeting, leasing, capital planning, finance and asset management. The Company engages prominent regional or national third-party management companies to provide day-to-day property management functions at the local level. The Company believes that its use of third-party property managers offers a flexible, cost-efficient and demonstrably effective means for managing a national office portfolio, as historically its Properties have consistently outperformed their respective submarkets' Class A property rent and occupancy levels. In all cases, the Company retains full responsibility for capital planning, budgeting, leasing, major tenant relationships, financing and strategic initiatives with respect to its Properties.

     As a major owner of Class A office properties, management believes that the Company is well positioned to capitalize on the expected improvement in the fundamentals for office property markets in the United States. Management also believes that the Company can continue to use its portfolio of premium quality assets, proven access to multiple sources of debt and equity capital and efficient management structure to expand nationally through the use of UPREIT unit transactions and stock-for-asset transactions. Proceeds of the Offering, combined with borrowings available under its Revolving Credit Facility (as defined herein), will provide the Company with sufficient capital to acquire in excess of $500 million in additional assets.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

     - On December 31, 1997, the Company purchased the second mortgage on Sixty State Street, an 823,000 square foot Class A office building located in the heart of Boston's CBD. The mortgage is a cash flow mortgage through which all of the economic benefits (subject to the first mortgage) will inure to the Company. The Company will control all major decisions regarding the Property's management and leasing. The total purchase price for the second mortgage was $131.5 million. The $78.5 million first mortgage on the Property has been recorded by the Company as an $89.6 million liability as a result of its above-market interest rate.

     - On January 28, 1998, the Company purchased Corporate 500 Centre in Deerfield, Illinois. This Property consists of four Class A office buildings with approximately 679,000 rentable square feet. The consideration paid for this Property was approximately $135 million in cash and approximately $15 million in UPREIT units, priced at $18.50 per unit, for a total purchase price of approximately $150 million.

     - On October 27, 1997, the Company acquired (the "DIHC Acquisition") interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 Properties), Atlanta (2 Properties), Boston (2 Properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago (collectively, the "DIHC Properties"). The Company acquired the DIHC Properties for a purchase price of approximately $1.06 billion, consisting of approximately 34 million shares of Common Stock, approximately $260 million in cash and promissory notes for $250 million.

OTHER RECENT DEVELOPMENTS

     - On January 20, 1998, the Company formed an UPREIT, which will allow the Company to acquire properties in transactions that allow sellers tax-deferred treatment.

     - On October 27, 1997, the Company obtained a $350 million three-year Revolving Credit Facility to be used for acquisitions and general working capital purposes, as well as the issuance of letters of credit.

     - On October 27, 1997, the Company amended (the "REIT Amendment") its Restated Articles of Incorporation (the "Articles of Incorporation") to add provisions designed to cause the Company to become a "domestically controlled REIT" under the Internal Revenue Code of 1986, as amended (the "Code").

     - On July 25, 1997, all of the outstanding shares of 8% Cumulative Convertible Preferred Stock and 8% Cumulative Convertible Preferred Stock, Series A, of the Company (collectively, the "8% Preferred Stock"), which were held by the New York State Teachers' Retirement System ("NYSTRS") and Rodamco N.V. (together with its subsidiaries, "Rodamco"), respectively, were converted into 6,896,550 and 4,586,210 shares of Common Stock, respectively.

                              BUSINESS OBJECTIVES

BUSINESS STRATEGY

     The Company's primary objective is to maximize long-term stockholder value through growth in funds from operations ("FFO") per share and through appreciation in the value of its holdings. The Company's strategies to accomplish this objective are to:

     - Seek external growth by acquiring additional Class A office properties with local submarket and asset characteristics consistent with the Properties currently in its portfolio; and

     - Generate internal growth by aggressively maintaining, managing and leasing its Properties, increasing rent, maintaining high occupancy and tenant retention levels and maximizing current returns and long-term value.

EXTERNAL GROWTH STRATEGY

     The Company will continue to pursue significant growth in its asset base to the extent that appropriate Class A office properties and financing are available on attractive terms. The Company will continue to implement its external growth strategies by acquiring properties and portfolios of properties with the following characteristics:

     - Class A Office Properties. The Company believes that its strategy of investing in and owning Class A office properties has the following benefits: (i) Class A properties can currently be acquired at prices that produce attractive yields for the Company and are accretive to earnings;
       (ii) Class A properties typically maintain higher occupancies because, when overall vacancy rates are rising, tenants often take the opportunity to relocate to better located and higher quality buildings; and (iii) Class A properties generally attract tenants with strong credit, resulting in a more stable source of cash flow.

     - Major Metropolitan Areas. The Company intends to continue targeting properties located in the CBDs and major suburban submarkets of major metropolitan areas. Target markets typically exhibit underlying economic, demographic and employment trends that lead to the positive net absorption of Class A office space. The Company also expects future acquisitions to be concentrated in submarkets where high barriers to entry reduce the likelihood that new office space will be constructed.

     - Discount to Replacement Cost. The Company expects to continue acquiring properties at discounts to replacement cost that possess one or more competitive advantages, such as a superior location, quality construction, high-quality tenancy, efficient floorplates and modern building systems. Because Class A properties being considered for acquisition by the Company are at prices below replacement cost, the opportunity exists for the Company to enhance property performance and operating income, thereby increasing asset values, before potentially competitive new construction is justified in most markets.

     - UPREIT Unit Transactions and Stock-for-Asset Swaps. The Company believes that opportunities exist for it to grow its asset base and increase earnings through UPREIT unit transactions and stock-for-asset swaps with major institutional owners of property. For example, a number of major pension funds and life insurance companies have publicly announced initiatives to exchange portfolios of direct real estate holdings for securities of publicly traded companies in order to improve portfolio diversification, liquidity and overall investment returns. The Company believes that the very high quality of the Properties and its intended future acquisitions should make the Company an attractive vehicle for swap transactions and afford access to a broader range of acquisition opportunities.

INTERNAL GROWTH STRATEGY

     The Company believes that its existing portfolio offers opportunities for growth through the Company's active and aggressive asset management program, which emphasizes maintaining a strong market position based on superior asset quality and tenant service. The Company will continue to implement its internal growth strategies through the following:

     - Rental Rate Increases. Based on its own historical activities and knowledge of its local marketplaces, the Company believes that occupancy levels and net rents in most of its submarkets are increasing but, on average, that net rents must still rise significantly in order to justify and finance new construction. The Company believes that these market dynamics should enable it to realize rental rate increases without facing potentially competitive new construction. Ultimately, the Company believes that its high-quality assets will continue to compete very effectively even when market rents rise sufficiently to justify new construction.

     - Maintenance. The Company places strong emphasis on programs for regular maintenance of the Properties as well as periodic refurbishment, renovation and redevelopment where such investment provides attractive returns and cash flow growth. Higher maintenance levels generally allow building systems to operate more efficiently, thereby reducing operating expenses to a level which is lower than that of competing properties. In addition, many of the Company's capital and maintenance expenditures, such as the upgrading of a building's electrical system, are designed to produce ongoing operational efficiencies in order to increase cash flow and long-term value.

     - Proactive Leasing Program. The Company believes that retention of existing tenants, and the leasing of additional space to those tenants, is important to a property's stability and enhances its cash flow and value over time. Maximizing tenant retention reduces the cost of lease rollovers and rental revenue fluctuations by removing "down" periods between tenant occupancies and reducing the "up front" costs (tenant improvements and leasing commissions) of signing leases. Therefore, the Company's senior management focuses significant attention on negotiating lease terms for prospective new tenants and on working with existing tenants to negotiate lease renewals that meet the tenant's changing space needs.

FINANCING STRATEGY

     The Company believes that in order to continue to maximize the value of its stockholders' equity and to execute its growth strategies, it is essential to implement and periodically review a diversified financing strategy that: (i) incorporates long-term, secured and unsecured corporate debt; (ii) minimizes exposure to fluctuations of interest rates; and (iii) maintains maximum flexibility to manage the Company's short-term cash needs. Furthermore, the Company believes that its capital structure will be conducive to and allow flexibility for the aggressive growth that the Company seeks to achieve. The Company anticipates employing the following strategies to enhance stockholder value:

     - Access to Multiple Capital Sources. Because of the high quality of its assets, the Company believes that it has several competitive advantages in its ability to access equity capital from several different sources on attractive terms. This financial flexibility should enable the Company to choose from among several equity alternatives and to select the capital source that best meets the Company's needs at that time. The Company expects to continue to access capital from the most cost-efficient sources, including public and private equity and debt.

     - Prudent Leverage. The Company will use leverage prudently to take advantage of what it believes to be the positive spread between the total return on investment and the cost of debt financing in the Class A office property market. Historically, the Company has employed somewhat higher levels of leverage than property companies holding assets of lesser quality, since the Company's high-quality assets and tenancy have generally produced occupancy rates, rent levels and income streams that are higher and more stable than those associated with lower quality assets. The Company believes that its use of leverage has been and will continue to be consistent with its ownership of very high-quality assets in which a large portion of its tenants carry investment-grade long-term debt ratings. Approximately 34% of its Full Service Straight-Line Rent (as defined herein) is received from tenants which carry investment-grade long-term debt ratings.

     - Credit Facility. The Company has obtained a three-year, $350 million unsecured credit facility (the "Revolving Credit Facility") from Bankers Trust Company and The Chase Manhattan Bank. The Revolving Credit Facility has been and will continue to be used for the acquisition of additional properties. Borrowings under the Revolving Credit Facility bear interest at a rate between 1.10% and 1.40% above the London Interbank Offered Rate ("LIBOR"), depending upon the Company's ratio of total debt to asset value at the time of borrowing.

                                   PROPERTIES

     The Company owns 19 Properties comprising nearly 11 million rentable square feet. As of September 30, 1997, the Properties were approximately 96% leased under approximately 768 leases.

     The following table summarizes certain information as of September 30, 1997 with respect to the Properties.

                              TABLE OF PROPERTIES

                                                                                                             AVERAGE
                                                                                                            REMAINING
                                                                                                              LEASE
                                                        COMPANY'S        TOTAL                    NUMBER      TERM
                                            YEAR        PERCENTAGE     RENTABLE      OCCUPANCY      OF         (IN
      PROPERTY NAME AND LOCATION         CONSTRUCTED     INTEREST     SQUARE FEET      RATE       LEASES     YEARS)
--------------------------------------   -----------    ----------    -----------    ---------    ------    ---------
500 Boylston Street(1)(2)
  Boston, Massachusetts...............      1988           91.5%         715,000        100%         17         6.4
222 Berkeley Street(1)(2)
  Boston, Massachusetts...............      1991           91.5          531,000         99          30         6.7
125 Summer Street
  Boston, Massachusetts...............      1989            100          464,000         94          27         3.2
Sixty State Street(3)
  Boston, Massachusetts...............      1979            100          823,000         98          42         9.1
Market Square(1)(4)
  Washington, D.C.....................      1990             60          689,000         95          48         7.4
11 Canal Center(1)
  Alexandria, Virginia................      1986            100           70,000         97           6         7.6
99 Canal Center(1)
  Alexandria, Virginia................      1986            100          138,000        100          19         3.8
TransPotomac Plaza 5(1)
  Alexandria, Virginia................      1983            100           96,000         82          10         3.9
191 Peachtree Street(1)(5)
  Atlanta, Georgia....................      1991             80        1,221,000         95          37         8.5
200 Galleria(1)
  Atlanta, Georgia....................      1985            100          433,000         95          61         3.5
Corporate 500 Centre(6)
  Deerfield, Illinois.................   1986/1990          100          679,000         98          41         6.7
One Lincoln Centre
  Oakbrook Terrace, Illinois..........      1986            100          297,000         95          43         2.5
Tower 56(7)
  New York, New York..................      1983            100          162,000         97          46         3.0
527 Madison Avenue(8)
  New York, New York..................      1986            100          216,000         93          18         5.7
Charlotte Plaza(1)
  Charlotte, North Carolina...........      1982            100          613,000         91          43         7.0
One Norwest Center
  Denver, Colorado....................      1983            100        1,188,000         99          48         8.6
Norwest Center(9)
  Minneapolis, Minnesota..............      1988             50        1,118,000         99          35        10.9
The Frick Building(10)
  Pittsburgh, Pennsylvania............      1902            100          341,000         88          74         4.2
Washington Mutual Tower(11)(12)
  Seattle, Washington.................      1988             50        1,155,000         98         123         4.9
                                                                      -----------       ---       ------        ---
Total/Weighted Average,
  All Properties......................                                10,949,000         96%        768         7.0
                                                                      ===========    =========    ======    =========

---------------

 (1) Property acquired in the DIHC Acquisition.

 (2) Distributions of cash flow and sales and refinancing proceeds are shared in proportion to the Company's 91.5% partnership interest and Hines Colorado Limited's ("Hines") 8.5% partnership interest. See "Properties -- Market Data -- Boston."

 (3) The Company acquired the second mortgage on the Property on December 31, 1997. Since it is currently projected that all the economic benefits (subject to the first mortgage) from the Property inure to the Company, it will be accounted for as an equity investment.

 (4) While the Company's stated interest in the partnerships which own Market Square is 60%, its economic interest is significantly larger since it has acquired the first mortgage note in the amount of $181 million on the Property which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. During 1996, the Company received 100% of the cash flow from the Property. The interest of Dutch Institutional Holding Company ("DIHC") in the partnerships which own Market Square will be acquired in a series of transactions that are expected to be concluded in January 1998. However, all pro forma data relating to the DIHC Acquisition are presented as if the Company had acquired DIHC's interest in the partnerships which own Market Square as of January 1, 1996.

 (5) While the Company's stated interest in the partnership which owns 191 Peachtree Street is 80%, its economic interest is significantly larger since it has acquired the first mortgage note in the amount of $145 million on the Property, which earns interest at 9.375%, and will receive a priority distribution on its acquired capital base. In addition, in 1996 and 1997, the partner in the transaction, CH Associates, Ltd., received an annual incentive distribution of $250,000 which, the Company expects, it will continue to receive under the partnership agreement through February 28, 2000, with the Company receiving the remainder.

 (6) The Company purchased the Property on January 28, 1998.

 (7) The Company's headquarters are located at Tower 56.

 (8) The Property was acquired by the Company in February 1997.

 (9) While the Company's stated interest in the partnership which owns Norwest Center is 50%, its economic interest in the Property is significantly larger because of priority distributions it receives on its invested capital base. For the nine months ended September 30, 1997, the Company's share of earnings and cash distributions from the partnership which owns Norwest Center was 79.3%.

(10) The Property was substantially renovated in 1988.

(11) Includes the Galland and Seneca Buildings. See "Properties -- Market Data -- Seattle."

(12) While the Company's stated interest in the partnership which owns Washington Mutual Tower is 50%, its economic interest in the Property is significantly larger because of priority distributions it receives on its invested capital base. For the nine months ended September 30, 1997, the Company received 100% of the cash distributions from the partnership which owns Washington Mutual Tower.

                                  THE OFFERING

     All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders is selling any Common Stock in the Offering.

Common Stock Offered...............  12,500,000 shares(1)
Common Stock Outstanding
  After the Offering...............  96,001,511 shares(1)(2)
Fully Diluted Common Stock
  Outstanding After the Offering...  100,758,524 shares(1)(2)
Use of Proceeds....................  The Company intends to use the net cash proceeds of the
                                     Offering to repay indebtedness outstanding under the
                                     Company's Revolving Credit Facility, for future
                                     acquisitions and general corporate purposes. See "Use of
                                     Proceeds."
NYSE Symbol........................  "CPP"

---------------

(1) Does not include up to 1,875,000 shares subject to an over-allotment option granted to the Underwriters.

(2) Does not include the exercise of options on 1,817,000 shares of Common Stock held by officers and directors of the Company.

     The following table shows the equity activity that has occurred since the Company's initial U.S. public offering in April 1997 (the "April 1997 Offering") and the calculation of fully diluted Common Stock outstanding after the Offering.

      DATE                                     DESCRIPTION                                      TOTAL
    --------     ------------------------------------------------------------------------    -----------
                 Common Shares Outstanding Following April 1997 Offering.................     37,056,453
                 Shares Issuable Upon Conversion of 7% Convertible Preferred Stock.......      3,030,303
                 Shares Issuable Upon Conversion of Convertible Promissory Note due
                 2001(1).................................................................        903,916
    04/30/97     Dividend Reinvestment Plan..............................................        141,733
    07/25/97     Conversion of 8% Preferred Stock........................................     11,482,760
    07/31/97     Dividend Reinvestment Plan..............................................        175,796
    10/27/97     DIHC Acquisition........................................................     34,187,500
    10/31/97     Dividend Reinvestment Plan..............................................        134,577
    11/17/97     Officer Option Exercise.................................................         10,500
    12/08/97     Restricted Stock Grants.................................................          4,500
    01/05/98     Tower 56 Acquisition(2).................................................        307,692
    01/31/98     Corporate 500 Centre (UPREIT units).....................................        822,794
                 Common Stock Offered Hereby.............................................     12,500,000
                                                                                             -----------
                 Fully Diluted Common Stock Outstanding After the Offering...............    100,758,524
                                                                                             ============

---------------

(1) Held by Hines.

(2) On January 5, 1998, the Company purchased the participation rights in the cash flow and residual value of Tower 56 from Larry Jay Wyman and Mazal American Partners for 307,692 shares of Common Stock. All cash flow and the residual value of Tower 56 will now inure to the Company.

      SUMMARY SELECTED CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth selected historical condensed consolidated financial data and selected unaudited pro forma consolidated financial data for the periods and as of the dates indicated for the Company.

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and the related notes thereto of the Company incorporated by reference herein. The following data should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements and accompanying notes thereto, the unaudited historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The summary selected consolidated operating and balance sheet data as of and for the years ended December 31, 1994 through 1996 have been derived from the Company's audited financial statements. The selected financial data at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 is derived from unaudited financial statements. The unaudited financial information includes all adjustments consisting of only normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results of the Company for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year ended December 31, 1997.

     The unaudited summary selected pro forma operating data is presented as if the offerings, sales and conversions of the various securities sold by the Company (and the application of the proceeds thereof) and the various acquisitions of the Company that occurred after January 1, 1996 had occurred at January 1, 1996. The unaudited summary selected pro forma balance sheet data is presented as if the transactions described above that occurred after September 30, 1997 had occurred at September 30, 1997. The pro forma amounts are not necessarily indicative of results of operations or the consolidated financial position that would have resulted had the aforementioned transactions been consummated at the dates indicated.

                                 NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                ----------------------------------    ----------------------------------------------
                                                   HISTORICAL                                 HISTORICAL
                                PRO FORMA     --------------------    PRO FORMA    ---------------------------------
                                   1997         1997        1996        1996         1996        1995         1994
                                ----------    --------    --------    ---------    --------    ---------    --------
                                (UNAUDITED)       (UNAUDITED)         (UNAUDITED)

                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Office and parking
    rentals...................  $  213,225    $103,237    $ 80,687    $285,168     $111,494    $  88,548    $ 83,557
  Equity in earnings..........      (2,321)         --          --        (333)          --           --          --
  Interest and other income...      25,610       8,432       4,076      31,105        5,414        3,839       2,017
                                  --------    --------    --------    --------     --------     --------
         Total revenues.......     236,514     111,669      84,763     315,940      116,908       92,387      85,574
                                  --------    --------    --------    --------     --------     --------
Expenses:
  Building operating
    expenses..................      82,328      40,246      31,726     113,121       44,188       31,530      29,991
  Interest expense............      45,665      22,395      24,054      61,980       31,735       30,722      31,903
  Depreciation and amortization...     40,076   20,865      17,869      52,768       24,316       22,572      22,321
  General and
    administrative............       5,509       5,134       4,662       6,907        6,407        5,603       3,869
  Unrealized (gain) loss on
    interest rate swap........         (99)        (99)     (5,401)     (4,278)      (4,278)       7,672          --
                                  --------    --------    --------    --------     --------     --------
         Total expenses.......     173,479      88,541      72,910     230,498      102,368       98,099      88,084
                                  --------    --------    --------    --------     --------     --------
Income (loss) from
  operations..................      63,035      23,128      11,853      85,442       14,540       (5,712)     (2,510)
Minority interest.............       3,142       1,408       1,017       3,755        1,519        3,417       3,899
                                  --------    --------    --------    --------     --------     --------
Income (loss) before
  extraordinary items.........      59,893      21,720      10,836      81,687       13,021       (9,129)     (6,409)
Extraordinary loss(1).........         (54)        (54)     (3,786)     (3,925)      (3,925)      (4,445)       (581)
                                  --------    --------    --------    --------     --------     --------
Net income (loss).............  $   59,839    $ 21,666    $  7,050    $ 77,762     $  9,096    $ (13,574)   $ (6,990)
                                  ========    ========    ========    ========     ========     ========
  Net income (loss) (per share)... $     0.59 $   0.37    $   0.40    $   0.78     $   0.19    $   (0.94)   $  (0.53)
                                  ========    ========    ========    ========     ========     ========
  Distribution to stockholders
    (per share)...............          --    $   0.90    $   0.90          --     $   1.20    $    1.16    $   1.16
                                  ========    ========    ========    ========     ========     ========

                                 NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                PRO FORMA          HISTORICAL         PRO FORMA               HISTORICAL
                                   1997         1997        1996        1996         1996        1995         1994
                                 --------     --------    --------    --------     --------    --------
                                (UNAUDITED)       (UNAUDITED)         (UNAUDITED)

                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Real estate investments before
  accumulated depreciation....  $2,343,856    $875,714    $721,698          --     $799,662    $ 706,988    $577,134
Total assets..................   2,240,745     971,985     601,598          --      766,180      586,089     477,996
Long-term debt................     786,460     366,830     400,405          --      400,142      369,600     130,500
Credit facility debt..........      35,752          --          --          --           --           --     236,467
  Total liabilities...........     906,740     451,358     428,224          --      442,375      403,927     400,712
Minority interest.............      24,477     (17,356)    (16,899)         --      (17,478)      (7,194)     (6,642)
Redeemable preferred stock....          --          --          --          --      162,743           --          --
Preferred stock...............      50,000      50,000      50,000          --       50,000       50,000          --
Common stockholders' equity...   1,259,528     487,983     190,273          --      128,540      139,356      83,926
OTHER DATA:
Funds from operations(2)......     102,460      42,345      24,831     135,478       34,718       21,424      15,562
Capital expenditures..........          --       7,705       6,128          --        6,100          712       1,790
Preferred stock
  dividends(3)................       2,625       9,285       2,625       3,500        5,153        1,449          --
Common stock distributions....          --      29,812      15,685          --       24,551       18,485      15,359
Cash flow provided by (used
  in):
  Operations..................          --      43,472      20,421          --       34,522       20,036      28,968
  Investing...................          --     (74,161)    (10,229)         --      (57,259)    (135,527)     (1,762)
  Financing...................          --     140,760       1,587          --      129,800      110,725     (33,141)
Total rentable square footage
  of properties(4)............      10,949       4,941       4,087      10,949        4,725        4,087       3,461
Average occupancy.............          96%         97%         97%         96%          97%          98%         98%
Weighted average number of
  shares of Common Stock
  outstanding.................      96,423      33,494      20,344      95,813       20,411       15,910      13,241
Weighted average number of
  fully diluted shares of
  Common Stock outstanding....     100,710      46,404      24,302     100,100       25,821       15,910      13,241

---------------

(1) Reflects the costs associated with the extinguishment of long-term debt.

(2) The Company calculates FFO based upon guidance from the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"). FFO is defined as net income, excluding gains or losses from debt restructuring and sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated joint ventures.

    The Company makes two adjustments to FFO that are not contemplated by NAREIT in its definition. The first adjustment is to include the principal payments of the rent notes receivable from Hines that were put in place to compensate the Company for its share of cash flow from the partnership that owned One Norwest Center during the period when the Company owned 90% of the partnership but received 100% of the cash flow. The notes were kept in place at the time of the acquisition of Hines' 10% partnership interest to compensate the Company for the future value of the cash flow that the Company would have received had the partnership remained in place. These notes will be fully repaid as of December 31, 1998.

    The second adjustment is made for the differential between the real estate tax expense at Norwest Center and the accrual of the recovery of such taxes due to the one year time lag between the assessment of such taxes and actual payment. The Company believes that, since the building is 99% leased, these funds will be collected under any circumstance as a pass-through to the tenants. Based on this fact, the Company eliminates the timing effects of these tax increases in its calculation of FFO. The effect of the adjustment in 1996 and 1995 is substantial due to a 29.4% and 13.8% increase in such real estate taxes, respectively.

    The table below sets forth the adjustments which were made to the net income
    (loss) of the Company for the last three years and Pro Forma 1996 and 1997 in the calculation of FFO (in thousands).

                             FUNDS FROM OPERATIONS

                                NINE MONTHS ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                               ---------------------------------    ---------------------------------------------
                                                  HISTORICAL                                 HISTORICAL
                                PRO FORMA     ------------------     PRO FORMA     ------------------------------
                                  1997         1997       1996         1996         1996        1995       1994
                               -----------    -------    -------    -----------    -------    --------    -------
                               (UNAUDITED)       (UNAUDITED)        (UNAUDITED)
    Net income (loss).........  $  59,839     $21,666    $ 7,050     $  77,762     $ 9,096    $(13,574)   $(6,990)
    NAREIT Adjustments:
      Depreciation and
        amortization..........     40,076      20,865     17,869        52,768      24,316      22,572     22,321
      Net (gain) loss on swap
        transactions..........        (99)        (99)    (5,401)       (4,278)     (4,278)      7,672         --
      Extraordinary losses....         54          54      3,786         3,925       3,925       4,445        581
      Unconsolidated joint
        venture
        depreciation..........      3,201          --         --         4,268          --          --         --
      Minority interest
        adjustments...........     (1,514)     (1,044)    (1,393)       (2,637)     (2,011)     (1,617)    (1,358)
    Other Adjustments:
      Amortization on rent
        notes.................        903         903        813         1,242       1,242       1,119      1,008
      Real estate tax
        adjustment............         --          --      2,107         2,428       2,428         807         --
                                  -------     -------    -------      --------     -------     -------    -------
      Funds from Operations...    102,460      42,345     24,831       135,478      34,718      21,424     15,562
                                  =======     =======    =======      ========     =======     =======    =======
      Preferred Dividends.....     (2,625)     (9,285)    (2,625)       (3,500)     (5,153)     (1,449)        --
                                  =======     =======    =======      ========     =======     =======    =======
      Funds from Operations
        Available for Common
        Stockholders..........  $  99,835     $33,060    $22,206     $ 131,978     $29,565    $ 19,975    $15,562
                                  =======     =======    =======      ========     =======     =======    =======

    Although the Company believes that this table is a full and fair presentation of the Company's FFO, similarly captioned items may be defined differently by other REITs, in which case direct comparisons may not be possible.

    Industry analysts generally consider FFO to be an appropriate measure of performance of any equity REIT such as the Company, and the Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles ("GAAP") and, therefore, should not be considered a substitute for net income as a measure of performance or cash flow from operations as a measure of liquidity calculated in accordance with GAAP.

(3) Includes preferred stock dividends accrued but not declared. Pro forma amounts reflect the conversion of the 8% Preferred Stock and 8% Preferred Stock, Series A, of the Company.

(4) At December 31, 1995, the Company held the mortgage note on Tower 56, and the square footage of Tower 56 is included as of that date.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully consider the following factors before purchasing the Common Stock offered hereby.

SUBSTANTIAL CONCENTRATION OF OWNERSHIP OF COMMON STOCK

     Stichting Pensioenfonds Voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM") and DIHC together own approximately 40.9% of the Common Stock of the Company and, following the Offering, will own approximately 35.6% of the Common Stock of the Company. As of September 30, 1997, NYSTRS and Rodamco owned 8.3% and 5.5%, respectively, and following the Offering, will own 7.2% and 4.8%, respectively, of the Common Stock of the Company. As of September 30, 1997, Deutsche Bank AG owned 3.6% and, following the Offering, will own 3.0% of the Common Stock of the Company, on a fully diluted basis, through its ownership of preferred stock convertible into Common Stock of the Company, and the Company has been advised by Deutsche Bank AG that it has investment discretion over approximately 3.3 million shares of Common Stock owned by investors in Germany as of January 16, 1998. PGGM and DIHC together have elected two directors to the Company's Board of Directors (the "Board"), and NYSTRS and Rodamco each have elected one director to the Board. These stockholders are the largest stockholders of the Company and, because of certain limitations that the Company has adopted to preserve its status as a REIT, no other stockholder is permitted to own, directly or indirectly, more than 6% of the capital stock of the Company, subject to certain exceptions set forth in the Articles of Incorporation or to approval by the Board. This concentration of ownership could potentially be disadvantageous to other stockholders' interests.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the efforts of its senior officers and, in particular, John S. Moody, the Chairman of the Board of Directors, President and Chief Executive Officer, and Rodney C. Dimock, its Executive Vice President and Chief Operating Officer. While the Company believes that it could find replacements for these key personnel, the loss of the services of either could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH EXPANSION

     Part of the Company's strategy for growth is to actively seek to acquire additional Class A office properties, which acquisitions may include the acquisition of other companies and business entities owning such properties. The Company's future growth will depend upon (i) the availability of suitable properties, (ii) the Company's ability to compete effectively for available properties and (iii) the availability of capital to complete the acquisitions. In pursuing a strategy of acquiring additional properties, the Company will face risks commonly encountered with growth through acquisitions. Although the Company will engage in due diligence with respect to each new acquisition, there can be no assurance that the Company will be aware of all potential liabilities and problems associated with such properties, and the Company may have limited contractual recourse, or no contractual recourse, against the sellers of such properties. In addition, risks associated with acquisitions include failure of the investments to perform in accordance with expectations, failure to assimilate the acquired properties, disruption of the Company's ongoing business, dissipation of the Company's limited management resources, failure to maintain uniform standards, controls and policies and impairment of relationships with tenants as a result of changes in management. Acquiring additional properties, as the Company intends, could also have a significant impact on the Company's financial position, and could cause substantial fluctuations in the Company's quarterly and yearly operating results. See
"-- Risks Associated with the DIHC Acquisition."

RISKS ASSOCIATED WITH THE DIHC ACQUISITION

     In the DIHC Acquisition, the Company acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 Properties), Atlanta (2 Properties), Boston (2 Properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago. The DIHC Acquisition requires the integration of two portfolios of Properties that have previously been operated independently. No assurance can be given that the Company will be able to integrate the recently acquired Properties into its operations without encountering difficulties or that the benefits expected from such integration will be realized. In addition, there can be no assurance that the Company will realize anticipated operating synergies from the DIHC Acquisition.

NEED FOR FINANCING AND POSSIBLE DILUTION THROUGH ISSUANCE OF STOCK

     The Company will require substantial additional capital in order to continue to acquire properties in the future. The Company intends to finance acquisitions through cash on hand, through the issuance from time to time of additional capital stock or UPREIT units, through the use of its $350 million unsecured Revolving Credit Facility and through mortgage financing. Using cash to complete acquisitions could substantially limit the Company's financial flexibility. Using stock or UPREIT units to consummate acquisitions may result in significant dilution of stockholders' equity in the Company. Using the Revolving Credit Facility to complete acquisitions will increase the Company's exposure to the risks associated with debt financing. See "-- Risks of Debt Financing." In addition, 13 of the Company's 19 Properties are pledged to secure the Company's mortgage indebtedness amounting to approximately $786.5 million, which indebtedness may impede the Company's ability to borrow from other sources. If the Company is unable to obtain additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business and the value of the Common Stock.

RISKS OF DEBT FINANCING

  Dependence on Revolving Credit Facility and Mortgage Financing

     The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that the Company will not be able to refinance existing indebtedness or that the terms of any such refinancing will not be as favorable as the terms of such indebtedness and the risk that the Company may be unable to finance future acquisitions or capital expenditures on favorable terms, or at all. In addition, the Revolving Credit Facility provides that an acceleration of any debt instrument also could, pursuant to a cross-default clause, cause or permit the acceleration of the Revolving Credit Facility. Any such acceleration could have a material adverse effect on the Company and its ability to make distributions to stockholders and to maintain its qualification as a REIT under the Code, potentially threatening the continued viability of the Company.

  Refinancing Risks

     The Company has significant amounts of debt maturing under outstanding mortgage loans beginning in the year 2000 in the following increments: $65.0 million or 8.3% in 2000; $109.9 million or 14.0% in 2001; $80 million or 10.2%
in 2002; $67.8 million or 8.6% in 2003; $65 million or 8.3% in 2004; $278.7 million or 35.4% in 2005; and $120 million or 15.2% in 2007. In addition, after application of the net proceeds of the Offering, approximately $23 million will be outstanding under the Revolving Credit Facility. See "Properties--Mortgage Indebtedness and Credit Facility." In the event the Company is unable to secure refinancing of such mortgage indebtedness on acceptable terms, the Company might be forced to dispose of Properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or for debt service. In addition, if one or more Properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing such Properties could be foreclosed upon by, or such Properties could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

  Policies on Indebtedness Subject to Change

     While the Company currently intends to maintain a reasonable level of debt service coverage taking into account the Company's high quality of assets and tenancy, the Company could become more highly leveraged. This could result in an increase in debt service that could adversely affect the Company and its ability to make distributions to stockholders and result in increased risk of default on its obligations. Moreover, although the Company will consider factors other than its market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the Company's future cash flow will be sufficient to allow the Company, after meeting debt service obligations, to make stockholder distributions at the level currently expected.

  Risk of Rising Interest Rates

     Advances under the Revolving Credit Facility bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

CONCENTRATION OF ASSETS IN BOSTON MARKET

     Four of the Company's 19 Properties are located in the Downtown Boston market and account for approximately 27% of the Company's Full Service Straight-Line Rent (as defined herein) as of September 30, 1997. This concentration of assets makes the Company particularly vulnerable to adverse changes in economic conditions in the Boston metropolitan area. A significant decline in these economic conditions could have a material adverse effect on the Company.

TAX RISKS; RISKS ASSOCIATED WITH REIT STATUS

  Adverse Consequences of the Failure to Maintain Qualification as a REIT

     The Company believes that it has operated so as to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1983. However, no assurance can be given that the Company will be able to continue to operate in a manner enabling it to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions that have only a limited number of judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Company's control may have an impact on its ability to maintain its qualification as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources, and the Company must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations issued by the United States Treasury Department (the "Treasury Regulations") under the Code, administrative interpretations or court decisions will not significantly change the tax laws with respect to the Company's qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any proposal to amend the tax laws that would significantly and adversely affect the Company's ability to continue to operate as a REIT.

     As a condition to maintaining status as a REIT, the Code and the Treasury Regulations promulgated thereunder contain a requirement (the "Five or Fewer Requirement") that, during the second half of each taxable year, not more than 50% in value of the REIT's outstanding stock be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain specified entities). For this purpose, stock that is held by most entities, such as a corporation, partnership, limited liability company or pension plan, is treated as held proportionately by their shareholders, partners, members or beneficiaries, as the case may be, rather than by such entities. In addition, as described below, the Articles of Incorporation contain restrictions on share ownership that are designed to prevent violation of the Five or Fewer Requirement. See "-- Transfer and Ownership Limitations." Therefore, the Company believes that it is unlikely that five or fewer "individuals" would be considered to own more than 50% of the outstanding shares.

     If the Company fails to maintain its qualification as a REIT, or is found not to have qualified as a REIT for any prior year, the Company would not be entitled to deduct dividends paid to its stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce amounts available for investment or distribution to stockholders because of the additional tax liability to the Company for the year or years involved. In addition, the Company would no longer be required by the Code to make any distributions. As a result, disqualification of the Company as a REIT could have a material adverse effect on the Company and its ability to make distributions to stockholders. To the extent that distributions to stockholders have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations" in the accompanying Prospectus.

  Effect of Distribution Requirements

     To maintain its status as a REIT, the Company is required each year to distribute to its stockholders at least 95% of its REIT taxable income (excluding net capital gains). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income and 95% of its capital gain net income for the calendar year plus any amount of such income not distributed in prior years. See "Federal Income Tax Considerations" in the accompanying Prospectus. Although the Company anticipates that cash flow from operations will be sufficient to enable it to pay its operating expenses and meet the distribution requirements discussed above, there can be no assurance that this will be the case, and it may be necessary for the Company to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining its qualification as a REIT. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at the taxable income of the Company could require the Company to incur borrowings or otherwise obtain funds to meet the distribution requirements that are necessary to maintain its qualification as a REIT. There can be no assurance that the Company will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy such requirements.

TRANSFER AND OWNERSHIP LIMITATIONS

     For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% of the value of the aggregate outstanding shares of all classes of stock of the Company (the "6% Limit"). In addition, the Articles of Incorporation have similar restrictions on transfer designed to encourage Common Stock to remain in the hands of U.S. Persons (as defined below) in order for the Company to be considered a domestically controlled REIT for purposes of U.S. tax law (the "Non-U.S. Ownership Limit"). See "Recent Developments -- Other Recent Developments -- Amendment of Articles of Incorporation." The Board may waive the 6% Limit and/or the Non-U.S. Ownership Limit with respect to a particular stockholder if it determines in good faith that the proposed ownership by such stockholder would not jeopardize the Company's status as a REIT and otherwise decides such action would be in the best interests of the Company. The Board has previously waived the 6% Limit in connection with the DIHC Acquisition and certain private placements of equity. These limits on transfer may preserve the concentration of ownership for longer periods of time than might be true without such limits, and, therefore, be potentially disadvantageous to other stockholders' interests.

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

     Interests in six of the Properties are held by the Company through partnerships in which other entities own an interest. Partnership investments may, under certain circumstances, involve risks not otherwise present in property ownership, including the possibility that the Company's partners might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships to permit the Company's business objectives to be achieved. In addition, certain provisions of the partnership agreements, including rights of first refusal and other restrictions on the transferability of the Company's partnership interests, may limit the liquidity of the Company's partnership investments and thereby reduce the rate of return that may be realized by the Company with respect to such investments. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

REAL ESTATE INVESTMENT RISKS

  General

     Real property investments are subject to numerous risks. The yields available from an equity investment in real estate depend on the amount of income generated and costs incurred by the related properties. If properties in which the Company invests do not generate sufficient income to meet costs, including debt service and capital expenditures, the Company's results of operations and ability to make distributions to its stockholders will be adversely affected. Revenues and values of the Company's properties may be adversely affected by a number of factors, including the national economic climate, the local economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area), the attractiveness of the properties to tenants, competition from other available space, the ability of the Company to provide adequate maintenance and insurance and to cover other operating costs, government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing and potential liabilities under environmental and other laws. In addition, certain significant expenditures associated with each property (such as debt service, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income from the investment. Should such events occur, the Company's results of operations and ability to make distributions to stockholders could be adversely affected.

  Market Illiquidity

     Equity real estate investments, especially assets of relatively large size, are often illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

REGULATORY COMPLIANCE

  Environmental Matters

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of such removal or remediation could be substantial. Additionally, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to borrow using such real estate as collateral. All of the Properties have Phase I environmental site assessments (which involve inspection without soil sampling or groundwater analysis) by independent environmental consultants (the "Phase I Assessments") and have been inspected for hazardous materials as part of the Company's acquisition inspections. None of the Phase I Assessments has revealed any environmental conditions requiring material expenditures for remediation. No assurance can be given that these Phase I Assessments or the Company's inspections have revealed all environmental liabilities and problems relating to its Properties.

     The Company believes that it is in compliance in all material respects with all federal, state and local laws regarding hazardous or toxic substances. To date, compliance with federal, state and local environmental protection regulations has not had a material effect upon the Company. However, there can be no assurance that costs of investigating and remediating environmental matters with respect to properties currently or previously owned by the Company or properties that the Company may acquire in the future, or other expenditures or liabilities (including claims by private parties) resulting from hazardous substances present in, on, under or above such properties or resulting from circumstances or other actions or claims relating to environmental matters, will not have a material adverse effect on the Company and its ability to make distributions to stockholders.

  Other Regulations

     The Properties are, and properties that the Company may acquire in the future will be, subject to various other federal, state and local regulatory requirements such as local building codes and other similar regulations. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all applicable regulatory requirements. Although no material expenditures are contemplated at this time in order to comply with any such laws or regulations, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by the Company, which could have an adverse effect on the Company and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on the Properties may result in significant unanticipated expenditures, which could adversely affect the Company and its ability to make distributions to stockholders.

SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Future sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur, may have an adverse effect on the market price of the Common Stock. In addition, any future issuances of Common Stock or other capital stock of the Company could also be dilutive to investors in the Common Stock. Upon the completion of the Offering, there will be 96,001,511 shares of Common Stock outstanding (excluding 1,817,000 shares of Common Stock that may be issued upon exercise of outstanding options granted to certain directors and officers). The Company has granted certain of its existing stockholders registration rights.

HISTORICAL LOSSES; POSSIBILITY OF FUTURE LOSSES

     The Company had losses of $7.0 million and $13.6 million for fiscal years 1994 and 1995, respectively. Although such losses were due in large part to the Company's higher levels of leverage in the past, unrealized losses and certain non-recurring extraordinary items resulting from prepayment penalties on debt refinancing, there can be no assurance that the Company will not incur significant losses in the future. As of September 30, 1997, the Company's consolidated balance sheet reflected an accumulated deficit aggregating approximately $9.1 million, resulting from the losses referred to above and the fact that aggregate distributions to stockholders have exceeded net income. See "Selected Condensed Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE IN POLICIES

     The major policies of the Company, including its policies with respect to maintaining its qualification as a REIT and with respect to dividends, acquisitions, debt and investments, are established by the Board. Although it has no current intention to do so, the Board may amend or revise these and other policies from time to time without a vote of or notice to the stockholders of the Company (subject to the rights of the holders of the Company's outstanding series of preferred stock). Accordingly, holders of the shares of Common Stock will have no control over changes in policies of the Company, including any policies relating to the payment of dividends or maintaining qualification as a REIT.

RISK OF INABILITY TO SUSTAIN DISTRIBUTION LEVEL

     The Company's current intended distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, continued property occupancy and profitability of tenants, capital expenditures and other costs relating to the Properties, the level of leasing activity, the strength of real estate markets, competition, the cost of environmental compliance and compliance with other laws, the amount of uninsured losses, and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company currently expects to maintain its current distribution level. However, some of the assumptions described above are beyond the control of the Company, and a significant change in any such assumptions could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain its distribution level.

                                  THE COMPANY

     The Company is a self-advised REIT which owns 19 Properties comprising nearly 11 million rentable square feet. The Properties are located in ten major metropolitan areas throughout the United States: Atlanta, Boston, Charlotte, suburban Chicago, Denver, Minneapolis, New York City, Pittsburgh, Seattle and Washington, D.C. and surrounding suburbs. All of the Properties were built between 1978 and 1991, with the exception of the Pittsburgh Property, which was substantially renovated in 1988. The Company's strategy is to own Class A office properties in prime CBD locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. As of September 30, 1997, the Properties were approximately 96% leased under approximately 768 leases.

     The Company is led by John S. Moody, the Chairman of the Board, President and Chief Executive Officer, who joined the Company in 1991, and by Rodney C. Dimock, the Executive Vice President and Chief Operating Officer, who joined the Company in 1995. Mr. Moody and Mr. Dimock together have approximately 50 years of commercial real estate experience. They are supported by a team of eight officers with an average of 13 years of experience in all areas of acquisitions, asset management, leasing and finance, as well as 13 professional and administrative staff members.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York 10022, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.

                              RECENT DEVELOPMENTS

RECENT ACQUISITIONS

     On December 31, 1997, the Company purchased the second mortgage on Sixty State Street, an 823,014 square foot office building. Constructed in 1979, Sixty State Street is located in the heart of Boston's CBD. The current principal balance on the mortgage is $160,397,664 with total principal and accrued interest of $312,878,490. The second mortgage is a cash flow mortgage, which accrues interest at an 8.5% real interest rate. Since all of the economic benefits (subject to the first mortgage) will inure to the Company, the Company has recorded the Property as a real estate investment on its balance sheet. The Company will also be responsible for and control all major decisions regarding the Property's management and leasing. The Property is encumbered by a first mortgage in the amount of $78.5 million, which bears interest at a rate of 9.5%. Since the interest rate on the mortgage was above market at the time of the closing, the debt has been recorded on the Company's balance sheet as an $89.6 million liability. The Property is also encumbered by a ground lease that expires on December 28, 2067 and requires annual lease payments of approximately $400,000 per annum.

     On January 28, 1998, the Company purchased Corporate 500 Centre in Deerfield, Illinois. Constructed between 1986 and 1990, Corporate 500 Centre consists of four Class A office buildings, comprising approximately 680,000 rentable square feet. The total purchase price of the Property was approximately $150 million, approximately $15 million of which was paid in UPREIT units priced at $18.50 per unit. The Company financed a portion of the costs to acquire the Property with $51 million drawn under its Revolving Credit Facility and an $80 million mortgage loan from Bankers Trust Company at an interest rate of LIBOR plus 100 basis points. The mortgage loan will mature on July 20, 2002. The Company has also entered into an interest rate swap agreement with Bankers Trust Company that has effectively fixed the interest rate on the mortgage loan at 6.63%.

     After receiving stockholder approval on October 27, 1997, the Company acquired interests in nine Class A office properties, comprising approximately
4.5 million rentable square feet in Alexandria, Virginia (3 Properties), Atlanta (2 Properties), Boston (2 Properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago and certain secured and unsecured loans.

     The DIHC Acquisition was effected by the Company purchasing all of the outstanding stock of certain direct and indirect subsidiaries of DIHC that own interests in the DIHC Properties, together with certain loans to such subsidiaries held by PGGM. DIHC is a wholly-owned subsidiary of PGGM. As consideration for the DIHC Acquisition, PGGM and DIHC together received approximately $1.06 billion, consisting of approximately 34 million shares of Common Stock (approximately 41% of the outstanding shares of the Company at that time), approximately $260 million in cash and promissory notes for $250 million. The Company financed the cash portion of the consideration for the DIHC Acquisition and an estimated $8 million in closing costs with $214 million of available cash primarily from the April 1997 Offering and $54 million from its Revolving Credit Facility.

     The Company has undertaken the DIHC Acquisition and the other recent acquisitions in order to solidify the Company's status as a leading Class A office REIT, and to further its objective of growing its earnings and asset base by acquiring high-profile Class A office properties in major real estate markets nationwide. Additional benefits of these acquisitions are expected to include:
(i) accretive effects to the Company's earnings, (ii) strong expansion of the Company's existing presence in Boston and suburban Chicago, (iii) establishment of initial market presence in Atlanta, Charlotte and Washington, D.C., (iv) significant improvement in overall rent roll and a leveling of the Company's lease expiration schedule and (v) improvement of operating margins by almost doubling the size of the Company's asset base while reducing the projected increases in corporate overhead on a percentage basis.

OTHER RECENT DEVELOPMENTS

Formation of UPREIT

     On January 20, 1998, the Company formed an UPREIT. The Company and its subsidiaries transferred to the UPREIT, or entities wholly-owned by the UPREIT, substantially all of the Company's Properties. The Company is the sole general partner of the UPREIT and also holds a limited partnership interests therein. The purpose of forming an UPREIT is to create an acquisition vehicle attractive to sellers whose sale of properties to the Company in exchange for UPREIT units may be characterized as a tax-deferrable capital contribution rather than a taxable sale.

Terms of the Revolving Credit Facility

     On October 27, 1997, Bankers Trust Company and The Chase Manhattan Bank provided the Company with the $350 million Revolving Credit Facility for acquisitions and general working capital purposes as well as the issuance of letters of credit. The interest rate on the line of credit depends on the Company's leverage ratio at the time of borrowing and will be at a spread of 1.10% to 1.40% over LIBOR. The letters of credit will be priced at the applicable Eurodollar credit spread. The line of credit expires on October 27, 2000. As of February 2, 1998, $238.0 million of the credit line was outstanding at a rate of approximately 8.5%. After application of the net proceeds of the Offering, approximately $23 million of the credit line will remain outstanding. See "Use of Proceeds."

Conversion of Preferred Stock

     On July 25, 1997, all of the outstanding shares of the 8% Preferred Stock, which were held by NYSTRS and Rodamco, were converted into 6,896,550 and 4,586,210 shares of Common Stock, respectively.

Amendment of Articles of Incorporation

     The stockholders of the Company also authorized the REIT Amendment to the Company's Articles of Incorporation to include new provisions that are designed to cause the Company to become a "domestically controlled REIT" under the Code. Status as a domestically controlled REIT may be beneficial to certain stockholders who are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trust or foreign estates ("Non-U.S. Stockholders") and who hold or have held substantial positions in the Common Stock. The REIT Amendment provides that shares of the Company's capital stock may not be transferred by any U.S. Person (as defined below) to any person if such transfer would cause a Non-U.S. Person (as defined below) to become the direct or indirect owner of more than 3% of the value of the outstanding shares of any class of capital stock of the Company.

     As used in the REIT Amendment:

          "Non-U.S. Person" means (i) a nonresident alien individual (as defined in the Code), (ii) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government and any other organiza-tion or entity which is not organized under the laws of the United States or a State and (iii) any other person or entity treated as a "foreign person" under regulations promulgated under the Code.

          "U.S. Person" means any person other than a Non-U.S. Person.

     See "Certain Federal Income Tax Considerations -- Additional Special Tax Considerations for Foreign Stockholders" in this Prospectus Supplement for a discussion of the REIT Amendment and the impact of the Company becoming a "domestically controlled REIT" on Non-U.S. Persons.

                              BUSINESS OBJECTIVES

BUSINESS STRATEGY

     The Company's primary objective is to maximize long-term stockholder value through growth in FFO per share and through appreciation in the value of its Properties. The Company's strategies to accomplish this objective are to:

     - Seek external growth by acquiring additional Class A office properties with local submarket and asset characteristics consistent with those Properties currently in its portfolio; and

     - Generate internal growth by aggressively maintaining, managing, and leasing its Properties, increasing rent, maintaining high occupancy, enhancing tenant retention levels and maximizing current returns and long-term value.

EXTERNAL GROWTH STRATEGY

     The Company will continue to pursue significant growth in its asset base to the extent that appropriate Class A office properties and financing are available on attractive terms that will enhance stockholder value. The Company will continue to implement its external growth strategies by acquiring properties and portfolios of properties with the following characteristics:

  Class A Office Properties

     The Company believes that its strategy of investing in and owning Class A office properties has the following benefits: (i) Class A properties can currently be acquired at prices that produce attractive yields for the Company and are accretive to earnings; (ii) Class A properties typically maintain higher occupancies because, when overall vacancy rates are rising, tenants often take the opportunity to relocate to better located and higher quality buildings; and
(iii) Class A properties generally attract tenants with strong credit resulting in a more stable source of cash flow.

  Major Metropolitan Areas

     The Company intends to target properties located in the CBDs and major suburban submarkets of major metropolitan areas. Target markets will typically exhibit underlying economic, demographic, and employment trends that lead to the positive net absorption of Class A office space. The Company also expects future acquisitions to be concentrated in submarkets where high barriers to entry reduce the likelihood that new office space will be constructed; such barriers to entry may include a limited supply of attractive building sites and significant regulatory constraints on new development.

  Discount to Replacement Cost

     The Company expects to continue acquiring properties at a discount to replacement cost that possess one or more competitive advantages, such as a superior location, quality construction, high-quality tenancy, efficient floorplates and modern building systems. Because Class A properties being considered for acquisition by the Company are at prices below replacement cost, the opportunity exists for the Company to enhance property performance and operating income, thereby increasing asset values, before potentially competitive new construction is justified in most markets.

     - The Company estimates that the 14 Properties it has acquired over the past 18 months were purchased at a price range between 85% and 95% of replacement cost.

  UPREIT Unit Transactions and Stock-for-Asset Swaps

     The Company believes that opportunities exist for it to grow its asset base, and increase earnings, through UPREIT unit transactions and stock-for-asset swaps with major institutional owners of property. For example, a number of major pension funds and life insurance companies have publicly announced initiatives to exchange portfolios of direct real estate holdings for securities of publicly traded companies in order to improve portfolio diversification, liquidity and overall investment returns. The Company believes that the very high quality of the Properties, and its intended future acquisitions, should make the Company an attractive vehicle for UPREIT unit transactions and swap transactions and afford access to a broader range of acquisition opportunities. The Company has successfully implemented this strategy in a number of transactions:

     - In December 1997, the Company entered into a contract to purchase Corporate 500 Centre for $130 million in cash and $20 million in UPREIT units;

     - In October 1997, the Company completed the DIHC Acquisition, whereby the Company exchanged Common Stock, cash and promissory notes in exchange for DIHC's interest in the DIHC Properties;

     - In November 1996, the Company exchanged its 8% Preferred Stock, Series A for $40 million and The Frick Building with Rodamco; and

     - In January 1996, the Company exchanged Common Stock and convertible notes for Hines' 10% minority interest in One Norwest Center.

INTERNAL GROWTH STRATEGY

     The Company believes that its existing portfolio offers opportunities for growth through the Company's active and aggressive asset management program, which emphasizes maintaining a strong market position based on superior asset quality and tenant service. The Company will continue to implement its internal growth strategies through the following:

  Rental Rate Increases

     Based on its own historical activities and knowledge of its local marketplaces, the Company believes that occupancy levels and net rents in most of its submarkets are increasing but, on average, that net rents must still rise significantly in order to justify and finance new construction. The Company believes that these market dynamics should enable it to realize rental rate increases without facing potentially competitive new construction. Ultimately, the Company believes that its high-quality assets will continue to compete very effectively even when market rents rise sufficiently to justify new construction.

  Maintenance

     The Company places strong emphasis on programs for regular maintenance of the Properties as well as periodic refurbishment, renovation and redevelopment where such investment provides attractive returns and cash flow growth. Higher maintenance levels generally allow building systems to operate more efficiently, thereby reducing operating expenses to a level which is lower than that of competitors in the marketplace. In addition, many of the Company's capital and maintenance expenditures, such as the upgrading of a building's electrical system, are designed to produce ongoing operational efficiencies in order to increase cash flow and long-term value.

     - Over the past several years, the Company has undertaken lighting retrofits at many of its Properties, producing substantial energy cost savings and resulting in higher net rental receipts to the Company. With the deregulation of the energy industry, the Company is exploring bulk purchases of energy for its portfolio to reduce its overall energy costs. Additionally, the Company employs sophisticated energy management systems that allow for dynamic "load shedding" and ultimately lower energy costs.

  Proactive Leasing Program

     The Company believes that retention of existing tenants, and the leasing of additional space to those tenants, is important to a property's stability and enhances its cash flow and value over time. Maximizing tenant retention reduces the cost of lease rollovers and rental revenue fluctuations by removing "down" periods between tenant occupancies and reducing the "up front" costs (tenant improvements and leasing commis-sions) of signing leases. The Company's senior management, therefore, focuses significant attention on negotiating lease terms for prospective new tenants and on working with existing tenants to negotiate lease renewals that meet the tenant's potentially changing space needs.

     - Of those Properties that were owned by the Company since January 1, 1993, approximately 83% of expiring leased space has been extended either through a lease renewal with the existing tenant or occupying subtenant or through the expansion of another existing tenant.

     - The Company has maintained average occupancy rates of approximately 96% for those Properties owned during the same period.

FINANCING STRATEGY

     The Company believes that in order to continue to maximize the value of its stockholders' equity and to execute its growth strategies, it is essential to implement and periodically review a diversified financing strategy that: (i) incorporates long-term, secured and unsecured corporate debt; (ii) minimizes exposure to fluctuations of interest rates; and (iii) maintains maximum flexibility to manage the Company's short-term cash needs. Furthermore, the Company believes that its capital structure will be conducive to and allow flexibility for the aggressive growth which the Company seeks to achieve. The Company anticipates employing the following strategies to enhance stockholder value:

  Access to Multiple Capital Sources

     Because of the high quality of its assets, the Company believes it has several competitive advantages in its ability to access equity capital from several different sources on attractive terms. This financial flexibility should enable the Company to choose from among several equity alternatives and to select the capital source that best meets the Company's needs at that time. The Company expects to continue to access capital from the most cost-efficient sources, including public and private equity and debt.

  Prudent Leverage

     The Company will use leverage prudently to take advantage of what it believes to be the positive spread between the total return on investments and the cost of debt financing in the Class A office property market. The Company believes that its use of leverage has been and will continue to be consistent with its ownership of very high-quality assets in which a large proportion of its tenants carry investment-grade long-term debt ratings. Approximately 34% of the Full Service Straight-Line Rent is received from tenants, or their financial subsidiaries, with investment-grade debt ratings.

  Credit Facility

     The Company obtained a three-year, $350 million unsecured Revolving Credit Facility from Bankers Trust Company and The Chase Manhattan Bank. The Revolving Credit Facility has been and will continue to be used for the acquisition of additional properties. Borrowings under the Revolving Credit Facility will bear interest at a rate between 1.10% and 1.40% above LIBOR, depending upon the Company's ratio of total debt to asset value at the time of borrowing.

  Redeployment of Assets

     The Company periodically reviews its portfolio of Properties to determine whether any assets are inconsistent with its long-term business objectives and should, therefore, be sold and the proceeds therefrom applied to the acquisition of more suitable assets. The Company currently intends to sell The Frick Building, but no assurance can be given that the Company will be able to locate a willing buyer or sell the Property at an attractive price.

                                USE OF PROCEEDS

     The net cash proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated expenses of the Offering, are estimated to be approximately $215 million (approximately $248 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net cash proceeds of the Offering to fully repay borrowings incurred under the Revolving Credit Facility in connection with the DIHC Acquisition, the Sixty State Street acquisition and the Corporate 500 Centre acquisition. Borrowings under the Revolving Credit Facility bear interest at a variable rate, which was approximately 8.50% as of February 2, 1998.

     Pending such uses, the Company may invest such net proceeds in short-term liquid investments which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, investment grade commercial paper and mutual funds investing in similar instruments.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

     The Common Stock trades on the New York (symbol: "CPP"), Frankfurt and Dusseldorf Stock Exchanges. The price to the public in the April 1997 Offering of the Common Stock was $14 per share. As of December 31, 1997, the number of registered holders of shares of Common Stock was approximately 109 and the Company estimates that the number of beneficial owners of its Common Stock exceeded 20,000 as of such date. The following table sets forth, for the periods indicated, the quarterly high and low sale prices per share reported on the NYSE Composite Tape and the distribution paid per share during each such period.

                                                            PRICE
                                                     --------------------
                                                      HIGH         LOW        DISTRIBUTIONS
                                                     -------     --------     -------------
        1997
        Second Quarter.............................. $15.375     $14.00           $0.30
        Third Quarter...............................  19.50       15.25            0.30
        Fourth Quarter..............................  20.00       17.6875          0.14(1)

        1998
        First Quarter (through February 2, 1998).... $19.625     $18.3125         $0.30(2)

---------------

(1) Special distribution of $0.14 per share related to the DIHC Acquisition was declared by the Board on October 15, 1997 payable to stockholders of record as of October 31, 1997.

(2) Declared on January 13, 1998 payable to stockholders of record as of January 30, 1998. This dividend will not be payable to holders purchasing shares of Common Stock in the Offering.

     See the cover page of this Prospectus Supplement for a recent closing sale price of the Common Stock as reported on the NYSE Composite Tape.

     The Company intends to continue to pay regular quarterly cash distributions to its stockholders. In accordance with the requirements of the Company's qualification as a REIT, cash distributions will be equal to at least 95% of the Company's taxable income. The Company intends that at least 85% of all distributions from income earned during any taxable year will be made prior to the end of such taxable year. Distributions of $1.20 were declared by the Board and paid by the Company for 1996, of which $0.29 was a taxable dividend in the United States. The Company declared dividends of $1.04 during 1997, of which the Company currently estimates that $0.55 were taxable as dividends in the United States. The difference between the $1.20 distribution in 1996 and $1.04 distribution in 1997 was the result of a change in the timing of the Company's distributions. The Company intends to declare its regular distributions payable to stockholders of record as of the last day of January, April, July and October in 1998. The distribution payable to stockholders of record as of January 30, 1998 will not be payable to participants in this Offering. No assurance can be given as to the amounts of future distributions since they are subject to the Company's FFO, earnings, financial condition, and such other factors as the Board deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to reflect: (i) the Offering and the use of proceeds thereof as described under "Use of Proceeds", (ii) the DIHC Acquisition and (iii) the acquisitions of Sixty State Street and Corporate 500 Centre. See "Recent Developments." The information set forth below should be read in conjunction with the consolidated historical financial statements and notes thereto incorporated herein by reference, the unaudited pro forma financial information and notes thereto and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement.

                                                                         SEPTEMBER 30, 1997
                                                                       -----------------------
                                                                        ACTUAL      PRO FORMA
                                                                       --------     ----------
                                                                           (IN THOUSANDS)
Long-term Debt
  Mortgage Debt......................................................  $353,904     $  773,534
  Convertible Promissory Note Due 2001...............................    12,926         12,926
  Revolving Credit Facility Borrowings...............................         0         35,752
                                                                       --------       --------
          Total Long-term Debt.......................................   366,830        822,212
                                                                       --------       --------
Minority interest....................................................   (17,356)        24,477(1)
Stockholders' Investment
  Common Stock, no par value; 250,000,000 shares authorized;
     48,856,742 (actual) and 96,001,511 (pro forma) shares issued and
     outstanding.....................................................        --             --
  7% Cumulative Convertible Preferred Stock, no par value; stated
     value $16.50 per share; 15,000,000 shares authorized and
     3,030,303 shares issued and outstanding.........................    50,000         50,000
  Paid-in Capital....................................................   499,331      1,270,876
  Accumulated deficit................................................    (9,123)        (9,123)
  Deferred Compensation..............................................    (2,225)        (2,225)
                                                                       --------       --------
          Total Stockholders' Investment.............................   537,983      1,309,528
                                                                       --------       --------
Total Capitalization.................................................  $887,457     $2,156,217
                                                                       ========       ========

---------------
(1) Includes 822,794 UPREIT units, which are convertible into shares of Common Stock on a one-for-one basis.

          SELECTED CONDENSED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth selected historical condensed consolidated financial data and selected unaudited pro forma consolidated financial data for the periods and as of the dates indicated for the Company.

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and the related notes thereto of the Company incorporated by reference herein. The following data should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements and accompanying notes thereto, the unaudited historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected consolidated operating and balance sheet data as of and for the years ended December 31, 1994 through 1996 have been derived from the Company's audited financial statements. The selected financial data at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 is derived from unaudited financial statements. The unaudited financial information includes all adjustments consisting of only normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results of the Company for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year ended December 31, 1997.

     The unaudited selected pro forma operating data is presented as if the offerings, sales and conversions of the various securities sold by the Company (and the application of the proceeds thereof) and the various acquisitions of the Company that occurred after January 1, 1996 had occurred at January 1, 1996. The unaudited selected pro forma balance sheet data is presented as if the transactions described above that occurred after September 30, 1997 had occurred at September 30, 1997. The pro forma amounts are not necessarily indicative of results of operations or the consolidated financial position that would have resulted had the aforementioned transactions been consummated at the dates indicated.

                                  NINE MONTHS ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                 ---------------------------------   ---------------------------------------------
                                                   HISTORICAL                                HISTORICAL
                                  PRO FORMA    -------------------    PRO FORMA    -------------------------------
                                    1997         1997       1996        1996         1996       1995        1994
                                 -----------   --------   --------   -----------   --------   ---------   --------
                                 (UNAUDITED)       (UNAUDITED)       (UNAUDITED)

                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Office and parking rentals.... $  213,225    $103,237   $ 80,687    $ 285,168    $111,494   $  88,548   $ 83,557
  Equity in earnings............     (2,321)         --         --         (333)         --          --         --
  Interest and other income.....     25,610       8,432      4,076       31,105       5,414       3,839      2,017
                                 ----------    --------   --------     --------    --------    --------   --------
         Total revenues.........    236,514     111,669     84,763      315,940     116,908      92,387     85,574
                                 ----------    --------   --------     --------    --------    --------   --------
Expenses:
  Building operating expenses...     82,328      40,246     31,726      113,121      44,188      31,530     29,991
  Interest expense..............     45,665      22,395     24,054       61,980      31,735      30,722     31,903
  Depreciation and
    amortization................     40,076      20,865     17,869       52,768      24,316      22,572     22,321
  General and administrative....      5,509       5,134      4,662        6,907       6,407       5,603      3,869
  Unrealized (gain) loss on
    interest rate swap..........        (99)        (99)    (5,401)      (4,278)     (4,278)      7,672         --
                                 ----------    --------   --------     --------    --------    --------   --------
         Total expenses.........    173,479      88,541     72,910      230,498     102,368      98,099     88,084
                                 ----------    --------   --------     --------    --------    --------   --------
Income (loss) from operations...     63,035      23,128     11,853       85,442      14,540      (5,712)    (2,510)
Minority interest...............      3,142       1,408      1,017        3,755       1,519       3,417      3,899
                                 ----------    --------   --------     --------    --------    --------   --------
Income (loss) before
  extraordinary items...........     59,893      21,720     10,836       81,687      13,021      (9,129)    (6,409)
Extraordinary loss(1)...........        (54)        (54)    (3,786)      (3,925)     (3,925)     (4,445)      (581)
                                 ----------    --------   --------     --------    --------    --------   --------
Net income (loss)............... $   59,839    $ 21,666   $  7,050    $  77,762    $  9,096   $ (13,574)  $ (6,990)
                                 ==========    ========   ========     ========    ========    ========   ========
  Net income (loss) (per
    share)...................... $     0.59    $   0.37   $   0.40    $    0.78    $   0.19   $   (0.94)  $  (0.53)
                                 ==========    ========   ========     ========    ========    ========   ========
  Distribution to stockholders
    (per share).................         --    $   0.90   $   0.90           --    $   1.20   $    1.16   $   1.16
                                 ==========    ========   ========     ========    ========    ========   ========

                                  NINE MONTHS ENDED SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                  PRO FORMA        HISTORICAL         PRO FORMA              HISTORICAL
                                    1997         1997       1996        1996         1996       1995        1994
                                 ----------    --------   --------    --------     --------   --------    --------
                                 (UNAUDITED)       (UNAUDITED)       (UNAUDITED)

                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Real estate investments before
  accumulated depreciation...... $2,343,856    $875,714   $721,698           --    $799,662   $ 706,988   $577,134
Total assets....................  2,240,745     971,985    601,598           --     766,180     586,089    477,996
Long-term debt..................    786,460     366,830    400,405           --     400,142     369,600    130,500
Credit facility debt............     35,752          --         --           --          --          --    236,467
         Total liabilities......    906,740     451,358    428,224           --     442,375     403,927    400,712
Minority interest...............     24,477     (17,356)   (16,899)          --     (17,478)     (7,194)    (6,642)
Redeemable preferred stock......         --          --         --           --     162,743          --         --
Preferred stock.................     50,000      50,000     50,000           --      50,000      50,000         --
Common stockholders' equity.....  1,259,528     487,983    190,273           --     128,540     139,356     83,926
OTHER DATA:
Funds from operations(2)........    102,460      42,345     24,831      135,478      34,718      21,424     15,562
Capital expenditures............         --       7,705      6,128           --       6,100         712      1,790
Preferred stock dividends(3)....      2,625       9,285      2,625        3,500       5,153       1,449         --
Common stock distributions......         --      29,812     15,685           --      24,551      18,485     15,359
Cash flow provided by (used in):
  Operations....................         --      43,472     20,421           --      34,522      20,036     28,968
  Investing.....................         --     (74,161)   (10,229)          --     (57,259)   (135,527)    (1,762)
  Financing.....................         --     140,760      1,587           --     129,800     110,725    (33,141)
Total rentable square footage of
  properties(4).................     10,949       4,941      4,087       10,949       4,725       4,087      3,461
Average occupancy...............         96%         97%        97%          96%         97%         98%        98%
Weighted average number of
  shares of Common Stock
  outstanding...................     96,423      33,494     20,344       95,813      20,411      15,910     13,241
Weighted average number of fully
  diluted shares of Common Stock
  outstanding...................    100,710      46,404     24,302      100,100      25,821      15,910     13,241

---------------

(1) Reflects the costs associated with the extinguishment of long-term debt.

(2) The Company calculates FFO based upon guidance from NAREIT. FFO is defined as net income, excluding gains or losses from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated joint ventures.

    The Company makes two adjustments to FFO that are not contemplated by NAREIT in its definition. The first adjustment is to include the principal payments of the rent notes receivable from Hines which were put in place to compensate the Company for its share of cash flow from the partnership that owned One Norwest Center during the period when the Company owned 90% of the partnership but received 100% of the cash flow. The notes were kept in place at the time of the acquisition of Hines' 10% partnership interest to compensate the Company for the future value of the cash flow that the Company would have received had the partnership remained in place. These notes will be fully repaid as of December 31, 1998.

    The second adjustment is made for the differential between the real estate tax expense at Norwest Center and the accrual of the recovery of such taxes due to the one year time lag between the assessment of such taxes and actual payment. The Company believes that, since the building is 99% leased, these funds will be collected under any circumstance as a pass-through to the tenants. Based on this fact, the Company eliminates the timing effects of these tax increases in its calculation of FFO. The effect of the adjustment in 1996 and 1995 is substantial due to a 29.4% and 13.8% increase in such real estate taxes, respectively.

     The table below sets forth the adjustments which were made to the net income (loss) of the Company for the last three years and Pro Forma 1996 and 1997 in the calculation of FFO (in thousands).

                                      FUNDS FROM OPERATIONS
                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                      -------------------------------   ------------------------------------------
                                       PRO FORMA       HISTORICAL        PRO FORMA             HISTORICAL
                                         1997        1997      1996        1996        1996       1995      1994
                                      -----------   -------   -------   -----------   -------   --------   -------
                                      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
     Net income (loss)...............  $  59,839    $21,666   $ 7,050    $  77,762    $ 9,096   $(13,574)  $(6,990)
     NAREIT Adjustments:
       Depreciation and
         amortization................     40,076     20,865    17,869       52,768     24,316     22,572    22,321
       Net (gain) loss on swap
         transactions................        (99)       (99)   (5,401)      (4,278)    (4,278)     7,672        --
       Extraordinary losses..........         54         54     3,786        3,925      3,925      4,445       581
       Unconsolidated joint venture
         depreciation................      3,201         --        --        4,268         --         --        --
       Minority interest
         adjustments.................     (1,514)    (1,044)   (1,393)      (2,637)    (2,011)    (1,617)   (1,358)
     Other Adjustments:
       Amortization on rent notes....        903        903       813        1,242      1,242      1,119     1,008
       Real estate tax adjustment....         --         --     2,107        2,428      2,428        807        --
                                         -------    -------   -------     --------    -------    -------   -------
       Funds from Operations.........    102,460     42,345    24,831      135,478     34,718     21,424    15,562
                                         =======    =======   =======     ========    =======    =======   =======
       Preferred Dividends...........     (2,625)    (9,285)   (2,625)      (3,500)    (5,153)    (1,449)       --
                                         =======    =======   =======     ========    =======    =======   =======
       Funds from Operations
         Available for Common
         Stockholders................  $  99,835    $33,060   $22,206    $ 131,978    $29,565   $ 19,975   $15,562
                                         =======    =======   =======     ========    =======    =======   =======

    Although the Company believes that this table is a full and fair presentation of the Company's FFO, similarly captioned items may be defined differently by other REITs, in which case direct comparisons may not be possible.

    Industry analysts generally consider FFO to be an appropriate measure of performance of any equity REIT such as the Company, and the Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with GAAP and, therefore, should not be considered a substitute for net income as a measure of performance or cash flow from operations as a measure of liquidity calculated in accordance with GAAP.

(3) Includes preferred stock dividends accrued but not declared. Pro forma amounts reflect the conversion of the 8% Preferred Stock and 8% Preferred Stock, Series A, of the Company.

(4) At December 31, 1995, the Company held the mortgage note on Tower 56, and the square footage of Tower 56 is included as of that date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Condensed Consolidated Financial and Operating Data set forth above, the Pro Forma Condensed Consolidated Financial Statements and Notes thereto set forth below, and the Condensed Consolidated Financial Statements and Notes thereto incorporated by reference herein.

RESULTS OF OPERATIONS

     PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO HISTORICAL NINE MONTHS ENDED SEPTEMBER 30, 1997.

     Net income in the pro forma nine months ended September 30, 1997 ("Pro Forma Nine Months 1997") was $59,839,000 as compared to $21,666,000 for the same period in the historical nine months ended September 30, 1997 ("Nine Months 1997").

     The increase in office and parking revenues from $103,237,000 in Nine Months 1997 to $213,225,000 in Pro Forma Nine Months 1997 is due to the revenues from Sixty State Street, Corporate 500 Centre and the DIHC Properties, which totalled $104,471,000 in Pro Forma Nine Months 1997, not including the partnership interest for Market Square, which is accounted for on the equity method. Additional increases in Pro Forma Nine Months 1997 are due to an adjustment for a recalculation of straight-line rents of $4,105,000 and the addition of revenues of $1,412,000 for the period January 1, 1997 through February 13, 1997 for 527 Madison Avenue. The Equity in Earnings in Pro Forma Nine Months 1997 of negative $2,321,000 is due to the acquisition of the partnership interest in Market Square, which is accounted for on the equity method while the other ten Properties are consolidated (the "ten consolidated Properties").

     The increase in interest and other income from $8,432,000 in Nine Months 1997 to $25,610,000 in Pro Forma Nine Months 1997 is due primarily to a reduction of $4,935,000 in the interest income earned on the proceeds from the April 1997 Offering (assumed to be the consideration for the DIHC Properties), a reduction of $424,000 to account for the purchase of 527 Madison Avenue on a pro forma basis and a reduction of $379,000 to account for the repayment of the $32.5 million term loan on a pro forma basis. These amounts are offset by an increase of $13,188,000 relating to the acquisition of the mortgage on Market Square and an increase of $9,727,000 due to interest and other income relating to the ten consolidated Properties.

     Building operating expenses increased from $40,246,000 in Nine Months 1997 to $82,328,000 in Pro Forma Nine Months 1997 primarily due to expenses from the ten consolidated Properties. The increase in interest expense from $22,395,000 in Nine Months 1997 to $45,665,000 in the Pro Forma Nine Months 1997 is due to the interest on the purchase money mortgages, the mortgage that was assumed on Sixty State Street and the mortgage on Corporate 500 Centre, reduced by the elimination of the interest on the $32.5 million term loan.

     The increase in depreciation and amortization from $20,865,000 in Nine Months 1997 to $40,076,000 in Pro Forma Nine Months 1997 is due primarily to depreciation and amortization from the ten consolidated Properties.

     The increase in minority interest from $1,408,000 to $3,142,000 is a result of Hines' 8.5% share of earnings in 500 Boylston Street and 222 Berkeley Street.

     PRO FORMA YEAR ENDED DECEMBER 31, 1996 COMPARED TO HISTORICAL YEAR ENDED DECEMBER 31, 1996.

     Net income in the pro forma year ended December 31, 1996 ("Pro Forma 1996") was $77,762,000 as compared to $9,096,000 for the same period in the historical year ended December 31, 1996 ("Historical 1996").

     The increase in office and parking revenues from $111,494,000 in Historical 1996 to $285,168,000 in Pro Forma 1996 is due to the increase in revenues from the ten consolidated Properties, which totalled $145,398,000 in Pro Forma 1996. Additional increases in Pro Forma 1996 are due to an adjustment for a recalculation of straight-line rents of $6,178,000 and the addition of revenues of $22,098,000 for 527 Madison Avenue, One Lincoln Centre and The Frick Building. The Equity in Earnings in Pro Forma 1996 of negative $333,000 is due to the acquisition of the partnership interest in Market Square, which is accounted for on the equity method.

     The increase in interest and other income from $5,414,000 in Historical 1996 to $31,105,000 in Pro Forma 1996 is due primarily to an increase of $17,584,000 relating to the acquisition of the mortgage on Market Square and an increase due to interest and other income of $8,481,000 relating to the ten consolidated

Properties. These amounts are partially offset by a reduction of $374,000 to account for the purchase of 527 Madison Avenue on a pro forma basis.

     Building operating expenses increased from $44,188,000 in Historical 1996 to $113,121,000 in Pro Forma 1996 primarily due to expenses of $59,428,000 from the ten consolidated Properties and expenses of $9,505,000 on 527 Madison Avenue, One Lincoln Centre and The Frick Building. The increase in interest expense from $31,735,000 in Historical 1996 to $61,980,000 in Pro Forma 1996 is due to the interest on the purchase money mortgages, the mortgage that was assumed on Sixty State Street and the mortgage on Corporate 500 Centre, reduced by the elimination of interest on the $32.5 million term loan.

     The increase in depreciation and amortization from $24,316,000 in Historical 1996 to $52,768,000 in Pro Forma 1996 is due primarily to depreciation and amortization from the ten consolidated Properties.

     The increase in minority interest from $1,519,000 in Historical 1996 to $3,755,000 in Pro Forma 1996 is a result of Hines' 8.5% share of earnings in 500 Boylston Street and 222 Berkeley Street.

LIQUIDITY AND CAPITAL RESOURCES

     The ratio of earnings to fixed charges and dividends on preferred stock increased to 2.18 times at pro forma September 30, 1997 from 1.39 times at September 30, 1997 due to the substantial reduction of the Company's leverage ratio and the conversion of the 8% Preferred Stock into Common Stock.

     Long-Term Debt. The Company was required under the terms of its $32.5 million term loan with Deutsche Bank AG to repay the loan upon the completion of the April 1997 Offering. In anticipation of the April 1997 Offering and listing on the NYSE, the Company repaid this loan on March 19, 1997. The Company purchased Sixty State Street subject to a $78.5 million first mortgage, which bears interest at 9.5% and matures in January 2005. The Company has recorded the mortgage as an $89.6 million liability bearing interest at a 6.75% effective interest rate.

     The Company entered into a first mortgage on Corporate 500 Centre in the amount of $80 million through July 2002. The Company has entered into an interest rate swap agreement that effectively fixes the interest rate at 6.63%.

     In connection with the DIHC Acquisition, the Company incurred $250 million of mortgage indebtedness relating to seven of the DIHC Properties. Of the mortgage indebtedness, $65 million bears interest at 7.28% and matures in October 2000, $65 million bears interest at 7.47% and matures in October 2004 and $120,000 bears interest at 7.54% and matures in October 2007.

     The Company has no long-term debt maturing until 2000.

     Other Matters. The Company is not aware of any environmental issues involving any of its Properties. The Company believes that it has sufficient insurance coverage at each of its Properties. A majority of the Company's leases require the tenants to pay most operating expenses, as well as increases in common area maintenance expenses, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation.

     Stockholders' Distributions. The Company intends to distribute at least 95 percent of its taxable income to maintain its qualification as a REIT. Currently, the Company anticipates that FFO will exceed taxable income for the foreseeable future. The Company's distribution policy is to pay distributions based upon FFO, less prudent reserves. On January 13, 1998, the Company declared a dividend of $0.30 per share of Common Stock, payable to all stockholders of record as of January 30, 1998.

     At the present, the Company is current in the payment of all preferred dividends.

     Liquidity. At pro forma September 30, 1997, the Company had $24,874,000 in cash and cash equivalents and $4,728,000 in restricted cash. Restricted cash is being held by escrow agents for the loans related to One Norwest Center and Washington Mutual Tower. The Company has a three-year, $350 million unsecured Revolving Credit Facility that expires in October 2000. The Revolving Credit Facility has been and will be used to facilitate development and acquisition activities and for working capital purposes. After application of the proceeds from the Offering, at pro forma September 30, 1997, the Company will have $35.7 million outstanding under the Revolving Credit Facility. In addition, the Company anticipates that it will receive distributions from its real estate partnerships and rental income from its fee owned Properties on a monthly basis which will be used to cover normal operating expenses and to pay distributions to its stockholders. Based upon its cash reserves and other sources of funds, the Company has sufficient liquidity to meet its cash requirements for the foreseeable future.

                                   PROPERTIES

     The Company owns 19 Properties comprising nearly 11 million rentable square feet. Based on rentable square feet, as of September 30, 1997, the Properties were approximately 96% leased under approximately 768 leases.

     The following table summarizes certain information as of September 30, 1997 with respect to the Properties.

                              TABLE OF PROPERTIES

                                                                                                 AVERAGE
                                                                                                REMAINING
                                                                                                  LEASE
                                                COMPANY'S      TOTAL                  NUMBER      TERM
                                     YEAR       PERCENTAGE   RENTABLE     OCCUPANCY     OF         (IN
   PROPERTY NAME AND LOCATION     CONSTRUCTED   INTEREST    SQUARE FEET     RATE      LEASES     YEARS)
--------------------------------  -----------   ---------   -----------   ---------   -------   ---------
500 Boylston Street(1)(2)
  Boston, Massachusetts.........     1988          91.5%       715,000       100%        17        6.4
222 Berkeley Street(1)(2)
  Boston, Massachusetts.........     1991          91.5        531,000        99         30        6.7
125 Summer Street
  Boston, Massachusetts.........     1989           100        464,000        94         27        3.2
Sixty State Street(3)
  Boston, Massachusetts.........     1979           100        823,000        98         42        9.1
Market Square(1)(4)
  Washington, D.C. .............     1990            60        689,000        95         48        7.4


   PROPERTY NAME AND LOCATION             LARGEST TENANTS
--------------------------------  --------------------------------
500 Boylston Street(1)(2)
  Boston, Massachusetts.........  Massachusetts Financial Services
                                  The New England Life
                                  Towers Perrin Forster & Crosby,
                                  Inc.
222 Berkeley Street(1)(2)
  Boston, Massachusetts.........  Houghton Mifflin
                                  Saga International Holidays
                                  Oracle Corporation
125 Summer Street
  Boston, Massachusetts.........  Deloitte & Touche
                                  BTM Capital Corp.
                                  Burns & Levinson
Sixty State Street(3)
  Boston, Massachusetts.........  Hale & Dorr
                                  The Pioneer Group, Inc.
                                  ITT/Sheraton
Market Square(1)(4)
  Washington, D.C. .............  Fulbright & Jaworski
                                  Edison Electric Institute
                                  Reid & Preist
                                  Shearman & Sterling
11 Canal Center(1)
  Alexandria, Virginia..........     1986           100         70,000        97          6        7.6
99 Canal Center(1)
  Alexandria, Virginia..........     1986           100        138,000       100         19        3.8
TransPotomac Plaza 5(1)
  Alexandria, Virginia..........     1983           100         96,000        82         10        3.9
191 Peachtree Street(1)(5)
  Atlanta, Georgia..............     1991            80      1,221,000        95         37        8.5
200 Galleria(1)
  Atlanta, Georgia..............     1985           100        433,000        95         61        3.5
Corporate 500 Centre(6)
  Deerfield, Illinois...........  1986/1990         100        679,000        98         41        6.7
One Lincoln Centre
  Oakbrook Terrace, Illinois....     1986           100        297,000        95         43        2.5
Tower 56(7)
  New York, New York............     1983           100        162,000        97         46        3.0
527 Madison Avenue(8)
  New York, New York............     1986           100        216,000        93         18        5.7
Charlotte Plaza(1)
  Charlotte, North Carolina.....     1982           100        613,000        91         43        7.0

11 Canal Center(1)
99 Canal Center(1)
  Alexandria, Virginia..........  Lowe, Price, LeBlanc & Becker
                                  Howard, Needles, Tannen
                                  & Bergendoff
                                  National District Attorney's
                                  Association
TransPotomac Plaza 5(1)
  Alexandria, Virginia..........  Cities In Schools
                                  The Onyx Group
                                  Larson & Taylor
191 Peachtree Street(1)(5)
  Atlanta, Georgia..............  Wachovia Bank
                                  King & Spalding
                                  Powell, Goldstein Frazer
                                  & Murphy
200 Galleria(1)
  Atlanta, Georgia..............  Liberty Mutual Group
Corporate 500 Centre(6)
  Deerfield, Illinois...........  MMI Companies Inc.
                                  Fortune Brands
                                  Gaylord Container Corp.
One Lincoln Centre
  Oakbrook Terrace, Illinois....  Superior Bank FSB
                                  Microsoft Corporation
                                  Arthur Andersen LLP
Tower 56(7)
  New York, New York............  Cornerstone Properties
                                  ICC Associates, L.P.
                                  United Bank of Kuwait
527 Madison Avenue(8)
  New York, New York............  The Sumitomo Trust
                                  & Banking Co., Ltd.
                                  W.P. Stewart Co., Inc.
                                  Hill Samuel New York, Inc.
Charlotte Plaza(1)
  Charlotte, North Carolina.....  First Union
                                  Parker Poe
                                  Adams & Bernstein

  Alexandria, Virginia..........  Robbins Gioia


                                                                                                 AVERAGE
                                                                                                REMAINING
                                                                                                  LEASE
                                                COMPANY'S      TOTAL                  NUMBER      TERM
                                     YEAR       PERCENTAGE   RENTABLE     OCCUPANCY     OF         (IN
   PROPERTY NAME AND LOCATION     CONSTRUCTED   INTEREST    SQUARE FEET     RATE      LEASES     YEARS)
--------------------------------  -----------   ---------   -----------   ---------   -------   ---------

   PROPERTY NAME AND LOCATION             LARGEST TENANTS
--------------------------------  --------------------------------

One Norwest Center
  Denver, Colorado..............     1983           100      1,188,000        99         48        8.6
Norwest Center(9)
  Minneapolis, Minnesota........     1988            50      1,118,000        99         35       10.9
The Frick Building(10)
  Pittsburgh, Pennsylvania......     1902           100        341,000        88         74        4.2
Washington Mutual Tower(11)(12)
  Seattle, Washington...........     1988            50      1,155,000        98        123        4.9
                                                                                                    --
                                                            -----------      ---      -------
Total/Weighted Average,
  All Properties................                            10,949,000        96%       768        7.0
                                                             =========    ========    =======   ========


One Norwest Center
  Denver, Colorado..............  Norwest Bank Denver N.A.
Norwest Center(9)
  Minneapolis, Minnesota........  Norwest Corporation
                                  Faegre & Benson
                                  KPMG Peat Marwick
The Frick Building(10)
  Pittsburgh, Pennsylvania......  Meyer, Darragh, Buckler,
                                  Bebenek & Eck
                                  Sable, Makaroff & Gudsky
Washington Mutual Tower(11)(12)
  Seattle, Washington...........  Perkins Coie
                                  Washington Mutual
                                  Karr Tuttle Campbell
Total/Weighted Average,
  All Properties................

---------------

 (1) Property acquired in the DIHC Acquisition.

 (2) Distributions of cash flow and sales and refinancing proceeds are shared in proportion to the Company's 91.5% partnership interest and Hines' 8.5% partnership interest. See "Properties -- Market Data -- Boston."

 (3) The Company acquired the second mortgage on the Property on December 31, 1997. Since it is currently projected that all the economic benefits (subject to the first mortgage) from the Property inure to the Company, it will be accounted for as an equity investment.

 (4) While the Company's stated interest in the partnerships which own Market Square is 60%, its economic interest is significantly larger since it has acquired the first mortgage note in the amount of $181 million on the Property which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. During 1996, the Company received 100% of the cash flow from the Property. The interest of DIHC in the partnerships which own Market Square will be acquired in a series of transactions which are expected to be concluded in January 1998, however, all pro forma data relating to the DIHC Acquisition is presented as if the Company had acquired DIHC's interest in the partnerships which own Market Square as of January 1, 1996.

 (5) While the Company's stated interest in the partnership which owns 191 Peachtree Street is 80%, its economic interest is significantly larger since it has acquired the first mortgage note in the amount of $145 million on the Property which earns interest at 9.375% and will receive a priority distribution on its acquired capital base. In addition, in 1996 and 1997, the partner in the transaction, CH Associates, Ltd., received an annual incentive distribution of $250,000, which, the Company expects, it will continue to receive under the partnership agreement through February 28, 2000, with the Company receiving the remainder.

 (6) The Company purchased the Property on January 28, 1998.

 (7) The Company's headquarters is located at Tower 56.

 (8) The Property was acquired by the Company in February 1997.

 (9) While the Company's stated interest in the partnership which owns Norwest Center is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the nine months ended September 30, 1997, the Company's share of earnings and cash distributions from the partnership which owns Norwest Center was 79.3%.

(10) The Property was substantially renovated in 1988.

(11) Includes the Galland and Seneca Buildings. See "Properties -- Market Data -- Seattle."

(12) While the Company's stated interest in the partnership which owns Washington Mutual Tower is 50%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the nine months ended September 30, 1997, the Company received 100% of the cash distributions from the partnership which owns Washington Mutual Tower.

NET RENT AND NET EFFECTIVE RENT

     The following tables show the average annual Base Rent and the average annual Net Effective Rent (each as defined below) per square foot occupied for each of the Properties for the periods presented during which such Property was owned by the Company. "Base Rent" as used herein means (i) the actual stated fixed rent received on a net or a gross basis (the "Actual Rent"), less (ii) total operating expenses net of Recoveries. "Recoveries" means the actual recovery of operating expenses in net lease buildings or the actual recovery of operating expense escalations in gross lease buildings. "Net Effective Rent" as used herein means (i) Actual Rent determined for each year on a straight-line basis through the term of the lease, less (ii) the amount of operating expenses net of Recoveries and the amortization of deferred leasing costs (tenant improvements, leasing commissions, takeover obligations and other tenant inducements). For a discussion of the Company's historical experience concerning recurring, non-incremental revenue-generating capital expenditures and non-incremental revenue-generating tenant improvement costs to retain revenues attributable to existing leased space, see "-- Leasing Costs and Capital Expenditures."

                                                                                          AVERAGE ANNUAL BASE RENT
                                                                                 -------------------------------------------
                                                                    TOTAL
                                                                   RENTABLE              (PER SQUARE FOOT OCCUPIED)
                           PROPERTY                                SQ. FT.        9/97     1996     1995     1994     1993
--------------------------------------------------------------- --------------   ------   -------  -------  -------  -------
One Norwest Center
  Denver, Colorado.............................................    1,188,000     $12.30   $ 12.08  $ 11.78  $ 11.61  $ 12.05
Norwest Center
  Minneapolis, Minnesota.......................................    1,118,000      18.24     17.94    17.82    17.25    17.56
Washington Mutual Tower
  Seattle, Washington..........................................    1,155,000      15.74     15.98    16.17    15.27    15.34
125 Summer Street
  Boston, Massachusetts........................................      464,000      21.24     23.24    22.48       --       --
Tower 56
  New York, New York...........................................      162,000      23.54     20.45       --       --       --
One Lincoln Centre
  Oakbrook Terrace, Illinois...................................      297,000      19.46     18.56       --       --       --
The Frick Building
  Pittsburgh, Pennsylvania.....................................      341,000      10.91     11.24       --       --       --
527 Madison Avenue
  New York, New York...........................................      216,000      33.62     35.47       --       --       --
                                                                   ---------               ------   ------   ------   ------
Total/Weighted Average.........................................    4,941,000     $16.92   $ 16.99  $ 16.06  $ 14.65  $ 14.93
                                                                   =========               ======   ======   ======   ======

                                                                                               AVERAGE ANNUAL
                                                                                             NET EFFECTIVE RENT
                                                                                 -------------------------------------------
                                                                TOTAL RENTABLE           (PER SQUARE FOOT OCCUPIED)
                           PROPERTY                                SQ. FT.        9/97     1996     1995     1994     1993
--------------------------------------------------------------- --------------   ------   -------  -------  -------  -------
One Norwest Center
  Denver, Colorado.............................................    1,188,000     $11.48   $ 10.80  $ 10.56  $ 10.25  $ 10.59
Norwest Center
  Minneapolis, Minnesota.......................................    1,118,000      17.27     17.43    17.31    17.00    17.27
Washington Mutual Tower
  Seattle, Washington..........................................    1,155,000      12.02     11.80    11.83    11.03    10.84
125 Summer Street
  Boston, Massachusetts........................................      464,000      20.36     22.27    23.33       --       --
Tower 56
  New York, New York...........................................      162,000      23.11     21.17       --       --       --
One Lincoln Centre
  Oakbrook Terrace, Illinois...................................      297,000      20.05     19.70       --       --       --
The Frick Building
  Pittsburgh, Pennsylvania.....................................      341,000      10.90     11.69       --       --       --
527 Madison Avenue
  New York, New York...........................................      216,000      34.83     30.99       --       --       --
                                                                   ---------               ------   ------   ------   ------
Total/Weighted Average.........................................    4,941,000     $15.63   $ 15.43  $ 14.37  $ 12.69  $ 12.83
                                                                   =========               ======   ======   ======   ======

OCCUPANCY RATES

     The following table sets forth the occupancy rate, expressed as a percentage, for each of the Properties for the periods presented during which such Property was owned by the Company and for each of the Properties as of September 30, 1997.

                                                                                                 OCCUPANCY RATE
                                                                             TOTAL      --------------------------------
                                                                            RENTABLE              (AS OF DECEMBER 31)
                                 PROPERTY                                   SQ. FT.     9/97   1996   1995   1994   1993
-------------------------------------------------------------------------- ----------   ----   ----   ----   ----   ----
One Norwest Center
  Denver, Colorado........................................................ 1,188,000     99%    99%    98%    96%    96%
Norwest Center
  Minneapolis, Minnesota.................................................. 1,118,000     99    100    100    100    100
Washington Mutual Tower
  Seattle, Washington..................................................... 1,155,000     98     97     97     97     96
125 Summer Street
  Boston, Massachusetts...................................................   464,000     94    100     94     --     --
Tower 56
  New York, New York......................................................   162,000     97     97     91     --     --
One Lincoln Centre
  Oakbrook Terrace, Illinois..............................................   297,000     95     91     --     --     --
The Frick Building
  Pittsburgh, Pennsylvania................................................   341,000     88     85     --     --     --
527 Madison Avenue
  New York, New York......................................................   216,000     93     96     --     --     --
191 Peachtree Street
  Atlanta, Georgia........................................................ 1,221,000     95     --     --     --     --
Market Square
  Washington, D.C.........................................................   689,000     95     --     --     --     --
500 Boylston Street
  Boston, Massachusetts...................................................   715,000    100     --     --     --     --
222 Berkeley Street
  Boston, Massachusetts...................................................   531,000     99     --     --     --     --
Charlotte Plaza
  Charlotte, North Carolina...............................................   613,000     91     --     --     --     --
200 Galleria
  Atlanta, Georgia........................................................   433,000     95     --     --     --     --
11 Canal Center
  Alexandria, Virginia....................................................    70,000     97     --     --     --     --
99 Canal Center
  Alexandria, Virginia....................................................   138,000    100     --     --     --     --
TransPotomac Plaza 5
  Alexandria, Virginia....................................................    96,000     82     --     --     --     --
Sixty State Street
  Boston, Massachusetts...................................................   823,000     98     --     --     --     --
Corporate 500 Centre
  Deerfield, Illinois.....................................................   679,000     98     --     --     --     --
                                                                           ---------           ---    ---    ---    ---
Total/Weighted Average.................................................... 10,949,000    96%    97%    98%    98%    97%
                                                                           =========           ===    ===    ===    ===

TENANTS

     The Company's tenants include local, regional, national and international companies engaged in a wide variety of businesses. The following table sets forth, as of September 30, 1997, information concerning the ten largest tenants (ranked by Full Service Straight-Line Rent as of that date) occupying the Properties. "Full Service Straight-Line Rent" is Straight-Line Rent plus Recoveries. "Straight-Line Rent" means the average of all Actual Rent required to be paid through the term of the lease calculated in accordance with GAAP. Full Service Straight-Line Rent does not reflect any increases or decreases in monthly rental rates or any lease expirations that are scheduled to occur or that may occur after September 30, 1997 or the cost of any leasing commissions or tenant improvements.

                              TEN LARGEST TENANTS

                                                                                   FULL SERVICE
                                                                                STRAIGHT-LINE RENT      SCHEDULED
                                                                              -----------------------     LEASE
                                                STRAIGHT-LINE                                PERCENT    EXPIRATION    SQUARE
                    TENANT                          RENT        RECOVERIES       AMOUNT      OF TOTAL      DATE        FEET
----------------------------------------------  -------------   -----------   ------------   --------   ----------   ---------
Norwest Corporation(1)........................  $ 20,778,000    $10,821,000   $ 31,599,000      10%       Jan-99        14,000
                                                                                                          Aug-01         7,000
                                                                                                          Jul-03       154,000
                                                                                                          Jul-13       408,000
                                                                                                          Aug-18       451,000
                                                                                                                     ---------
                                                                                                                     1,034,000
Massachusetts Financial Services..............    10,069,000      4,425,000     14,494,000       5        Feb-03       359,000
Wachovia Bank.................................     8,966,000      3,451,000     12,417,000       4        Dec-08       382,000
Hale & Dorr...................................     7,345,000      3,814,000     11,159,000       4        Jun-13       273,000
King & Spalding...............................     8,043,000      2,650,000     10,693,000       3        Mar-06       306,000
The New England Life..........................     5,102,000      2,633,000      7,735,000       2        Sep-08       213,000
Powell Goldstein Frazer & Murphy..............     5,366,000      1,812,000      7,178,000       2        Jan-06       199,000
First Union(2)................................     5,155,000      1,749,000      6,904,000       2        Dec-97         4,000
                                                                                                          Aug-98        23,000
                                                                                                          Dec-98        23,000
                                                                                                          Mar-99        23,000
                                                                                                          Aug-00        23,000
                                                                                                          Mar-01        46,000
                                                                                                          Aug-02        22,000
                                                                                                          Mar-08        46,000
                                                                                                          Mar-09        23,000
                                                                                                          Mar-10        47,000
                                                                                                          Mar-11        47,000
                                                                                                                     ---------
                                                                                                                       327,000
Faegre & Benson...............................     3,492,000      3,097,000      6,589,000       2        Dec-97        21,000
                                                                                                          Sep-03       175,000
                                                                                                                     ---------
                                                                                                                       196,000
Perkins Coie..................................     5,177,000        425,000      5,602,000       2        Dec-97         6,000
                                                                                                          Jul-98         7,000
                                                                                                          Jul-04       199,000
                                                                                                                     ---------
                                                                                                                       212,000
Ten Largest Tenants...........................  $ 79,493,000    $34,877,000   $114,370,000      36%
  Total Portfolio.............................  $237,406,000    $76,816,000   $314,222,000

---------------

(1) Includes Norwest Corporation and Norwest Bank Denver N.A.

(2) The 327,000 square feet of space includes 115,000 square feet currently leased to another tenant, which will be leased by First Union commencing September 1, 1998.

LEASE EXPIRATIONS

     The following table summarizes certain information relating to lease expirations for all of the Properties, collectively.

                                                                                                        % FULL
                                                                                   FULL SERVICE         SERVICE
                                 SQUARE FEET     STRAIGHT-LINE                     STRAIGHT-LINE     STRAIGHT-LINE
                                  EXPIRING           RENT          RECOVERIES          RENT              RENT          CUMULATIVE
                                 -----------     -------------     -----------     -------------     -------------     ----------
        10/97-12/97............      183,000     $   3,805,000     $   553,000     $   4,358,000          1.39%            1.39%
        1998...................      714,000        15,586,000       4,492,000        20,078,000          6.39             7.78
        1999...................      784,000        17,214,000       4,162,000        21,376,000          6.80            14.58
        2000...................      812,000        16,915,000       4,470,000        21,385,000          6.81            21.39
        2001...................      822,000        21,458,000       4,118,000        25,576,000          8.14            29.53
        2002...................    1,168,000        23,457,000       6,595,000        30,052,000          9.56            39.09
        2003...................    1,255,000        27,402,000      10,341,000        37,743,000         12.01            51.10
        2004...................      831,000        18,147,000       4,233,000        22,380,000          7.12            58.22
        2005...................      236,000         7,211,000       2,068,000         9,279,000          2.95            61.17
        2006...................      758,000        20,313,000       6,299,000        26,612,000          8.47            69.64
        2007...................      636,000        12,903,000       4,337,000        17,240,000          5.49            75.13
        2008 and beyond........    2,322,000        52,995,000      25,148,000        78,143,000         24.87           100.00
                                 -----------     -------------     -----------     -------------
                                  10,521,000     $ 237,406,000     $76,816,000     $ 314,222,000
                                  ==========     =============     ============    =============

     The following table sets forth certain categories of information relating to lease expirations for each Property and all of the Properties, collectively.

                    PROPERTY                      10/97-12/97    1998        1999        2000        2001       2002        2003
------------------------------------------------- -----------   -------     -------     -------     ------     -------     -------
One Norwest Center
   Square feet expiring..........................    17,000      25,000      92,000     128,000     55,000     109,000     146,000
   Full service St-Line rent per sq. ft..........    $17.76      $12.60      $14.82      $13.84     $16.76      $15.30      $20.58
   Asking market rent per sq. ft.................    $22.00
Norwest Center
   Square feet expiring..........................    12,000      67,000      61,000     104,000      2,000      53,000     175,000
   Full service St-Line rent per sq. ft..........    $32.25      $23.43      $32.82      $31.34     $33.00      $23.72      $30.75
   Asking market rent per sq. ft.................    $35.00
Washington Mutual Tower
   Square feet expiring..........................    27,000     137,000     193,000      40,000     52,000      96,000     170,000
   Full service St-Line rent per sq. ft..........    $17.81      $22.14      $19.81      $18.68     $21.85      $21.06      $21.73
   Asking market rent per sq. ft.................    $31.00
125 Summer Street
   Square feet expiring..........................    14,000      12,000     135,000     120,000      9,000     121,000      16,000
   Full service St-Line rent per sq. ft..........    $24.71      $28.83      $42.71      $38.01     $30.00      $27.30      $29.50
   Asking market rent per sq. ft.................    $38.00
Tower 56
   Square feet expiring..........................    17,000      15,000      33,000      17,000     37,000      25,000       5,000
   Full service St-Line rent per sq. ft..........    $44.35      $38.60      $42.21      $40.29     $42.35      $45.92      $40.00
   Asking market rent per sq. ft.................    $54.00
One Lincoln Centre
   Square feet expiring..........................    12,000      61,000      41,000      95,000      3,000      70,000          --
   Full service St-Line rent per sq. ft..........    $24.92      $26.56      $25.27      $28.36     $26.33      $31.44          --
   Asking market rent per sq. ft.................    $30.00
The Frick Building
   Square feet expiring..........................     9,000      11,000      38,000      74,000     42,000      35,000      55,000
   Full service St-Line rent per sq. ft..........    $22.78      $20.64      $21.13      $20.61     $19.05      $18.09      $19.80
   Asking market rent per sq. ft.................    $22.00
527 Madison Avenue
   Square feet expiring..........................       207      21,000          --       9,000     78,000          --      22,000
   Full service St-Line rent per sq. ft..........    $24.15      $60.43          --      $44.78     $62.76          --      $37.09
   Asking market rent per sq. ft.................    $53.00
191 Peachtree Street
   Square feet expiring..........................        --      17,000       2,000      10,000     137,000     45,000          --
   Full service St-Line rent per sq. ft..........        --      $22.76      $18.50      $20.60     $26.87      $25.02          --
   Asking market rent per sq. ft.................    $26.00
Market Square
   Square feet expiring..........................     7,000      63,000      13,000      50,000     85,000      10,000      11,000
   Full service St-Line rent per sq. ft..........    $11.86      $30.68      $37.23      $34.28     $45.55      $33.10      $48.18
   Asking market rent per sq. ft.................    $44.00

                                                                                                    2008
                                                                                                     AND
                    PROPERTY                        2004        2005        2006        2007       BEYOND        TOTAL
-------------------------------------------------  -------     -------     -------     -------     -------     ---------
One Norwest Center
   Square feet expiring..........................  118,000          --          --      76,000     406,000     1,172,000
   Full service St-Line rent per sq. ft..........   $17.33          --          --      $20.92      $21.96        $18.68
   Asking market rent per sq. ft.................
Norwest Center
   Square feet expiring..........................   96,000          --          --          --     533,000     1,103,000
   Full service St-Line rent per sq. ft..........   $32.59          --          --          --      $41.77        $35.64
   Asking market rent per sq. ft.................
Washington Mutual Tower
   Square feet expiring..........................  270,000      13,000          --     138,000          --     1,136,000
   Full service St-Line rent per sq. ft..........   $25.77      $19.00          --      $21.20          --        $22.07
   Asking market rent per sq. ft.................
125 Summer Street
   Square feet expiring..........................       --      10,000          --          --          --       437,000
   Full service St-Line rent per sq. ft..........       --      $29.40          --          --          --        $35.14
   Asking market rent per sq. ft.................
Tower 56
   Square feet expiring..........................   10,000          --          --          --          --       159,000
   Full service St-Line rent per sq. ft..........   $42.80          --          --          --          --        $42.48
   Asking market rent per sq. ft.................
One Lincoln Centre
   Square feet expiring..........................       --          --          --          --          --       282,000
   Full service St-Line rent per sq. ft..........       --          --          --          --          --        $28.12
   Asking market rent per sq. ft.................
The Frick Building
   Square feet expiring..........................   11,000          --          --      24,000          --       299,000
   Full service St-Line rent per sq. ft..........   $17.73          --          --      $28.79          --        $20.63
   Asking market rent per sq. ft.................
527 Madison Avenue
   Square feet expiring..........................    8,000*      6,000      23,000      33,000          --       200,207
   Full service St-Line rent per sq. ft..........  $141.75      $46.67      $41.30      $49.42          --        $56.86
   Asking market rent per sq. ft.................
191 Peachtree Street
   Square feet expiring..........................   34,000      17,000     506,000          --     386,000     1,154,000
   Full service St-Line rent per sq. ft..........   $33.71      $27.53      $35.33          --      $32.27        $32.40
   Asking market rent per sq. ft.................
Market Square
   Square feet expiring..........................   26,000     174,000      47,000       7,000     160,000       653,000
   Full service St-Line rent per sq. ft..........   $44.35      $43.61      $48.21      $45.00      $43.06        $41.59
   Asking market rent per sq. ft.................

                    PROPERTY                      10/97-12/97    1998        1999        2000        2001       2002        2003
------------------------------------------------- -----------   -------     -------     -------     ------     -------     -------

                                                                                                    2008
                                                                                                     AND
                    PROPERTY                        2004        2005        2006        2007       BEYOND        TOTAL
-------------------------------------------------  -------     -------     -------     -------     -------     ---------
500 Boylston Street
   Square feet expiring..........................        --      76,000      16,000          --         --          --     400,000
   Full service St-Line rent per sq. ft..........        --      $46.14      $23.94          --         --          --      $39.23
   Asking market rent per sq. ft.................    $41.00
222 Berkeley Street
   Square feet expiring..........................     3,000      20,000      50,000          --     70,000     113,000          --
   Full service St-Line rent per sq. ft..........    $63.67      $26.15      $30.12          --     $29.99      $30.13          --
   Asking market rent per sq. ft.................    $41.00
Charlotte Plaza
   Square feet expiring..........................     8,000      70,000      31,000      26,000     46,000      45,000      17,000
   Full service St-Line rent per sq. ft..........    $15.63      $26.33      $26.19      $17.19     $17.04      $23.22      $26.82
   Asking market rent per sq. ft.................    $22.00
200 Galleria
   Square feet expiring..........................    32,000      38,000      24,000      71,000     61,000     170,000          --
   Full service St-Line rent per sq. ft..........    $17.75      $19.82      $21.58      $22.80     $21.67      $20.89          --
   Asking market rent per sq. ft.................    $27.00
11 Canal Center
   Square feet expiring..........................     9,000          --       5,000       2,000         --       5,000          --
   Full service St-Line rent per sq. ft..........    $36.11          --      $20.80      $19.50         --      $25.60          --
   Asking market rent per sq. ft.................    $27.00
99 Canal Center
   Square feet expiring..........................     2,000       4,000       5,000      27,000     62,000      22,000      16,000
   Full service St-Line rent per sq. ft..........        --      $15.75      $16.40      $21.07     $25.11      $25.45      $23.13
   Asking market rent per sq. ft.................    $27.00
TransPotomac Plaza 5
   Square feet expiring..........................    14,000       9,000       2,000       2,000     15,000      27,000          --
   Full service St-Line rent per sq. ft..........    $20.50      $18.22      $21.50      $16.00     $18.33      $19.81          --
   Asking market rent per sq. ft.................    $24.00
Sixty State Street
   Square feet expiring..........................        --      26,000      34,000       3,000     29,000     153,000      90,000
   Full service St-Line rent per sq. ft..........        --      $28.50      $27.62      $27.00     $32.07      $32.61      $24.70
   Asking market rent per sq. ft.................    $39.00
Corporate 500 Centre
   Square feet expiring..........................    --          42,000       9,000      34,000     39,000      69,000     132,000
   Full service St-Line rent per sq. ft..........    --          $28.69      $31.33      $30.35     $33.87      $31.14      $28.91
   Asking market rent per sq. ft.................    $32.00
----------------------------------------------------------------------------------------------------------------------------------

500 Boylston Street
   Square feet expiring..........................   10,000          --          --          --     213,000       715,000
   Full service St-Line rent per sq. ft..........   $24.10          --          --          --      $36.31        $38.54
   Asking market rent per sq. ft.................
222 Berkeley Street
   Square feet expiring..........................       --          --          --     253,000      19,000       528,000
   Full service St-Line rent per sq. ft..........       --          --          --      $26.76      $36.89        $28.78
   Asking market rent per sq. ft.................
Charlotte Plaza
   Square feet expiring..........................  113,000      11,000       1,000          --     189,000       557,000
   Full service St-Line rent per sq. ft..........   $18.42      $26.00      $22.00          --      $19.36        $22.28
   Asking market rent per sq. ft.................
200 Galleria
   Square feet expiring..........................    3,000          --      11,000          --          --       410,000
   Full service St-Line rent per sq. ft..........   $25.33          --      $25.64          --          --        $21.19
   Asking market rent per sq. ft.................
11 Canal Center
   Square feet expiring..........................       --       5,000          --      42,000          --        68,000
   Full service St-Line rent per sq. ft..........       --      $23.20          --      $24.83          --        $25.81
   Asking market rent per sq. ft.................
99 Canal Center
   Square feet expiring..........................       --          --          --          --          --       138,000
   Full service St-Line rent per sq. ft..........       --          --          --          --          --        $23.20
   Asking market rent per sq. ft.................
TransPotomac Plaza 5
   Square feet expiring..........................       --          --          --      10,000          --        79,000
   Full service St-Line rent per sq. ft..........       --          --          --      $26.40          --        $20.25
   Asking market rent per sq. ft.................
Sixty State Street
   Square feet expiring..........................  118,000          --      35,000      10,000     308,000       806,000
   Full service St-Line rent per sq. ft..........   $28.83          --      $33.03      $73.20      $39.26        $33.85
   Asking market rent per sq. ft.................
Corporate 500 Centre
   Square feet expiring..........................   14,000       --        135,000      43,000     108,000       625,000
   Full service St-Line rent per sq. ft..........   $28.00       --         $30.07      $29.72      $31.76        $30.34
   Asking market rent per sq. ft.................
----------------------------------------------------------------------------------------------------------------------------------

All Properties Total
   Square feet expiring**........................       183         714         784         812         822       1,168       1,255
   Straight-Line rent**..........................   $ 3,805     $15,586     $17,214     $16,915     $21,458     $23,457     $27,402
   Straight-Line rent per sq. ft.................   $ 20.79     $ 21.83     $ 21.96     $ 20.83     $ 26.10     $ 20.08     $ 21.83
   Recoveries**..................................   $   553     $ 4,492     $ 4,162     $ 4,470     $ 4,118     $ 6,595     $10,341
   Full service St-Line rent**...................   $ 4,358     $20,078     $21,376     $21,385     $25,576     $30,052     $37,743
   Full service St-Line rent per sq. ft..........   $ 23.81     $ 28.12     $ 27.27     $ 26.34     $ 31.11     $ 25.73     $ 30.07
   % Full service St-Line rent...................      1.39%       6.39%       6.80%       6.81%       8.14%       9.56%      12.01%
   No. of tenant leases expiring.................        71         145         112         112          87          96          38
   Weighted avg. asking market rent per sq.
    ft...........................................   $ 32.43

All Properties Total
   Square feet expiring**........................      831        236         758         636       2,322       10,521
   Straight-Line rent**..........................  $18,147     $7,211     $20,313     $12,903     $52,995     $237,406
   Straight-Line rent per sq. ft.................  $ 21.84     $30.56     $ 26.80     $ 20.29     $ 22.82     $  22.56
   Recoveries**..................................  $ 4,233     $2,068     $ 6,299     $ 4,337     $25,148     $ 76,816
   Full service St-Line rent**...................  $22,380     $9,279     $26,612     $17,240     $78,143     $314,222
   Full service St-Line rent per sq. ft..........  $ 26.93     $39.32     $ 35.11     $ 27.11     $ 33.65     $  29.87
   % Full service St-Line rent...................     7.12%      2.95%       8.47%       5.49%      24.87%      100.00%
   No. of tenant leases expiring.................       33         14          13          21          26          768
   Weighted avg. asking market rent per sq.
    ft...........................................

---------------
 * Includes 4,605 square feet of retail space leased to The Gap at a base rent of $871,000 and recoveries of $6,000, totalling a full service rent of $877,000.

** In thousands.

TENANT RETENTION

     The following table sets forth the Company's tenant retention on expiring leases since January 1, 1993. The analysis is based upon the percentage of expiring leases in the appropriate building with a tenant or subtenant being retained in the expiring space or an existing tenant expanding into the expiring space. A tenant is assumed to be retained in the year in which their lease is renewed or extended.

                                           1/97-9/97                           1996                             1995
                                 ------------------------------   ------------------------------   ------------------------------
                                 RETAINED   EXPIRING              RETAINED   EXPIRING              RETAINED   EXPIRING
                                 SQ. FT.    SQ. FT.     RET. %    SQ. FT.    SQ. FT.     RET. %    SQ. FT.    SQ. FT.     RET. %
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
One Norwest Center
 Denver, Colorado............... 254,000    286,000        89%     44,000     73,000        60%     65,000     71,000        92%
Norwest Center
  Minneapolis, Minnesota........ 184,000    198,000        93       4,000     10,000        40      23,000     24,000        96
Washington Mutual Tower
  Seattle, Washington........... 153,000    171,000        89      87,000    106,000        82      30,000     45,000        67
125 Summer Street
  Boston, Massachusetts.........  22,000     48,000        46      96,000     97,000        99          --         --        --
Tower 56
  New York, New York............  29,000     34,000        85      46,000     54,000        85          --         --        --
One Lincoln Centre
  Oakbrook Terrace, Illinois....  24,000     31,000        77          --         --        --          --         --        --
The Frick Building
  Pittsburgh, Pennsylvania......  99,000    114,000        87          --         --        --          --         --        --
527 Madison Ave.
  New York, New York............   6,000     21,000        29          --         --        --          --         --        --
                                 -------    -------    --- ----   -------        ---    --- --- -  -------        ---    --- --- -
Total/Weighted Average.......... 771,000    903,000        85%    277,000    340,000        81%    118,000    140,000        84%

                                               1994                             1993
                                  ------------------------------   ------------------------------
                                  RETAINED   EXPIRING              RETAINED   EXPIRING
                                  SQ. FT.    SQ. FT.     RET. %    SQ. FT.    SQ. FT.     RET. %
                                  --------   --------   --------   --------   --------   --------
                                 <
One Norwest Center
 Denver, Colorado...............   94,000     95,000        99%    127,000    155,000        82%
Norwest Center
  Minneapolis, Minnesota........   16,000     26,000        62      25,000     38,000        66
Washington Mutual Tower
  Seattle, Washington...........  127,000    154,000        82      90,000    130,000        69
125 Summer Street
  Boston, Massachusetts.........       --         --        --          --         --        --
Tower 56
  New York, New York............       --         --        --          --         --        --
One Lincoln Centre
  Oakbrook Terrace, Illinois....       --         --        --          --         --        --
The Frick Building
  Pittsburgh, Pennsylvania......       --         --        --          --         --        --
527 Madison Ave.
  New York, New York............       --         --        --          --         --        --
                                  -------        ---    --- --- -  -------        ---    --- --- -
Total/Weighted Average..........  237,000    275,000        86%    242,000    323,000        75%

LEASING COSTS AND CAPITAL EXPENDITURES

     NON-INCREMENTAL REVENUE-GENERATING (RECURRING LEASING COSTS AND CAPITAL EXPENDITURES)

     The following table shows Historical Non-Incremental Revenue-Generating Leasing Costs which are the leasing costs (tenant improvements and leasing commissions), in total and on a per square foot basis, to re-lease expiring leases or renew or extend existing leases. Additionally, the table shows Historical Non-Incremental Revenue-Generating Capital Expenditures which are capital expenditures expended to maintain a property in a Class A manner and do not give rise to additional earnings capacity, but rather allow the property to maintain its competitive position within its market.

                                                                                                              TOTAL/WEIGHTED
                                           1/97 - 9/97      1996          1995         1994         1993         AVERAGE
                                           -----------   ----------    ----------   ----------   ----------   --------------
ONE NORWEST CENTER
Total Tenant Lease Costs.................  $1,691,088    $1,009,006    $  141,135   $  540,444   $  754,802    $  4,136,475
Total Per Square Foot Leased.............        5.86         12.39          1.86         4.58         4.25            5.58
NORWEST CENTER
Total Tenant Lease Costs.................      51,651        42,237       144,275       30,193      154,940         423,296
Total Per Square Foot Leased.............        0.27          6.37          5.77         1.12         4.07            1.49

WASHINGTON MUTUAL TOWER
Total Tenant Lease Costs.................   1,061,621       793,361       290,971    1,065,962    1,303,860       4,515,775
Total Per Square Foot Leased.............        5.71          6.37          5.40         7.06         8.66            6.78

125 SUMMER STREET
Total Tenant Lease Costs.................   1,251,353     2,158,339            --           --           --       3,409,692
Total Per Square Foot Leased.............       53.33         18.32            --           --           --           24.14

TOWER 56
Total Tenant Lease Costs.................     501,028       339,124            --           --           --         840,152
Total Per Square Foot Leased.............       10.46          8.04            --           --           --            9.32

ONE LINCOLN CENTRE
Total Tenant Lease Costs.................     137,796         2,859            --           --           --         140,655
Total Per Square Foot Leased.............        4.70          0.78            --           --           --            4.27

THE FRICK BUILDING
Total Tenant Lease Costs.................   1,161,553            --            --           --           --       1,161,553
Total Per Square Foot Leased.............       11.08            --            --           --           --           11.08

527 MADISON AVENUE
Total Tenant Lease Costs.................     463,931            --            --           --           --         463,931
Total Per Square Foot Leased.............       36.19            --            --           --           --           36.19
                                             --------    ----------    ----------   ----------   ----------      ----------
CORNERSTONE PORTFOLIO
Total Tenant Lease Costs.................  $6,320,021    $4,344,926    $  576,381   $1,636,599   $2,213,602    $ 15,091,529
Total Per Square Foot Leased.............        7.18         11.55          3.72         5.53         6.04            7.28

CAPITAL EXPENDITURES.....................  $  267,151    $  532,851(1)         --   $   50,801           --    $    850,803
Weighted Average Square Footage Owned....   4,905,000     4,139,000     3,500,000    3,461,000    3,461,000      19,466,000
Per Square Foot..........................  $     0.05    $     0.13            --   $     0.01           --    $       0.04

---------------

(1) Start-up capital included in the purchase price of 125 Summer Street and The Frick Building.

     INCREMENTAL REVENUE-GENERATING (NON-RECURRING LEASING COSTS AND CAPITAL EXPENDITURES)

     The following table shows Historical Incremental Revenue-Generating Leasing Costs, which are the leasing costs (tenant improvements and leasing commissions) required (i) to lease first generation space in development properties or (ii) to lease space which was vacant at the time of the acquisition of a Property which will increase the overall return on the Property. Additionally, the table shows Historical Incremental Revenue-Generating Capital Expenditures which are capital expenditures expended to increase the profitability of the building either through generation of higher earnings, or by improving building systems efficiency, thus producing lower operating expenses prospectively.

                                                                                                               TOTAL/WEIGHTED
                                              1/97-9/97       1996         1995         1994         1993         AVERAGE
                                              ----------   ----------   ----------   ----------   ----------   --------------
ONE NORWEST CENTER
Total Tenant Lease Costs....................          --           --           --           --           --             --
Total Per Square Foot.......................          --           --           --           --           --             --

NORWEST CENTER
Total Tenant Lease Costs....................          --           --           --           --           --             --
Total Per Square Foot.......................          --           --           --           --           --             --

WASHINGTON MUTUAL TOWER
Total Tenant Lease Costs....................  $  378,594   $  643,235           --           --           --     $1,021,829
Total Per Square Foot.......................        6.04         4.39           --           --           --           4.89

125 SUMMER STREET
Total Tenant Lease Costs....................          --      369,727           --           --           --        369,727
Total Per Square Foot.......................          --        11.16           --           --           --          11.16

TOWER 56
Total Tenant Lease Costs....................          --      174,266           --           --           --        174,266
Total Per Square Foot.......................          --        24.49           --           --           --          24.49

ONE LINCOLN CENTRE
Total Tenant Lease Costs....................     261,538        9,706           --           --           --        271,244
Total Per Square Foot.......................       22.13         5.00           --           --           --          19.72

THE FRICK BUILDING
Total Tenant Lease Costs....................     325,041           --           --           --           --        325,041
Total Per Square Foot.......................       16.77           --           --           --           --          16.77

527 MADISON AVENUE
Total Tenant Lease Costs....................          --           --           --           --           --             --
Total Per Square Foot.......................          --           --           --           --           --             --
                                              ----------   ----------   ----------   ----------   ----------    -----------

CORNERSTONE PORTFOLIO
Total Tenant Lease Costs....................  $  965,173   $1,196,934           --           --           --     $2,162,107
Total Per Square Foot.......................       10.28         6.34           --           --           --           7.65

CAPITAL EXPENDITURES........................  $  153,007   $   25,500   $  135,194   $  102,567   $  967,533     $1,383,801
Weighted Average Square Footage Owned.......   4,905,000    4,139,000    3,500,000    3,461,000    3,461,000     19,466,070
Per Square Foot.............................  $     0.03   $     0.01   $     0.04   $     0.03   $     0.28     $     0.07

MORTGAGE INDEBTEDNESS AND CREDIT FACILITY

     The following table sets forth certain information regarding the consolidated debt obligations of the Company as of September 30, 1997, including mortgage obligations relating to the Properties but not including indebtedness under the Revolving Credit Facility. All of this debt, with the exception of the Convertible Promissory Note Due 2001, is nonrecourse to the Company. However, even with respect to nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misappropriation of funds and environmental liabilities.

     The Company has a $350 million, unsecured Revolving Credit Facility from Bankers Trust Company and The Chase Manhattan Bank which expires in October 2000. Borrowings under the Revolving Credit Facility bear interest at a rate between 1.10% and 1.40% over LIBOR, depending on the Company's leverage ratio at the time of borrowing.

                                    PRINCIPAL
                                      AMOUNT
                                      ($ IN
                                    THOUSANDS)
                                      (AS OF                       INTEREST                           PREPAYMENT
        PROPERTY/OBLIGATION          9/30/97)    AMORTIZATION        RATE           MATURITY DATE     PROVISIONS
----------------------------------- ----------   -------------     --------         -------------   --------------
Convertible Promissory Note due
  2001(1)..........................  $ 12,926    Interest only       8.11%max(2)      Jan-2001      Not prepayable
One Norwest Center.................    97,018    30 year             7.50             Aug-2001                  (3)
125 Summer Street..................    50,000    Interest only(4)    7.20             Jan-2003                  (5)
Tower 56...........................    17,786    30 year             7.67             May-2003                  (6)
Washington Mutual Tower............    79,100    Interest only       7.53             Nov-2005                  (7)
Norwest Center.....................   110,000    Interest only       8.74             Dec-2005      Not prepayable
Dearborn Land(8)...................    10,000    Interest only       0.00(9)          Oct-2000      Not prepayable
TransPotomac Plaza 5 and
  Charlotte Plaza(8)...............    55,000    Interest only       7.28             Oct-2000      Not prepayable
527 Madison Avenue and
  One Lincoln Centre(8)............    65,000    Interest only       7.47             Oct-2004      Not prepayable
Market Square(10) and
  200 Galleria(8)..................   120,000    Interest only       7.54             Oct-2007      Not prepayable
Sixty State Street(11).............    89,630    30 year             6.84             Jan-2005                 (12)
Corporate 500 Centre...............    80,000    Interest only       6.63(13)        July-2002          Prepayable
                                    ----------                        ---
    Total/Weighted Average.........  $786,460                        7.40%
                                    ==========                     =======

---------------

 (1) The lender, Hines, has the right to convert the note into Common Stock at a conversion price of $14.30 per share. At maturity, the Company is entitled to repay the principal of the note with Common Stock priced at the lesser of $14.30 per share or the then existing share price.

 (2) Lesser of 30-day LIBOR plus 0.5% or 8.11%.

 (3) No prepayment until July 24, 1998. From July 24, 1998 through July 23, 2000, prepayment fee is greater of 1% of outstanding principal balance or Treasury Yield Maintenance (as defined). Beginning July 24, 2000, prepayment fee is Treasury Yield Maintenance. The loan may be prepaid at par during last 90 days of loan.

 (4) Interest only payments through January 1, 2001, with a 25-year amortization schedule thereafter.

 (5) Beginning July 1, 1999, prepayment fee is greater of Treasury Yield Maintenance or 1% of outstanding principal balance. Prepayment without fee on or after three months prior to maturity date.

 (6) Open to prepayment after December 31, 1999 with a prepayment fee of greater of 1.0% of principal balance or Treasury Yield Maintenance (as defined). Prepayment without fee on or after three months prior to maturity date.

 (7) No prepayment rights through September 30, 1998, prepayable thereafter, with a prepayment fee of the greater of: (1) 1.0% of the outstanding principal balance or (2) Treasury Yield Maintenance (as defined). Prepayment without fee for the six months prior to the maturity date.

 (8) The four notes arising from the DIHC Acquisition are cross-collateralized having the effect of forming a "collateral pool" for the underlying notes.

 (9) The interest rate on the loan will increase to 7.28% upon the sale of the Dearborn Land.

(10) The collateral for this loan is a pledge of the $181 million first mortgage loan on Market Square which the Company purchased from PGGM.

(11) While the face amount of the loan is $78,500,000, since the interest rate is 9.5%, the Company has recorded the debt at $89,630,000, which is the market value of the loan at the time of the closing based upon a market interest rate for similar quality loans of 6.84%.

(12) Beginning February 1, 2000, the prepayment fee is equal to the greater of 2% or Treasury Yield Maintenance (as defined in the loan agreement therefor). The 2% maximum is reduced by 0.25% per annum thereafter until it reaches 1%. The loan is prepayable during the last 90 days.

(13) The interest rate on the loan is LIBOR plus 100 basis points. However, the Company has entered into an interest rate swap with Bankers Trust Company which effectively fixes the interest rate at 6.63%.

MARKET DATA

  Boston

     The Company has four properties in Downtown Boston: 125 Summer Street, 500 Boylston Street, 222 Berkeley Street and Sixty State Street. The Company, through a wholly-owned subsidiary, holds the fee interest in 125 Summer Street, which is managed by Hines pursuant to a management contract that, after December 1998, may be terminated upon 30 days' notice. Hines currently owns 349,650 shares of the Company's Common Stock. Each of 500 Boylston Street and 222 Berkeley Street is owned by a separate partnership in which the Company owns a 91.5% interest and Hines owns an 8.5% interest. Cash flow, excess financing and sales proceeds are shared on a pro rata basis between the Company and Hines with respect to each such partnership. The Company consolidates its investment in both partnerships. In addition, through buy-sell agreements that become effective in 2007 with respect to each partnership, either the Company or Hines will have the right to withdraw from the partnership by offering to the other its entire interest in the partnership, or if such offer is not accepted, the right to buy the other partner's entire interest in the partnership and gain full control in the underlying asset. The Company holds the second mortgage on Sixty State Street, behind a first mortgage in the amount of $78.5 million.

     The Company believes that the economic fundamentals of the Boston area are strong. The Boston metropolitan area has one of the healthiest economies in the northeast and is the growth leader among the largest industrial markets in the region. As of March 31, 1997, Boston, with a population of 5.8 million people, was the fifth largest MSA in the nation. The median per capita personal income in 1995 for the greater Boston area was $27,361, which was 18% above the national level.

     Led by an expanding financial services industry and a revitalized high technology sector, the economic expansion of Boston has been broad based. Much of the city's success has come from the strength of its internal resources such as a highly skilled labor pool, a focus on research and development, local capital sources and a host of firms that have become dominant in their respective industries. During the late 1980s and early 1990s, the Boston economy slowed and the national recession dominated the area. Over the last ten years, office employment in Boston grew at an average annual rate of approximately 2.0%, compared to approximately 2.7% at the national level. The past few years have seen continued diversification of the economy and increases in total employment. For the year ended March 31, 1997, office employment in Boston grew 5.7%, compared to 4.4% nationwide. The services and the finance, insurance and real estate ("FIRE") sectors dominated local growth, expanding 4.4% and 2.2%, respectively, compared to 4.3% and 1.8%, respectively, at the national level. Torto Wheaton Research ("Torto Wheaton") forecasts a 2.1% average annual increase in office employment for both the Boston MSA and the nation over the next ten years.

     As of September 30, 1997, the metropolitan Boston office market contained approximately 105 million square feet of space, over 50% of which was built after 1980. The Downtown submarket, where all of the Boston Properties are located, comprised 48.9 million square feet of office space and consists of seven individual submarkets. Approximately 31 million square feet, or 63% of Downtown office space, is classified as Class A office space. As of September 30, 1997, the Downtown submarket had an overall occupancy rate of 95.4%, and with a Class A occupancy rate of 96.9%, had one of the top five Class A occupancy rates in the nation. During the second quarter of 1997, the newly renovated 590,000 square foot 28 State Street building returned to the market. This property was 85% leased within six months of its completion.

     Both 125 Summer Street and Sixty State Street are located in the Financial District of the Downtown submarket. As of September 30, 1997, the Financial District consisted of 30 million square feet of office space, approximately 70% of which was Class A space, and had overall and Class A occupancy rates of 96.1% and 97.1%, respectively.

     The Company's other two Boston assets, 222 Berkeley Street and 500 Boylston Street, are located in the Back Bay area of the Downtown submarket. As of September 30, 1997, the Back Bay area contained 10.9 million square feet of office space, 7.0 million of which was Class A, and had overall and Class A occupancy rates of 96.5% and 96.6%, respectively.

     According to Torto Wheaton's second quarter 1997 forecast, demand will continue to outpace supply over the next two years in the Downtown Boston office market with approximately 614,000 square feet of new office space entering the market and approximately 966,000 square feet of net absorption expected during the period.

                  Downtown Boston Office Market Demand Trends


                   Annual            Year-End
                    Net              Occupancy
                 Absorption            Rate
                 ----------          ---------
   1992          1,012,000             0.855
   1993          1,156,000             0.862
   1994          1,626,000               0.9
   1995          1,374,000             0.931
   1996          1,376,000             0.936
3Q 1997            921,000             0.954

Source:  Torto Wheaton Research.

Note: Time series represents all office space in the entire Downtown Area. Net Absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.


  Washington, D.C.

     The Company has four Properties located in the metropolitan Washington, D.C. area: Market Square, in the East End of Washington, D.C., and 11 Canal Center, 99 Canal Center and TransPotomac Plaza 5 located within two adjacent office complexes in the waterfront office district of Alexandria, Virginia. The Company holds the first mortgage on the Market Square Property and has an option to purchase an 85.7% interest in Market Square Associates, the partnership that, together with Crow-Pennsylvania Avenue Limited Partnership, owns a 70% interest in Avenue Associates along with Western Associates Limited Partnership. Avenue Associates holds the fee title to Market Square. Trammell Crow Real Estate Services, Inc. manages this Property under a long-term management agreement. The Company holds title to 11 Canal Center, 99 Canal Center and TransPotomac Plaza 5 through three wholly-owned subsidiaries. These Properties are managed by Faison and Associates, Inc.

     The Company believes that the economic fundamentals of the Washington, D.C. area are positive. As of March 31, 1997, Washington, D.C. had a metropolitan statistical area ("MSA") population of 4.6 million people, making it the seventh largest in the country. The MSA includes the District of Columbia, Suburban Maryland and Northern Virginia. The mean per capita personal income in 1994 for the MSA was $27,762, which was 33.4% above the national level.

     The Washington, D.C. MSA enjoyed very rapid growth and diversification during the 1980s, with private sector industries such as high tech, health services, telecommunications and biotechnology leading the way. The MSA recorded an annual office growth rate of approximately 2.7% over the last ten years. For the year ending March 31, 1997, office employment in the MSA increased 2.7%, compared to an increase of 4.4% observed nationwide. Over the next decade, Torto Wheaton forecasts an average annual MSA office employment growth of 2.2%, compared to 2.1% for the nation.

     The East End submarket, where Market Square is located, doubled in size over the last decade to 24 million square feet of office space. The tenant base in the East End is dominated by services firms, particularly law firms and trade associations. As of September 30, 1997, East End contained approximately 14.8 million square feet of Class A office space, almost as much Class A office space as all other District markets combined. The East End area also includes many government agencies (12% share of the Class A market), several hotels, the old retail corridor and the city's convention center. The MCI Center, a new sports arena located in the center of the East End, will host the professional basketball and hockey teams of Washington, D.C. and is expected to revitalize the surrounding Gallery Place area.

     As of September 30, 1997, the metropolitan Washington, D.C. market contained 207.4 million square feet of office space, approximately 63% of which had been built after 1980. The East End submarket, where Market Square is located, contained approximately 24 million square feet of space, over 60% of which was Class A office space, and had overall and Class A occupancy rates of 89.1% and 95.2%, respectively. According to Torto Wheaton's second quarter 1997 forecast, the East End submarket is expected to tighten over the next two years, with approximately 950,000 square feet of new office supply entering the submarket and approximately 1.4 million square feet of net absorption projected for the period.

                           East End Washington, D.C.
                          Office Market Demand Trends


Year-End Occupancy

                   Annual            Year-End
               Net Absorption     Occupancy Rate
               --------------     --------------
   1992          1,723,000             0.872
   1993            687,000             0.898
   1994            560,000             0.925
   1995            430,000             0.924
   1996           -482,000             0.905
3Q 1997             10,000             0.891


Source: Torto Wheaton Research.

Note: Time Series represents all office spance in the East End submarket. Net absorption data for 1997 represents the first three quarters of the only. Occupancy data for 1997 is as of September 30, 1997.



     Northern Virginia, where 11 and 99 Canal Center and TransPotomac Plaza 5 are located, is a relatively new market. Approximately 50% of the 83.7 million square feet of office space has been built since 1980. The real estate industry in Northern Virginia has made a significant recovery from the collapse of the market in the late 1980s, and as of September 30, 1997, Northern Virginia had a 95.7% overall occupancy rate . While the exodus of tenants from Washington, D.C. drove the Suburban market's early recovery and development, recent growth has been due to the transformation of Northern Virginia into one of the nation's top high-tech areas.

     As of September 30, 1997, the Northern Virginia office market contained
83.7 million square feet of space. The Alexandria submarket, where the Company's Properties are located, contained approximately 4.6 million square feet of office space, 2.9 million of which was Class A, and had overall and Class A occupancy rates of 91.7% and 90.0%, respectively. According to Torto Wheaton's second quarter 1997 forecast, supply is expected to outpace demand in the Alexandria submarket over the next two years with approximately 354,000 square feet of new office space entering the market and net absorption of approximately 146,000 square feet expected for the period.


                     Alexandria Office Market Demand Trends




                   Annual            Year-End
               Net Absorption     Occupancy Rate
               --------------     --------------
   1992             90,000             0.901
   1993            108,000             0.918
   1994            -42,000              0.93
   1995            171,000             0.942
   1996             36,000             0.949
3Q 1997             -9,000             0.947



Source: Torto Wheaton Research.

Note: Time Series represents all office spance in the Alexandria submarket. Net absorption data for 1997 represents the first three quarters of the only. Occupancy data for 1997 is as of September 30, 1997.


  Atlanta

     The Company has two Properties, 200 Galleria and 191 Peachtree Street, located in the Atlanta market. The Company holds the fee interest in 200 Galleria through a wholly-owned subsidiary. This Property is managed by CK Atlanta Office Management, Inc. The Company holds the first mortgage on 191 Peachtree Street and an 80% partnership interest in One Ninety One Peachtree Associates, the partnership which owns this Property. The Company's interest in One Ninety One Peachtree Associates is accounted for on the equity method, as the Company has substantial control over major decisions, as well as the right to become managing general partner. In 1996 and 1997, the minority partner received an annual incentive distribution of $250,000 which, the Company expects, it will continue to receive under the partnership agreement through February 28, 2000, with the Company receiving the remaining cash flow. Through a buy-sell agreement that becomes effective in 2002, either the Company or the minority partner will have the right to withdraw from the partnership by offering to the other its entire interest in the partnership, or if such offer is not accepted, the right to buy the other partner's entire interest in the partnership and gain full control of the asset.

     The Company believes economic fundamentals in the Atlanta market are positive. Atlanta is the political capital of Georgia and is considered the economic capital of the Southeast region. As of March 31, 1997, Atlanta, with a population of approximately 3.6 million, was the tenth largest metropolitan area in the nation. The MSA's median per capita personal income of $24,960 in 1995 was 8% above the national level.

     Atlanta's pro-business attitudes and highly-skilled workforce continue to be recognized on a national and global level. Over 400 of the Fortune 500 industrial and service companies are represented in the city. Major employers include Delta Airlines, AT&T, Bell South, Lockheed International Systems and Turner Broadcasting System. Over the last ten years, office employment in Atlanta has grown at an average annual rate of approximately 4.9%, compared to approximately 2.7% for the nation. For the year ended March 31, 1997, office employment grew 6.5% in Atlanta, compared to 4.4% nationally. In the past year, services and retail trade have been the engines for local growth, increasing at a rate of 8.2% and 7.7%, respectively, compared to increases of 4.3% and 2.1% observed nationwide. According to Torto Wheaton, Atlanta's office employment growth over the next ten years will continue to outpace employment growth nationwide. Torto Wheaton forecasts a 2.9% average annual increase in Atlanta's office employment, compared to 2.1% nationwide.

     As of September 30, 1997, the metropolitan Atlanta office market contained total office space of 95.4 million square feet. The Downtown submarket, where 191 Peachtree Street is located, contained approximately 15.5 million square feet of office space, of which over 70%, or 11 million square feet, was Class A space. Meanwhile, the overall and Class A occupancy rates for the Downtown submarket were 83.1% and 87.3%, respectively.

     According to the Torto Wheaton's second quarter 1997 forecast, the Downtown market will continue to tighten over the next two years, with demand expected to outpace supply. Torto Wheaton projects 660,000 square feet of new supply for the Downtown market over the next two years, with more than one million square feet of net absorption projected for the period.

                  Downtown Atlanta Office Market Demand Trends


                   Annual            Year-End
                    Net              Occupancy
                 Absorption            Rate
                 ----------          ---------
   1992          1,290,000             0.704
   1993          1,076,000             0.761
   1994            539,000             0.798
   1995            873,000             0.854
   1996           -638,000             0.809
3Q 1997            328,000             0.831

Source:  Torto Wheaton Research.

Note: Time series represents all office space in Downtown Atlanta. Net Absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.



     As of September 30, 1997, the Northwest submarket, where 200 Galleria is located, contained approximately 18.2 million square feet of office space, of which 56%, or 10.2 million was Class A office space. The overall and Class A occupancy rates for Northwest Atlanta were 91.4% and 90.7%, respectively. According to Torto Wheaton's second quarter 1997 forecast, 2.2 million square feet of new supply will enter the submarket over the next two years, with approximately 1.4 million square feet of total net absorption forecasted for the period.


                 Northwest Atlanta Office Market Demand Trends


                   Annual            Year-End
                    Net              Occupancy
                 Absorption            Rate
                 ----------          ---------
   1992            746,000              0.84
   1993            397,000             0.852
   1994            593,000             0.886
   1995            225,000             0.899
   1996            889,000             0.932
3Q 1997            227,000             0.914

Source:  Torto Wheaton Research.

Note: Time series represents all office space in Northwest Atlanta. Net Absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.

  Chicago

     The Company has two Properties in the Suburban Chicago area, as well as a parcel of unimproved land in Downtown Chicago. The Company holds the fee interest in One Lincoln Centre through a wholly-owned subsidiary. This Property is managed by Hines pursuant to a management contract that may be terminated upon 30 days' notice. The Company has entered into a definitive agreement to purchase Corporate 500 Centre.

     The Company believes the economic fundamentals of the Suburban Chicago markets are strong. As of March 31, 1997, the population of the Chicago MSA was
7.8 million, making it the third largest in the country. As of 1995, the median per capita personal income for the MSA was $27,309, which was 18% above the national level. The Chicago area has a diversified economic base which is supported by a number of prospering industries, including brokerage firms, air travel, electronics, insurance, retail and printing/publishing. This diversity has helped reduce vulnerability to economic swings, creating a stable economy. Overall office employment has grown at an annual rate of nearly 3% over the last ten years. For the year ending March 31, 1997, office employment in the Chicago MSA grew by a rate of 3.8%, compared to a 4.4% growth rate observed nationwide.

     As of September 30, 1997, the Chicago MSA contained 188 million square feet of space, 50% of which was built after 1980. Approximately 57% of the MSA's office space is located Downtown, with the remainder located in the outlying suburbs. As of September 30, 1997, Suburban Chicago's 80 million square foot office market had an occupancy rate of 89.9%, compared to the Downtown rate of 86.1%. The Suburban Class A market, which consisted of 30 million square feet of space, posted a 93.1% occupancy rate. As of September 30, 1997, the Oak Brook submarket, where One Lincoln Centre is located, contained 26 million square feet of office space, 10.2 million of which is Class A office space, and had overall and Class A occupancy rates of 90.7% and 91.9%, respectively. The Lake County submarket, where Corporate 500 Centre is located, contained six million square feet of office space, 2.8 million of which was Class A office space, and had overall and Class A occupancy rates of 92% and 94.3%, respectively.

     New office development has returned to the Suburban Chicago market, with Torto Wheaton's second quarter 1997 forecast calling for approximately five million square feet to be added over the next two years. According to the same forecast, supply is expected to lag behind demand over the same period with net absorption just reaching over four million square feet.

                  Suburban Chicago Office Market Demand Trends

                   Annual Net           Year-End
                   Absorption        Occupancy Rate
                   ----------        ---------------

   1992               530,000        0.813     0.817
   1993             1,460,000         0.83      0.17
   1994             2,229,000        0.855     0.145
   1995             2,503,000        0.883     0.117
   1996             1,529,000        0.886     0.114
3Q 1997             1,424,000        0.899     0.101

Source: Torto Wheaton Research.

Note: Time series represents all office space in Suburban Chicago. Net absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.

  New York City

     The Company has two Properties in New York City: Tower 56 and 527 Madison Avenue. The Company, through separate wholly-owned subsidiaries, holds the fee interest in both of these Properties. Both Properties are managed by HRO International Ltd. ("HRO") pursuant to management contracts that may be terminated upon 30 days' notice.

     The Company believes that the economic fundamentals of the New York City area are positive. As of March 31, 1997, the population of the New York MSA was
8.65 million people, making it the second largest MSA in the nation. The mean per capita personal income for 1994 for the MSA was $27,975, which was 34.4% above the national level.

     Over the last ten years, the New York MSA sustained significant employment losses, mainly in the financial services area, due to the nationwide recession. The average office employment growth during this period decreased approximately 0.5% annually, compared to average annual increases of approximately 2.7% nationwide. The national economic recovery, coupled with stellar gains on Wall Street, caused the MSA to post a 3.1% gain in office employment for the year ending March 31, 1997. Over the next ten years, Torto Wheaton forecasts office employment to increase by an average of 0.6% annually compared to 2.1% nationwide. Key factors supporting a positive view of the New York City market include: (1) a strong local economy resulting from significant growth in financial services, entertainment and tourism; (2) historically low crime levels; (3) a highly educated workforce with a mean per capita income 34.3% higher than the national average; (4) major barriers to entry, including a lack of well-located building sites and the high cost of building new office space; and (5) the continued trend in the market to redevelop obsolete office space for alternative uses.

     Midtown market leasing has been driven by numerous small to mid-size office tenants in the legal, communications, entertainment and financial advisory sectors. These firms have provided sufficient growth to partially offset net losses from corporate restructuring and financial services consolidation. However, due to a significant number of large tenants signing long-term leases over the past few years, smaller transactions are expected to continue to dominate leasing activity through 1999, when tenants who signed 10-year leases in new buildings built in the late 1980s return to the market.

     As of September 30, 1997, the Manhattan office market contained approximately 347 million square feet of space. The Midtown submarket, where the Properties are located, contained approximately 244 million square feet of space, 183 million, or 75%, of which is Class A space, and had overall and Class A occupancy rates of 93.1 % and 94.1%, respectively. 4 Times Square, a 1.5 million square foot office tower, is currently under construction in the Times Square area of Midtown Manhattan. The building, expected to be completed in 1999, is heavily pre-leased to two large tenants.

     The Midtown office market is comprised of 12 individual submarkets. Tower 56 is located within Midtown's Park/Lexington market, while 527 Madison is located within the Madison Avenue submarket. As of September 30, 1997, Class A occupancy in the Park/Lexington and Madison Avenue submarkets was 95.1% and 94.0%, respectively.

                  Midtown Manhattan Office Market Demand Trends


                    Annual            Year-End
                     Net              Occupancy
                  Absorption            Rate
                  ----------          ---------
   1992            2,228,000             0.855
   1993            4,019,000             0.873
   1994              744,000             0.856
   1995            3,147,000             0.883
   1996            4,915,000             0.906
3Q 1997            3,650,000             0.931

Source: Torto Wheaton Research.

Note: Time series represents all office space in Midtown Manhattan. Net absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.


  Charlotte

     The Company has one Property, Charlotte Plaza, located in Uptown Charlotte. The Company holds the fee interest in this Property through two wholly-owned subsidiaries. The Property is managed by Trammell Crow SE, Inc.

     The Company believes the economic fundamentals of the Charlotte area are positive. Charlotte is the financial services and distribution hub of the Carolina region and is the largest metropolitan area between Atlanta and Washington, D.C., with a population of 1.34 million as of March 31, 1997. The median per capita personal income in 1995 for the MSA was $22,777, which was 2% below the national average.

     Fifty-three of the Fortune 100 companies are represented within the CBD of Uptown Charlotte. The majority of these firms are involved in the finance, insurance and real estate industries. Major employers include Duke Power Company, IBM Corporation, NationsBank Corporation, First Union Corporation, Southern Bell Telephone and state and local government agencies. Over the last ten years, office employment in Charlotte grew at an annual average rate of approximately 5.4%, compared to approximately 2.7% at the national level. Over the year ended March 31, 1997, Charlotte's office employment growth continued to outpace the nation's, increasing 5.9%, compared to 4.4% nationally. During the same period, the services and government sectors' employment levels increased 6.6% and 5.8%, respectively. Over the next decade, Torto Wheaton anticipates annual average office employment growth of 3.5% and 2.1% at the local and national levels, respectively.

     As of September 30, 1997, the Charlotte MSA contained total office space of
21.5 million square feet, approximately 65% of which was built after 1980. The Uptown submarket, where Charlotte Plaza is located, contained 9.3 million square feet of office space, 5.9 million of which was Class A, and had overall and Class A occupancy rates of 95.2% and 96.6%, respectively.

     According to Karnes Research, Uptown Charlotte is currently experiencing a multi-tenant office building boom. Transamerica Square, a 490,000 square foot building, was completed in 1997 and was 100% leased as of September 30, 1997. In addition, the IJL Financial Center (700,000 square feet) and 525 North Tryon (415,000 square feet) are currently under construction for 1998 delivery. Three First Union Center (912,000 square feet), to be developed by Childress Klein and anchored by First Union, is scheduled to break ground in 1998 and to be completed in late 1999. While these new projects are heavily pre-leased, these significant additions will cause the Uptown office market to soften. Over the next two years, approximately two million square feet of new inventory will be delivered, with total net absorption of just over one million square feet.

                 [UPTOWN CHARLOTTE OFFICE MARKET DEMAND TRENDS]

  Denver

     The Company has one Property, One Norwest Center, located in Downtown Denver. One Norwest Center is owned by 1700 Lincoln Limited, in which the Company owns a 90% partnership interest through its wholly-owned subsidiary, ARICO-Denver, Inc., and a 10% partnership interest through its wholly-owned subsidiary, 1700 Lincoln Inc. This Property is managed by Hines.

     The Company believes economic fundamentals in the Denver market are positive. Key factors supporting a positive view of the Denver market include:
(1) an expanding local economy, (2) improving office occupancy rates in Downtown Denver when certain extraordinary effects are excluded and (3) the lack of new construction of office space. Historically, the financial district in Downtown Denver has been a major hub for many financial institutions in the Rocky Mountain region. The Denver population was 1.89 million as of March 31, 1997, making it the 27th largest MSA in the country. As of 1995, the median per capita income for the MSA was $25,501, which was 10% above the national level.

     The Denver area has experienced strong growth in office employment fueled by a mix of technological, communications and financial service firms, as well as businesses engaged in tourism and miscellaneous business services. Office employment in the Denver area grew at an average annual rate of approximately 4.0% during the last ten years, compared to approximately 2.7% nationwide. For the year ended March 31, 1997, office employment in the Denver area grew 4.3%, as compared to a national average rate of 4.4%. Over the next decade, Torto Wheaton forecasts annual average office employment growth of 2.7% for the Denver area compared to 2.1% nationally.

     As of September 30, 1997, the Denver MSA contained 66.3 million square feet of total office space, approximately 63% of which had been built after 1980. This increase in inventory was largely due to increased interest in oil and gas exploration in the Rocky Mountain Region. The Downtown submarket, where One Norwest Center is located, contained approximately 21.4 million square feet of office space, 11 million of which was Class A space, and had overall and Class A occupancy rates of 90.4% and 93.1%, respectively. According to the second quarter 1997 Torto Wheaton forecast, over one million square feet of new supply is expected to enter the submarket over the next two years, with approximately 1.4 million square feet of net absorption projected for the period.

                  Downtown Denver Office Market Demand Trends


                    Annual            Year-End
                     Net              Occupancy
                  Absorption            Rate
                  ----------          ---------
   1992             352,000              0.838
   1993             373,000              0.857
   1994             322,000              0.875
   1995            -394,000              0.856
   1996             419,000              0,876
3Q 1997             584,000              0,904

Source: Torto Wheaton Research.

Note: Time series represents all office space in Downtown Denver. Net absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.


  Minneapolis

     The Company has one Property, Norwest Center, located in the Minneapolis market. Norwest Center is owned by NWC Limited Partnership ("NWC"), a partnership in which the Company owns a 50% general partnership interest. Sixth & Marquette Limited Partnership ("S&M") owns a 50% partnership interest in NWC. The general partner of S&M is also a Minnesota limited partnership in which Gerald D. Hines, individually, and entities affiliated with Gerald D. Hines are directly or indirectly the sole general partners. The Company has the right, at its sole discretion, to become the managing general partner of NWC. Norwest Center is managed by Hines.

     The Company believes the economic fundamentals of the Minneapolis office market are strong. As of March 31, 1997, the population of the Minneapolis MSA was 2.79 million people, making it the 14th largest MSA in the nation. In 1995, the median per capita income for the MSA was $26,314, which was 13% above the national average.

     The economic base of the Minneapolis-St. Paul area is well diversified. The metropolitan economy includes a broad foundation of income-producing trades including agribusiness, computer/high technology systems, machinery manufacturing, graphic arts, government, medical, and educational institutions. This diversification has helped prevent any major out-migrations during the past and has led to general stability and low unemployment rates. Office employment has been strong during the last ten years, in part because of the area's reputation as a desirable place for corporate relocations. As of September 1996, a total of 32 Fortune 500 companies were headquartered in the Minneapolis-St. Paul area. Over the past ten years, office employment in the MSA grew an average of approximately 3.4% annually, compared to approximately 2.7% at the national level. For the year ending March 31, 1997, office employment growth slowed at the local level, increasing 2.0% compared to 4.4% nationally. The Torto Wheaton second quarter 1997 forecast calls for annual average office employment growth of 2.1% at both the local and national levels.

     As of September 30, 1997, the Minneapolis MSA contained 51.2 million square feet of total office space, approximately 55% of which has been built after 1980. The Minneapolis CBD, where Norwest Center is located, contained approximately 20.6 million square feet of office space, 12.9 million of which was Class A space, and, with overall and Class A occupancy rates of 93.5% and 96.1%, respectively, had one of the top five Class A occupancy rates in the nation. There is currently 1.5 million square feet of office space under construction in two Downtown towers with both buildings expected to be 100% occupied by single tenants. An additional office tower of approximately 900,000 square feet is planned for a 1998 groundbreaking, with over 50% of that project already leased to large tenants. Over the next two years, Torto Wheaton forecasts approximately
1.4 million square feet of net absorption in the submarket.

                Downtown Minneapolis Office Market Demand Trends


                    Annual            Year-End
                     Net              Occupancy
                  Absorption            Rate
                  ----------          ---------
   1992             401,000              0.821
   1993             804,000              0.861
   1994           1,147,000              0.918
   1995              31,000              0.915
   1996             370,000              0.933
3Q 1997             119,000              0.935

Source: Torto Wheaton Research.

Note: Time series represents all office space in Downtown Minneapolis. Net absorption data for 1997 represents the first three quarters of the year only. Occupancy data for 1997 is as of September 30, 1997.


  Pittsburgh

     The Company has one Property, The Frick Building, located in Downtown Pittsburgh. The Company, through a wholly-owned subsidiary, holds the fee interest in this Property. This Property is managed by The Galbreath Company pursuant to a management contract that may be terminated upon 30 days' notice.

     Since the late 1970s, the Pittsburgh MSA has shifted its concentration from a manufacturing economy to a more diversified economic base. In addition to its strength in heavy industry, the city is now recognized as a major finance, business, health care, research and educational center. As a result of Pittsburgh's transition from a manufacturing-based economy to a diversified one, its population steadily declined through the 1970s and 1980s. The population began to stabilize as of 1990, and the current population is approximately 2.5 million.

     Pittsburgh is the seventh largest corporate headquarters location in the United States. Nine Fortune 500 companies have their headquarters in Pittsburgh, including USX Corporation, PPG Industries and the H.J. Heinz Company. The Pittsburgh area is known as one of the largest and most productive centers of scientific and technological innovation in the nation.

     As of December 31, 1997, the Pittsburgh MSA contained 37.3 million square feet of office space. The Pittsburgh CBD, where The Frick Building is located, contained approximately 24.3 million square feet of office space, approximately
14.6 million of which was Class A office space, and had overall and Class A occupancy rates of 84.5% and 89.4%, respectively.

               [DOWNTOWN PITTSBURGH OFFICE MARKET DEMAND TRENDS]

  Seattle

     The Company has one Property, Washington Mutual Tower, located in the Seattle market. The project site (the "Project Site") comprises Washington Mutual Tower and Block 6 ("Block 6"), which consists of a six-level underground parking facility for 810 cars; an adjacent historic brick building (the Brooklyn Building); three levels of restaurants, shops and service businesses; and, to protect sight lines from Washington Mutual Tower, two masonry office buildings located across the street -- the Galland and Seneca Buildings -- master leased by Third and University Limited Partnership ("Third Partnership") through 2005 from Samis Land Company. Wright Runstad & Company has a subordinated equity interest in Washington Mutual Tower and manages the Property for Third Partnership.

     The Project Site is owned by Third Partnership. The Company owns, through a wholly-owned subsidiary, a 50% general partnership interest in Third Partnership. Third Partnership is the successor in interest as lessee under a 13-year lease, expiring in 2005, of the Galland and Seneca Buildings. In general, the Company shares revenues equally with its partner, 1212 Second Avenue Limited Partnership ("1212 Partnership") and also receives certain preference returns. In addition, the Company also receives cash flow that is not shared with 1212 Partnership and is currently due a cumulative preference deficit. The Company holds the right, at its sole discretion, to elect to become the managing general partner of Third Partnership. 1212 Partnership, originally the sole general partner, is now the managing general partner with the obligation to manage and operate Third Partnership's business.

     The Company believes that economic fundamentals in the Seattle market are strong. As of March 31, 1997, the population of the Seattle MSA was
2.27 million, making it the 21st largest in the country. The MSA's median per capita personal income in 1995 was $28,329, which was 22% above the national level. Annual office employment growth in the Seattle area has outpaced the nation over the last ten years, increasing approximately 4.7% on average, compared to approximately 2.7% at the national level. For the year ended
March 31, 1997, local office employment grew 7.3%, compared to 4.4% nationally. Seattle's job base has become increasingly diversified over the last 15 years, thus reducing its dependence on the Boeing Company as an employer. In addition, the Seattle CBD has one of the highest Class A office occupancy rates in the nation (97% as of September 30, 1997). The Torto Wheaton forecast calls for healthy office employment growth over the next decade, with a 3.3% average annual growth rate for the MSA compared to 2.1% for the nation.

     The economy in the Seattle and surrounding Puget Sound area is fairly well diversified. The largest employment sector is the services sector, accounting for approximately 27% of the total non-agricultural employment in the region. The next largest employment sector is wholesale and retail trade with approximately 25% of total non-agricultural employment. Forest products, pulp, paper, aircraft, ships and seafood products are recognized as the traditional components of the region's economic base. Several services, such as transportation, engineering and finance, are also exported and thus considered base industries. An increasing share of software and durable goods is also exported, making these industries significant contributors to the economic base. The area has consistently experienced relatively low unemployment in recent years, with rates below the national average, but did experience slight decreases in employment due to layoffs at Boeing during the early 1990s.

     As of September 30, 1997, the Seattle MSA contained a total inventory of
54.0 million square feet of office space, approximately 61% of which was built after 1980. The Seattle CBD, where Washington Mutual Tower is located, contained approximately 16 million square feet of the metropolitan inventory and 13 million square feet of Class A office space, and, with overall and Class A occupancy rates of 95% and 97.1%, respectively, had one of the top five Class A occupancy rates in the nation. According to the second quarter 1997 Torto Wheaton forecast, the Seattle CBD office market is expected to tighten over the next two years, with absorption outpacing supply by a ratio in excess of 2:1. The Torto Wheaton forecast calls for approximately 620,000 square feet of new inventory to be added to the CBD over the next two years, with absorption totalling approximately 1.4 million square feet.

                 [DOWNTOWN SEATTLE OFFICE MARKET DEMAND TRENDS]

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following tables set forth certain information concerning the Company's directors and executive officers. Officers of the Company serve at the discretion of the Board. In addition to the Company's executive officers, 13 full-time employees assist with the management of the Company's day-to-day operations.

            NAME                AGE                            POSITION
 --------------------------    -----    -------------------------------------------------------
 John S. Moody(1)..........     49      Chairman of the Board, Director, President and Chief
                                        Executive Officer
 Rodney C. Dimock..........     51      Executive Vice President and Chief Operating Officer
 Scott M. Dalrymple........     38      Vice President - Asset Management
 Thomas P. Loftus..........     39      Vice President, Secretary and Controller
 Kevin P. Mahoney..........     36      Vice President, Treasurer and Assistant Secretary
 Thomas A. Nye.............     32      Vice President - Acquisitions
 Francis H. Shields, Jr....     33      Vice President - Acquisitions
 Peter Smichenko...........     34      Vice President - Asset Management
 Robert T. Sorrentino......     43      Vice President - Asset Management
 Scott M. Haley............     27      Assistant Vice President - Finance
 Dick van den Bos..........     57      Director; Director of Property Investment for PGGM
 Cecil D. Conlee...........     60      Director; Chairman of the Conlee Company and CGR
                                        Advisors, Director of Oxford Industries Inc. and
                                        Central Parking Corp. and Managing Director of Rodamco
 George A. Davis...........     58      Director; Real Estate Investment Officer for NYSTRS
 Blake Eagle...............     63      Director; Chairman of the Center of Real Estate at the
                                        Massachusetts Institute of Technology
 Dr. Karl-Ludwig Hermann...     62      Director; Independent Financial Consultant
 Hans C. Mautner...........     59      Director; Chairman, Chief Executive Officer and Trustee
                                        of Corporate Property Investors
 Dr. Lutz Mellinger........     56      Director; Managing Director of Deutsche Bank AG
 Gerald Rauenhorst.........     69      Director; Chairman of the Board of Opus U.S.
                                        Corporation and Opus U.S. L.L.C. and Director of
                                        ConAgra, Inc.
 Michael J.G. Topham.......     49      Director; Executive Vice President and member of the
                                        Executive Committee of Hines Interests Limited
                                        Partnership
 Jan van der Vlist.........     43      Director; Deputy Director of Real Estate Investments
                                        for PGGM

---------------

(1) Mr. Moody is currently a Director and Chairman of the Compensation Committee of Meridian Industrial Trust.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     For a discussion of material federal income tax consequences applicable to distributions to stockholders and the Company's election to be taxed as a REIT, see "Federal Income Tax Considerations" in the accompanying Prospectus. The following discussion of certain federal income tax considerations supplements, and to the extent inconsistent therewith replaces, the discussion set forth under "Federal Income Tax Considerations" in the accompanying Prospectus.

THE TAXPAYER RELIEF ACT OF 1997

     The Taxpayer Relief Act of 1997 (the "1997 Tax Act") contains significant changes to (a) the requirements for qualification as a REIT, (b) the taxation of capital gains of individuals, trusts and estates and (c) the taxation of REITs and their stockholders. Such changes are effective for the Company's taxable years beginning on or after January 1, 1998. In addition to the changes described below, the 1997 Tax Act also contains a number of technical provisions that reduce the risk that a REIT will inadvertently fail to qualify as a REIT.

REPEAL OF 30% GROSS INCOME REQUIREMENT

     Prior to the 1997 Tax Act, less than 30% of the Company's gross income (including gross income from prohibited transactions) was required to be derived from the sale or other disposition of (a) stock or securities held for less than one year, (b) property in a "prohibited transaction" and (c) real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The 1997 Tax Act repealed this requirement for the Company's taxable years beginning on or after January 1, 1998.

DE MINIMIS RULE FOR TENANT SERVICES INCOME

     In determining whether a REIT satisfies the 75% and 95% gross income requirements, "rents from real property" do not include "impermissible tenant service income," which is, with respect to any real or personal property, any amount received or accrued directly or indirectly by the REIT for (a) services furnished or rendered by the REIT to the tenants of such property or (b) managing or operating such property. However, "impermissible tenant service income" does not include amounts derived from (a) services furnished or rendered, or management or operation provided, through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income and (b) services that are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     Prior to the 1997 Tax Act, any impermissible tenant services income received by a REIT from a property caused all rents from such property to be treated as income other than "rents from real property." Under the 1997 Tax Act, effective for the Company's taxable years beginning on or after January 1, 1998, all of the rental income derived by a REIT with respect to a property will not cease to qualify as "rents from real property" if the "impermissible tenant services income" from such property (which is deemed to be an amount that is no less than 150% of the REIT's direct costs of furnishing or rendering the service or providing the management or operation) does not exceed 1% of all amounts received or accrued during the taxable year directly or indirectly by the REIT with respect to such property.

DETERMINATION OF ACTUAL OWNERSHIP OF OUTSTANDING SHARES

     In general, a REIT is required to comply each taxable year with certain Treasury Regulations for the purpose of ascertaining the actual ownership of its outstanding shares. Prior to the 1997 Tax Act, a REIT's failure to comply with such Regulations potentially would have resulted in its disqualification as a REIT. Under the 1997 Tax Act, effective for the Company's taxable years beginning on or after January 1, 1998, a REIT's failure to comply would instead result in a monetary fine imposed on such REIT. However, no penalty would be imposed if such failure is due to reasonable cause and not to willful neglect.

TAXATION OF CAPITAL GAINS

     Under the 1997 Tax Act, for gains realized after July 28, 1997, subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months has been reduced to 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months remains at 28%. The taxation of capital gains of corporations was not changed by the 1997 Tax Act.

TREATMENT OF UNDISTRIBUTED CAPITAL GAINS

     To the extent that the Company does not distribute all of its net capital gain, it will be subject to tax on the undistributed amount of net capital gain. Under the 1997 Tax Act, for the Company's taxable years beginning on or after January 1, 1998, the Company may elect to retain and pay the tax on its net undistributed long-term capital gains on behalf of its stockholders, in which case the stockholders would include in income their proportionate share of the undistributed long-term capital gains and receive a credit or refund for their share of the tax paid by the Company.

     Notwithstanding such an election, the Company apparently continues to be subject to the rule that if the Company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its capital gain net income for such year and (c) any undistributed taxable income from prior periods, the Company would to be subject a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

DESIGNATION OF CAPITAL GAIN DIVIDENDS

     Dividends to U.S. stockholders that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a recently published Internal Revenue Service ("IRS") notice, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured section 1250 gain distribution (25% rate) or
(iii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held his stock.

     In addition, if the Company elects to pay tax on its undistributed long-term capital gains on behalf of its stockholders (as discussed above in "-- Treatment of Undistributed Capital Gains"), the undistributed long-term capital gains are considered to be designated as capital gain dividends and therefore eligible for further designation as one of the three types of capital gain distributions.

ADDITIONAL SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     In general, the sale or other taxable disposition ("sale") of Common Stock by a Five Percent Non-U.S. Stockholder (as defined below) is subject to United States income tax unless and until the Company becomes a domestically controlled REIT. A "Five Percent Non-U.S. Stockholder" is a Non-U.S. Stockholder who, at some time during the five-year period preceding such sale, beneficially owned (including under certain rules of constructive ownership) more than five percent of the total fair market value of the Common Stock (as outstanding from time to time) or owned shares of another class of stock of the Company that represented value equivalent to five percent of the Common Stock (measured at the time such shares were acquired). For so long as the Company continues to be regularly traded on an established securities market, the sale of shares by any other Non-U.S. Stockholder is generally not subject to United States federal income tax (unless any gain realized therefrom is effectively connected with a trade or business conducted by such Non-U.S. Stockholder in the United States or, in the case of a nonresident alien individual, such person is present in the United States for more than 182 days during the taxable year and certain other requirements are met).

     A REIT is a "domestically controlled REIT" if, at all times during the five-year period preceding the relevant testing date, less than 50 percent in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include the Company's dividends in income for United States federal income tax purposes). Currently, more than 50 percent in value of the Company's shares is held directly or indirectly by Non-U.S. Stockholders, and the Company will not qualify as a domestically controlled REIT for at least five years following such date when less than 50 percent is so held. Further, in part because the Common Stock is publicly traded in the United States and Germany, no assurance can be given that the Company will qualify as a domestically controlled REIT even following such five-year period.

     So long as the Company is not a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxable in the same manner as a U.S. Stockholder with respect to gain on the sale of Common Stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

     Even if the sale of shares of Common Stock by a Non-U.S. Stockholder is not subject to United States federal income taxation under the above rules, a Non-U.S. Stockholder would be subject to United States federal income taxation on any gain from such a sale if either (i) such gain is effectively connected with the conduct of a trade on business in the United States by such Non-U.S. Stockholder (in which case the gain will be taxable on a net basis) or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for more than 182 days during the taxable year and certain other requirements are met (in which case such gain will be subject to a 30% tax on a gross basis).

     In all cases, a Non-U.S. Stockholder would remain subject to United States federal income tax in respect of such Non-U.S. Stockholder's share of any distribution by the Company to the extent attributable to gain recognized from the sale of a United States real property interest.

     In addition, under recently issued final Treasury Regulations (the "Final Regulations"), dividends paid to an address outside the United States are no longer presumed to be paid to a resident of such country for the purpose of determining the applicability of withholding taxes and the availability of a reduced tax treaty rate. In addition, the Final Regulations also address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective foreign investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

     THE FOREGOING IS A GENERAL SUMMARY OF THE REASON FOR THE REIT AMENDMENT AND THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS THAT MAY RESULT FROM THE REIT AMENDMENT. THE FOREGOING DISCUSSION IS NOT TAX ADVICE AND IT DOES NOT DEAL WITH ALL TAX ASPECTS THAT MIGHT BE RELEVANT TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF A SALE OF COMMON STOCK.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the terms agreement and related underwriting agreement (collectively, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock if any are purchased.

                                                                       NUMBER OF SHARES
                                 UNDERWRITER                           OF COMMON STOCK
        -------------------------------------------------------------  ----------------
        Merrill Lynch, Pierce, Fenner & Smith Incorporated...........      1,785,740
        BT Alex. Brown Incorporated..................................      1,785,710
        Lazard Freres & Co. LLC......................................      1,785,710
        Lehman Brothers Inc..........................................      1,785,710
        Morgan Stanley & Co. Incorporated............................      1,785,710
        NationsBanc Montgomery Securities LLC........................      1,785,710
        Smith Barney Inc.............................................      1,785,710
                                                                             -------
                     Total...........................................     12,500,000
                                                                             =======

     The Underwriters have advised the Company that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $.55 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate of 1,875,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the 12,500,000 shares of Common Stock offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, the executive officers and certain directors of the Company, as well as NYSTRS, Rodamco, PGGM and DIHC, have agreed that for a period of 90 days from the date of this Prospectus Supplement, they will not, without prior and written consent of Merrill Lynch, offer, sell or otherwise dispose of any shares of Common Stock or any other security convertible into or exercisable for shares of Common Stock.

     Merrill Lynch has from time to time provided investment banking and financial advisory services to the Company. Merrill Lynch and Lazard Freres & Co. LLC served as financial advisors to the Company in connection with the DIHC Acquisition and received customary compensation in connection therewith.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase of shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Lionel Sawyer & Collins, Las Vegas, Nevada. Certain legal matters related to the sale of the shares of Common Stock will be passed upon for the Company by Shearman & Sterling, New York, New York. In addition, the descriptions of federal income tax consequences contained in the section of this Prospectus Supplement entitled "Certain Federal Income Tax Considerations" and in the section of the accompanying Prospectus entitled "Federal Income Tax Considerations" are based upon the opinion of Shearman & Sterling. Certain legal matters related to the Offering will be passed upon for the Underwriters by Rogers & Wells, New York, New York.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   AND NOTES

                                                                                        PAGE
                                                                                        ----
Condensed Consolidated Pro Forma Balance Sheet as of September 30, 1997...............   F-2
Condensed Consolidated Pro Forma Statement of Operations for the nine months ended
  September 30, 1997..................................................................   F-3
Condensed Consolidated Pro Forma Statement of Operations for the year ended
  December 31, 1996...................................................................   F-4
Notes to Condensed Consolidated Pro Forma Financial Statements........................   F-5

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                  (1)
                                              PREVIOUSLY        (2)          (2)           (3)
                                HISTORICAL     REFLECTED    SIXTY STATE   CORPORATE     PRO FORMA     PRO FORMA
                                CORNERSTONE   ADJUSTMENTS     STREET      500 CENTRE   ADJUSTMENTS   CORNERSTONE
                                -----------   -----------   -----------   ----------   -----------   -----------
Assets
  Real estate investments.....   $ 875,714    $ 1,094,870    $ 222,222     $ 151,050    $      --    $ 2,343,856
  Less: Accumulated
     depreciation.............     219,881             --           --            --           --        219,881
                                  --------     ----------     --------    ----------
  Real estate investments,
     net......................     655,833      1,094,870      222,222       151,050           --      2,123,975
  Other assets................     316,152       (199,382)          --            --           --        116,770
                                  --------     ----------     --------    ----------
  Total assets................   $ 971,985    $   895,488    $ 222,222     $ 151,050    $      --    $ 2,240,745
                                  ========     ==========     ========    ==========
Liabilities
  Long-term debt..............   $ 366,830    $   250,000    $  89,630     $  80,000    $      --    $   786,460
  Other liabilities...........      84,528         67,548      132,592        51,050     (215,438)       120,280
                                  --------     ----------     --------    ----------
  Total liabilities...........     451,358        317,548      222,222       131,050     (215,438)       906,740
                                  --------     ----------     --------    ----------

Minority interest.............     (17,356)        30,940           --        10,893           --         24,477
Redeemable preferred stock....          --             --           --            --           --             --

Stockholders' investment......     537,983        547,000           --         9,107      215,438      1,309,528
                                  --------     ----------     --------    ----------
Total liabilities and
  stockholders' investment....   $ 971,985    $   895,488    $ 222,222     $ 151,050    $      --    $ 2,240,745
                                  ========     ==========     ========    ==========

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                               (1)
                                           PREVIOUSLY         (2)           (2)
                            HISTORICAL      REFLECTED     SIXTY STATE    CORPORATE      PRO FORMA      PRO FORMA
                            CORNERSTONE    ADJUSTMENTS      STREET       500 CENTRE    ADJUSTMENTS    CORNERSTONE
                            -----------    -----------    -----------    ----------    -----------    -----------
Revenues
  Office and parking
     rentals...............  $ 103,237       $80,249        $19,349       $ 10,390       $             $ 213,225
  Equity in earnings of
     joint ventures........         --        (2,321)            --             --            --          (2,321)
  Interest and other
     income................      8,432        12,608            811          3,759            --          25,610
                              --------       -------        -------        -------       -------        --------
          Total Revenues...    111,669        90,536         20,160         14,149            --         236,514
                              --------       -------        -------        -------       -------        --------

Expenses
  Building operating
     expenses..............     40,246        29,250          8,585          4,247            --          82,328
  Interest expense.........     22,395        16,757          4,324          3,978        (1,789)(4)      45,665
  Depreciation and
     amortization..........     20,865        12,782          4,163          2,266                        40,076
  General and
     administrative........      5,134           375             --             --            --           5,509
                              --------       -------        -------        -------       -------        --------
          Total Expenses...     88,640        59,164         17,072         10,491        (1,789)        173,578
                              --------       -------        -------        -------       -------        --------

Other income (expenses)
  Net gain on interest rate
     swap..................         99            --             --             --            --              99
  Minority Interest........     (1,408)       (1,734)            --             --            --          (3,142)
                              --------       -------        -------        -------       -------        --------
Income before extraordinary
  loss.....................     21,720        29,638          3,088          3,658         1,789          59,893
                              --------       -------        -------        -------       -------        --------
Extraordinary Loss.........        (54)           --             --             --            --             (54)
Net Income.................  $  21,666       $29,638        $ 3,088       $  3,658       $ 1,789       $  59,839
                              ========       =======        =======        =======       =======        ========
Preferred Dividends........      9,285        (6,660)            --             --            --           2,625
Income available for Common
  Stockholders.............  $  12,381       $36,298        $ 3,088       $  3,658       $ 1,789       $  57,214
                              ========       =======        =======        =======       =======        ========

Income Before Extraordinary
  Loss per Share...........  $    0.37                                                                 $    0.59
                              ========                                                                  ========
Net Income per Share.......  $    0.37                                                                 $    0.59
                              ========                                                                  ========
Weighted Shares
  Outstanding..............     33,494                                                                    96,423
                              ========                                                                  ========

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                  (1)
                                              PREVIOUSLY      (2)         (2)
                                HISTORICAL     REFLECTED    SIXTY STATE CORPORATE    PRO FORMA       PRO FORMA
                               CORNERSTONE    ADJUSTMENTS    STREET    500 CENTRE   ADJUSTMENTS     CORNERSTONE
                               ------------   -----------   --------   ----------   -----------     -----------
Revenues
  Office and parking
     rentals.................    $111,494      $ 134,034    $ 25,514    $ 14,126     $      --       $ 285,168
  Equity in earnings of joint
     ventures................          --           (333)         --          --            --            (333)
  Interest and other
     income..................       5,414         19,048       1,005       5,638            --          31,105
                                 --------       --------     -------     -------      --------        --------
          Total revenues.....     116,908        152,749      26,519      19,764            --         315,940
                                 --------       --------     -------     -------      --------        --------
Expenses
  Building operating
     expenses................      44,188         50,859      12,045       6,029            --         113,121
  Interest expense...........      31,735         21,256       6,070       5,304        (2,385)(4)      61,980
  Depreciation and
     amortization............      24,316         19,881       5,550       3,021                        52,768
  General and
     administrative..........       6,407            500          --          --            --           6,907
                                 --------       --------     -------     -------      --------        --------
          Total expenses.....     106,646         92,496      23,665      14,354        (2,385)        234,776
                                 --------       --------     -------     -------      --------        --------
Other income (expenses)
  Net gain on interest rate
     swap....................       4,278             --          --          --            --           4,278
  Minority interest..........      (1,519)        (2,236)         --          --            --          (3,755)
                                 --------       --------     -------     -------      --------        --------
Income before extraordinary
  loss.......................      13,021         58,017       2,854       5,410         2,385          81,687
                                 --------       --------     -------     -------      --------        --------
Extraordinary Loss...........      (3,925)            --          --          --            --          (3,925)
Net Income...................    $  9,096      $  58,017    $  2,854    $  5,410     $   2,385       $  77,762
                                 ========       ========     =======     =======      ========        ========
Preferred Dividends..........       5,153         (1,653)                     --                         3,500
Income available for Common
  Stockholders...............    $  3,943      $  59,670    $  2,854    $  5,410     $   2,385       $  74,262
                                 ========       ========     =======     =======      ========        ========
Income Before Extraordinary
  Loss per Share.............    $   0.39                                                            $    0.82
                                 ========                                                             ========
Net Income per Share.........    $   0.19                                                            $    0.78
                                 ========                                                             ========
Weighted Shares
  Outstanding................      20,411                                                               95,813
                                 ========                                                             ========

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited condensed consolidated pro forma statements of operations are presented as if the offerings, sales and conversions of the various securities sold by the Company (and the application of the proceeds thereof) and the various acquisitions of the Company had occurred as of January 1, 1996. The unaudited condensed consolidated pro forma balance sheet is presented as if the transactions described above which occurred after September 30, 1997 had occurred at September 30, 1997. The pro forma condensed consolidated financial statements are not necessarily indicative of results of operations or the consolidated financial position that would have resulted had the aforementioned transactions been consummated at the dates indicated.

(1) Represents the adjustments for Cornerstone's offering of Common Stock in April 1997, the sale of the Company's 8% Cumulative Convertible Preferred Stock and 8% Cumulative Convertible Preferred Stock, Series A, the Company's repayment of a $32.5 million term loan from Deutsche Bank AG and the acquisition of the DIHC Properties previously reflected in the 8-K dated December 19, 1997.

(2) Represents the acquisition and income of Sixty State Street and Corporate 500 Centre, including straight line rent, depreciation and mortgage interest expense.

(3) Represents the Offering proceeds (12,500,000 shares at $18.25 per share) less Offering costs estimated at $12.7 million including Underwriters' discount.

(4) Represents the interest savings resulting from the partial line of credit repayment.

                      (This Page Intentionally Left Blank)

PROSPECTUS

                                  $700,000,000

                          CORNERSTONE PROPERTIES INC.
                                  Common Stock

                            ------------------------

     Cornerstone Properties Inc. ("Cornerstone" or the "Company") may offer from time to time shares of its Common Stock, with no par value ("Common Stock"), with an aggregate public offering price of up to $700,000,000 in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The number of the shares and specific terms of the Common Stock in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement, including the initial public offering price and the net proceeds to the Company.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Common Stock may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or through dealers or underwriters. If any agents of the Company or any dealers or underwriters are involved in the offering of Common Stock in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable purchase price, fee, commission or discount will be set forth, or will be calculable from the information set forth, in the accompanying Prospectus Supplement, together with the net proceeds to the Company. See "Plan of Distribution". This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement describing the method and terms of the offering of such Common Stock.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is March 12, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE OF OR OFFER TO SELL THE OFFERED SECURITIES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company under the Exchange Act with the Commission and are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Report on Form 10-K/A, dated March 10, 1997, filed with the Commission pursuant to the Exchange Act.

     2. The Company's Report on Form 10-K/A, dated February 21, 1997, amending the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act.

     3. The Company's Current Report on Form 8-K, dated January 29, 1997, filed with the Commission pursuant to the Exchange Act.

     4. The Company's Current Reports on Form 8-K/A, dated January 22, 1997, February 24, 1997, February 24, 1997 and March 10, 1997, filed with the Commission pursuant to the Exchange Act.

     5. The description of the Company's Common Stock contained in Item 10 of Form 10 filed with the Commission on April 30, 1982, pursuant to Section 12(g) of the Exchange Act, including all amendments and reports updating such description.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing hereof and prior to the date on which the Company ceases offering and selling Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests for documents should be directed to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, New York 10022, Attention: Secretary (telephone number: (212) 605-7100).

                                  THE COMPANY

     The Company is a self-advised equity real estate investment trust ("REIT"). Since its formation in 1981, the Company has developed three office properties in geographically diverse cities of the United States -- Denver, Colorado, Minneapolis, Minnesota and Seattle, Washington. The Company has also acquired five office buildings in Boston, Massachusetts, New York, New York, Oakbrook Terrace, Illinois and Pittsburgh, Pennsylvania. Seven of the eight properties were built in the mid- to late-1980s and the eighth was fully renovated in the late 1980s.

     The Company's business objective is to increase its funds from operations by generating sustainable current cash flow and providing capital appreciation through investments in the office real estate markets of the United States. The general strategy of the Company is to invest in larger, high-quality office buildings in major metropolitan markets in the United States. The Company intends to focus on office properties in central business district locations, as well as in highly developed suburban markets. Highly qualified, local property managers are hired to manage the Company's properties on a day-to-day basis. This allows Cornerstone personnel to remain focused on financing, budgeting, leasing and other major decisions regarding the properties.

     The Company does not intend to undertake any major new business assignments other than the management of the Company's own portfolio in order to avoid potential conflicting priorities or the need to serve multiple clients. The Company continues to have advisory responsibilities to three clients which were undertaken earlier, but these responsibilities will be terminated by July 1, 1997 and, in any case, are estimated to occupy a minimal amount of management time.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York 10022, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net cash proceeds from the sale of Offered Securities for general corporate purposes, including working capital, repayment of indebtedness, investment in new properties or maintenance or improvement of currently owned properties. The Prospectus Supplement relating to a particular sale of Offered Securities will set forth the Company's intended use for the net proceeds received from the sale of such Offered Securities. Pending application of the net proceeds of any sale of Offered Securities to such uses, the Company may invest such net proceeds in short-term liquid investments which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, investment grade commercial paper and mutual funds investing in similar instruments.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, with no par value ("Preferred Stock"). Stockholders have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional shares of stock of any class or of securities convertible into stock of any class. The following brief description of the capital stock of the Company does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as amended, and to the respective certificates of designations for each series of Preferred Stock, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The Company had 20,853,661 shares of Common Stock outstanding at January 31, 1997. Subject to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters presented to stockholders for a vote. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock have no conversion, sinking fund or redemption rights. All of the Offered Securities will be, when issued, fully paid and nonassessable.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any Preferred Stock at the time outstanding and to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status. In the event of the liquidation of the Company, each outstanding share of Common Stock is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

PREFERRED STOCK

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of Preferred Stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series are fixed or designated by the Board of Directors pursuant to a certificate of designations (each, a "Certificate of Designations"). Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock.

     Holders of Preferred Stock have no voting rights in general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. Under Nevada law, if any proposed amendment to the Articles of Incorporation would alter or change any preference or any relative or other right given to the holders of Preferred Stock, then the amendment must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     As of January 31, 1997, the Preferred Stock established by the Company consisted of (i) 3,030,303 shares of 7% Cumulative Convertible Preferred Stock, with no par value (the "7% Preferred Stock"), all of which were issued and outstanding and held by Deutsche Bank; (ii) 458,621 shares of 8% Cumulative Convertible Preferred Stock, Series A, with no par value (the "8% Preferred Stock, Series A"), all of which were issued and outstanding and held indirectly by Rodamco, N.V. ("Rodamco"); and (iii) 1,035,483 shares of its 8% Cumulative Convertible Preferred Stock, with no par value (the "8% Preferred Stock"), 689,655 of which were issued and outstanding and held by the New York State Teachers' Retirement System. Set forth below is a brief description of the terms of each series of Preferred Stock.

  7% Preferred Stock

     Priority. The 7% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 7% Preferred Stock as to dividends and distributions and upon the liquidation, winding-up and dissolution of the Company and (ii) on a parity with the 8% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 7% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 7% Preferred Stock are entitled to receive cumulative cash dividends payable annually at the rate of 7% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 7% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8% Preferred Stock, Series A, or the Common Stock, an amount equal to $16.50 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 7% Preferred Stock to the date of final distribution.

     Conversion. Each share of the 7% Preferred Stock is convertible, at the option of the holder thereof, at any time after August 4, 2000, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 7% Preferred Stock at the time of conversion. The conversion price currently in effect is $16.50 per share of Common Stock, subject to adjustment.

     Redemption.  The 7% Preferred Stock is not redeemable.

     Voting. The Certificate of Designations for the 7% Preferred Stock provides that if dividends payable on the 7% Preferred Stock shall be in arrears for six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of the 7% Preferred Stock shall have the right to elect two of the authorized number of members of the Board of Directors at the Company's next annual meeting of stockholders until such arrearages have been paid or set apart for payment. In addition, the Certificate of Designations for the 7% Preferred Stock provides that the issuance of any shares of Preferred Stock ranking prior to the 7% Preferred Stock shall require the consent of the holders of the 7% Preferred Stock. The Company has agreed that so long as Deutsche Bank holds at least 1,000,000 shares of the 7% Preferred Stock, the Company will not issue any shares of Preferred Stock ranking on a parity with the 7% Preferred Stock without the prior written consent of Deutsche Bank. Deutsche Bank consented to the issuance of the 8% Preferred Stock.

     Registration Rights. If at any time after one year following a registered initial public offering in the United States by the Company, Deutsche Bank notifies the Company in writing that it intends to offer or to cause to be offered for sale its shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion of the 7% Preferred Stock and requests the Company to cause such securities to be registered under the Securities Act, the Company will use its best efforts to cause such securities to be so registered if counsel for the Company shall deem such registration necessary or advisable. Deutsche Bank is required to hold and to intend to offer for public sale not less than a total of 1,500,000 shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion thereof at the time of any such request. The Company is not obligated to make more than one registration pursuant to these provisions.

  8% Preferred Stock

     Priority. The 8% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company and (ii) on parity with the 7% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 8% Preferred Stock are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 8% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8% Preferred Stock, Series A, or the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock then outstanding into shares of Common Stock upon the consummation of a public offering meeting the following conditions (an "8% Preferred Stock Qualified Public Offering"). An "8% Preferred Stock Qualified Public Offering" means an underwritten public offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering and pay-down of any then remaining debt under the Term Loan Agreement, dated as of August 8, 1995, between the Company and Deutsche Bank AG (London)) together with the net proceeds of any prior public offerings of Common Stock listed on the New York Stock Exchange equal or exceed US$200 million, (ii) the expected distributions on shares of Common Stock of the Company for the 12 months following the 8% Preferred Stock Qualified Public Offering (as certified by the treasurer or chief financial officer of the Company) divided by the public offering price is equal to or less than 7.75% and (iii) (A) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (B) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share and (C) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that an 8% Preferred Stock Qualified Public Offering shall be deemed to occur on the first business day following any day the condition set forth in clause (i) above and each of the following conditions is satisfied: (x) the day is prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum initial public offering price for a public offering to be considered an 8% Preferred Stock Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock for the 12 months following such day (as certified by the treasurer or chief financial officer of the Company) divided by the Composite Average is equal to or less than 7.75%.

     Redemption. The Company may redeem the 8% Preferred Stock at any time on or after November 22, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock to have received an internal rate of return of 12% per annum.

     Change in Control Put. Each holder of 8% Preferred Stock has the right to require the redemption of its 8% Preferred Stock by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a "Change in Control". A "Change in Control" means (i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transaction shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions or
(iii) a change in the composition of the Board of Directors of the Company such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board of Directors by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Company.

     Restriction on Debt. The Company may not incur debt exceeding 60% of the appraised value of the assets of the Company other than debt in an amount which does not exceed the principal amount of outstanding debt of the Company extended, refinanced, renewed or replaced with the proceeds thereof, plus any costs associated with the extension, refinancing, renewal or replacement.

     Voting. The Certificate of Designations for the 8% Preferred Stock provides that the holders of shares of 8% Preferred Stock are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock also provides that if (i) on or prior to December 31, 1999, the Company has not completed an 8% Preferred Stock Qualified Public Offering, (ii) dividends on the 8% Preferred Stock are in arrears for two consecutive calendar quarters or more or (iii) the Company has violated the restriction on debt described above, the holders of the outstanding shares of 8% Preferred Stock shall have the right to elect one additional member of the Board of Directors. The Certificate of Designations for the 8% Preferred Stock further provides that prior to the completion of an 8% Preferred Stock Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock outstanding at the time shall be necessary to effect certain material changes to the Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. The consent of the holders of 8% Preferred Stock is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Registration Rights. The holders of at least 25% of the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock (the "8% Conversion Stock") may require the Company to use its best efforts to register the 8% Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering an 8% Preferred Stock Qualified Public Offering became effective or (ii) December 31, 1999 if an 8% Preferred Stock Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock have been granted certain incidental rights to register 8% Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

  8% Preferred Stock, Series A

     Priority. The 8% Preferred Stock, Series A, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company; (ii) on a parity with any other class of capital stock or series of Preferred Stock issued by the Company the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock, Series A, with respect to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company; and (iii) junior to the 7% Preferred Stock and the 8% Preferred Stock.

     Dividends. Holders of 8% Preferred Stock, Series A, are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 8% Preferred Stock, Series A, are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock, Series A, to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock, Series A, is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock, Series A, at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock, Series A, then outstanding into shares of Common Stock upon the consummation of a "Series A Qualified Public Offering". A "Series A Qualified Public Offering" means: a "Public Offering" (as defined below) prior to January 1, 2000 in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering) together with the net proceeds of any prior Public Offerings of Common Stock listed on the New York Stock Exchange equal or exceed the Minimum Amount (as defined below) and
(ii) (a) if the Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (b) if the Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share or (c) if the Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day which follows any period of 20 trading days after a Public Offering and prior to January 1, 2000 in which the Composite Average equals or exceeds the applicable minimum initial price for a Public Offering to be considered a Series A Qualified Public Offering at such time. "Public Offering" means an underwritten public offering of Common Stock pursuant to an effective registration statement under the 1933 Act and listed on the New York Stock Exchange. "Minimum Amount" means, at any time, the sum of (i) $75 million plus (ii) the product of .5618 multiplied by the stated value of all shares of 8% Preferred Stock issued by the Company prior to such time and after November 1, 1996. As of December 1, 1996, the Minimum Amount was $131,180,000.

     Redemption. The Company may redeem the 8% Preferred Stock, Series A, at any time on or after December 31, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon through the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock, Series A, to have received an internal rate of return equal to 12% per annum.

     Put if No Public Offering. Each holder of the 8% Preferred Stock, Series A, has the right to require redemption of its 8% Preferred Stock, Series A, in cash at a price equal to $145.00 per share plus a sum equal to all dividends accrued and unpaid thereon (if any) if the Company has not completed, prior to January 1, 2001, a Public Offering in which the aggregate net proceeds to the Company (after payment of fees and expenses of the offering) equal or exceed $75,000,000.

     Change in Control Put. Each holder of shares of 8% Preferred Stock, Series A, has the right to require the redemption of its 8% Preferred Stock, Series A, by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a Change in Control (as defined above).

     Voting. The Certificate of Designations for the 8% Preferred Stock, Series A, provides that the holders of shares of 8% Preferred Stock, Series A, are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, also provides that if dividends on the 8% Preferred Stock, Series A, are in arrears for two consecutive calendar quarters or more, the holders of the outstanding shares of 8% Preferred Stock, Series A, shall have the right to elect one additional member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, further provides that prior to the completion of a Series A Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock, Series A, outstanding at the time shall be necessary to effect certain material changes to the Restated Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. Such consent is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Designation of Director. The Company has agreed that, as long as Rodamco maintains an investment in the Company of at least $50 million, management of the Company will continue to nominate a representative of Rodamco for election to the Board of Directors and the Investment Committee of the Board of Directors.

     Registration Rights. The holders of all the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock, Series A ("Series A Conversion Stock"), may require the Company to use its best efforts to register the Series A Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering a Public Offering shall have become effective and (ii) December 31, 2000 if a Series A Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock, Series A, have been granted certain incidental rights to register the Series A Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

  Conversion Price Adjustments

     Subject to certain exceptions, the conversion prices per share applicable to the 7% Preferred Stock, the 8% Preferred Stock and the 8% Preferred Stock, Series A, are subject to adjustment upon the occurrence of certain events, including (i) dividends (and other distributions) payable in Common Stock on the Company's outstanding shares of Common Stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the profits or surplus of the Company).

     In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each outstanding share of 7% Preferred Stock, 8% Preferred Stock and 8% Preferred Stock, Series A, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of the applicable series of Preferred Stock is convertible immediately prior to such transaction.

                        CERTAIN PROVISIONS OF NEVADA LAW
                 AND OF THE COMPANY'S ARTICLES OF INCORPORATION

     The terms of Chapter 78 of the Nevada Revised Statutes, entitled the Nevada General Corporation Law (the "NGCL"), apply to the Company. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles of Incorporation and Bylaws of the Company do not exclude the Company from such provisions of the NGCL. Such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company.

CONTROL SHARE ACQUISITIONS

     Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person", who acquires a "controlling interest" in an "issuing corporation", may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting powers, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

CERTAIN BUSINESS COMBINATIONS

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

DIRECTORS' DUTIES

     Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors must consider the interests set forth above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or lead to bankruptcy proceedings.

PUT PROVISIONS

     The terms of the 8% Preferred Stock and the 8% Preferred Stock, Series A, allow the holders to require the Company to redeem their shares in certain circumstances, including upon the occurrence of events constituting a "Change in Control". See "Description of Capital Stock of the Company -- Preferred Stock".

OWNERSHIP RESTRICTIONS

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. To help ensure that the Company continues to qualify as a REIT,
Article 8 of the Company's Articles of Incorporation provides that shares of the Company's stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of capital stock of the Company (the "6% Limit"). Shares of stock acquired in excess of the 6% Limit shall be deemed to be transferred to the Company as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period.
Article 8 further provides that a person who knowingly violates the 6% Limit must indemnify the Company and its stockholders for losses if such violation causes the Company either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations associated with an investment in the Common Stock offered hereby. Shearman & Sterling, counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his or her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion and the opinions of Shearman & Sterling are based on current law.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF THE COMPANY.

FEDERAL INCOME TAXATION OF THE COMPANY

     The Company believes that, commencing with its taxable year ended December 31, 1983, it was organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will remain qualified as a REIT. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its status as a REIT. Based on various assumptions and factual representations made by the Company, in the opinion of Shearman & Sterling, counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification as a REIT, the Company has operated so as to qualify as a REIT since its taxable year ended December 31, 1992 (which such counsel believes is the Company's earliest taxable year which is within the normal period for federal tax audit), and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for each of its subsequent taxable years. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operations, as discussed below, and no assurance can be given that actual operations will meet these requirements. The opinion of Shearman & Sterling is not binding on the IRS. The opinion of Shearman & Sterling also is based upon existing law, the regulations issued by the United States Treasury Department (the "Treasury Regulations"), currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     The Company, however, will be subject to federal income tax, as follows: first, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire or be treated as acquiring any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

  Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(v) the beneficial ownership of which is held by 100 or more persons (the "100 Stockholder Requirement"), and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement or the 100 Stockholder Requirement, the Articles of Incorporation of the Company provides that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of the Company with certain exceptions. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). In rendering its opinion that the Company has operated in a manner so as to qualify, and its proposed method of operation will continue to enable it to qualify, as a REIT, Shearman & Sterling is relying on the representation of the Company that the ownership of its stock has satisfied and will satisfy the Five or Fewer Requirement and the 100 Stockholder Requirement, without regard to whether, as a matter of law, the provisions contained in the Articles of Incorporation will preclude the Company from failing the Five or Fewer Requirement or the 100 Stockholder Requirement.

     Pursuant to applicable Treasury Regulations, a REIT must maintain certain records and request on an annual basis certain information designed to disclose the actual owners of its outstanding shares. The Company believes it has satisfied and intends to continue to satisfy such requirements.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

     The Company owns and operates a number of properties through wholly owned subsidiaries. Under the Code, a corporation which is a "qualified REIT subsidiary" is not treated as a separate corporation; rather, all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

  Income Tests

     To maintain qualification as a REIT, the Company must satisfy three gross income requirements annually. First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from "prohibited transactions" and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property," solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or constructive owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property." Fourth, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company has not and does not anticipate that it will in the future (i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or (iii) derive rent attributable to a Related Party Tenant. The Company believes it has met and will continue to meet the three gross income requirements outlined above.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test; and in such case, the Company will cease to qualify as a REIT.

  Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT Subsidiary or another
REIT).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends in the future to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

  Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income," as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     It is expected that the Company's REIT taxable income will continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to seek funds through borrowings or the issuance of equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income; and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

TAXATION OF U.S. STOCKHOLDERS

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

  Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of the Company will be allocated first to the Company's Preferred Stock (to the extent of distributions made in respect thereof), and then to the Common Stock. Distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of a U.S. Stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of that year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "-- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

  Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  Passive Activity Loss and Investment Interest Limitations

     Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation on the deduction of investment interest. Under recently enacted legislation, net capital gain from the disposition of Common Stock and capital gain dividends generally will be excluded from investment income.

  Certain Dispositions of Shares

     In general, a U.S. Stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss realized upon a sale or exchange of Common Stock by a U.S. Stockholder who has held such Common Stock for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

  Treatment of Tax-Exempt Stockholders

     A tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment generally will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, a portion of the dividends paid to certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding capital stock will be taxed as unrelated business taxable income if the Company is a "pension held REIT." The Company does not expect to be a pension held REIT.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S.

Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States federal corporate income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing a Non-U.S. Stockholder's basis in its Common Stock (but not below zero), and the distribution in excess of a Non-U.S. Stockholder's tax basis in its Common Stock will be treated as gain realized from the sale of its Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gains rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the branch profits tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable.

     All dividends payable in respect of the 8% Preferred Stock, Series A, will, to the extent permitted under the Code, be paid first out of earnings and profits other than earnings and profits attributable to gain from the sale or exchange of United States real property interests. Consequently, a proportionately greater amount of distributions in respect of the Common Stock, the 7% Preferred Stock and the 8% Preferred Stock may be out of earnings and profits attributable to gain from the sale or exchange of United States real property interests.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of all other distributions out of current or accumulated earnings and profits, unless reduced by an applicable tax treaty. In addition, as a result of recently enacted legislation, the Company generally will withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A Non-U.S. Stockholder generally will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. Stockholder.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company.

     If the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will be subject to United States federal income taxation. The Common Stock will constitute a United States real property interest unless the

Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. Currently, the Company does not qualify as a domestically controlled REIT, and will not qualify as a domestically controlled REIT for at least five years following completion of this Offering. It is currently anticipated that, following the expiration of such five-year period, the Company will be a domestically controlled REIT and therefore that the sale of Common Stock thereafter will not be subject to taxation under FIRPTA. However, in part because the Common Stock is publicly traded in the United States, Luxembourg and Germany, no assurance can be given that the Company will qualify as a domestically controlled REIT even following such five-year period. So long as the Company is not a domestically controlled REIT, gain on the sale of Common Stock will be subject to taxation under FIRPTA, and a Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Even at such time as the Company may become a domestically controlled REIT, capital gains will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

STATE AND LOCAL TAX

     The Company and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell Common Stock to one or more underwriters or dealers for public offering and sale by them, or may sell Common Stock to investors directly or through agents. The Prospectus Supplement with respect to the Common Stock offered thereby describes the terms of the offering of such Common Stock and the method of distribution of the Common Stock offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Common Stock may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Common Stock, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Common Stock for whom they may act as agent. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of Common Stock may engage in other transactions with, or perform other services for, the Company in the ordinary course of business.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on the resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, Common Stock will be sold in such jurisdictions only through registered or licensed brokers and dealers. In addition, in certain states Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Shearman & Sterling, New York, New York and Lionel, Sawyer & Collins, Las Vegas, Nevada.

             [MAP OF UNITED STATES DESCRIBING PROPERTY LOCATIONS]




Current City Locations

Core Properties prior to 1995

1995 Acquisitions

1996 Acquisitions

1997 Acquisitions

1998 Acquisitions

=======================================================

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.
                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              -----
               PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............    S-3
Risk Factors................................   S-14
The Company.................................   S-20
Recent Developments.........................   S-20
Business Objectives.........................   S-22
Use of Proceeds.............................   S-25
Price Range of Common Stock and
  Distributions.............................   S-25
Capitalization..............................   S-26
Selected Condensed Consolidated Financial
  and Operating Data........................   S-27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   S-30
Properties..................................   S-32
Management..................................   S-56
Certain Federal Income Tax Considerations...   S-57
Underwriting................................   S-60
Legal Matters...............................   S-61
Index to Pro Forma Condensed Consolidated
  Financial Statements and Notes............    F-1
                    PROSPECTUS
Available Information.......................      2
Incorporation of Certain Information by
  Reference.................................      3
The Company.................................      4
Use of Proceeds.............................      4
Description of Capital Stock of the
  Company...................................      4
Certain Provisions of Nevada Law and of the
  Company's Articles of Incorporation.......     11
Federal Income Tax Considerations...........     12
Plan of Distribution........................     22
Experts.....................................     22
Legal Matters...............................     22

=======================================================
=======================================================
                               12,500,000 SHARES

                                  CORNERSTONE
                                PROPERTIES INC.
                                  COMMON STOCK
                       ----------------------------------
                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                              MERRILL LYNCH & CO.

                                 BT ALEX. BROWN
                            LAZARD FRERES & CO. LLC
                                LEHMAN BROTHERS
                           MORGAN STANLEY DEAN WITTER
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                              SALOMON SMITH BARNEY
                                FEBRUARY 2, 1998
=======================================================